EXHIBIT 99.2

STOCK AND ASSET PURCHASE AGREEMENT

between

CROWN HOLDINGS, INC.

and

FINANCIÈRE DAUNOU 1 S.A.

Dated as of August 18, 2005

The Purchase Agreement contains certain representations and warranties that were made as of August 18, 2005, only for purposes of the Purchase Agreement. These representations and warranties were solely for the benefit of the Company and Buyer, and may be subject to limitations agreed by the Company and Buyer, including being qualified by disclosures made by the Company and Buyer. These representations and warranties may have been made for the purposes of allocating contractual risk between the Company and Buyer instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the Company and Buyer that differ from those applicable to investors. Accordingly, the representations and warranties contained in the Purchase Agreement should not be relied upon by investors as statements of factual information.

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

Exhibits

A	Form of Assumption Agreement
B	Form of Bills of Sale
C-1	Technology of License Agreement C-1
C-2	Technology of License Agreement C-2
D	Transition Services Agreement
E	Reserved
F	Terms of Garwolin Beauty Products Supply Agreement
G	Reserved
H	Terms of Libertyville Plastic Ring Supply Agreement
I	Terms of Sandston Plastic Ring Supply Agreement
J	Terms of Izmit Lease Agreement
K	Terms of Bangpoo Shared Facility Agreement
L	Terms of Zeller Mexico Beauty Products Supply Agreement
M	Form of Seller Participation Note and Agreement
N	Schedule of Net Proceeds
O	Buying Subsidiaries

        STOCK AND ASSET PURCHASE AGREEMENT, dated as of August 18, 2005, between CROWN HOLDINGS, INC., a Pennsylvania corporation (“Seller”), and FINANCIÈRE DAUNOU 1 S.A., a Luxembourg société anonyme (“Buyer”).

W I T N E S S E T H:

        WHEREAS, Seller owns and operates, through indirect subsidiaries, the Business (as defined herein); and

        WHEREAS, Seller and the Selling Subsidiaries (as defined herein) desire to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller and the Selling Subsidiaries, the Shares (as defined herein) and certain assets of the Business, defined herein as the Transferred Assets, and Buyer desires to assume certain liabilities of the Business, defined herein as the Assumed Liabilities, as more specifically provided herein;

        NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.1.   Specific Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

        “Accounting Principles” shall mean the accounting principles to be used by Seller and Buyer in calculating the Net Debt and Net Working Capital, consisting of US GAAP as supplemented or modified by the methodology set forth on Exhibit 1.

        “Accounts Payable” shall mean the trade accounts payable (including interest thereon) of the Business incurred in the ordinary course of business as of the Closing Date, excluding any intercompany accounts payable and intercompany loan balances payable other than any intercompany accounts payable arising from the intercompany purchase of goods, including parts and components, and direct expenses incurred by the Business and paid by Seller or any Affiliate of Seller on behalf of the Business, and in each case that are owing to Seller or any Affiliate of Seller, calculated on the same basis as reflected in the 2004 Balance Sheet.

        “Accounts Receivable” shall mean the trade accounts receivable (including interest thereon) of the Business accrued in the ordinary course of business as of the Closing Date, excluding any intercompany accounts receivable and intercompany loan balances receivable other than any intercompany accounts receivable arising from the intercompany sale of goods, including parts and components, that are owing from Seller or any Affiliate of Seller, calculated on the same basis as reflected in the 2004 Balance Sheet.

        “Adjustment Date” shall mean (a) the Closing Date if the Closing Date occurs on the last Business Day of a calendar month or, (b) if the Closing Date occurs on any other day, “Adjustment Date” shall be the last Business Day of the calendar month prior to the month that includes the Closing Date.

        “Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

        “Agreement” shall mean this Agreement and all exhibits and schedules hereto.

        “Ancillary Agreements” shall mean the Assumption Agreement, the Bills of Sale, the Conveyancing Documents, the Technology License Agreements, the Transition Services Agreement, the Supply and Shared Facility Agreements, the Seller Participation Note and Agreement and the Foreign Transfer Agreements.

        “Antitrust Division” shall mean the Antitrust Division of the United States Department of Justice.

        “Appropriate Remediation Standard” shall mean, to the extent acceptable to the Governmental Authority with jurisdiction of the remediation, the least stringent publicly available remediation standards allowed under applicable Environmental Laws or imposed by any applicable Governmental Authority with jurisdiction over the remediation consistent with the use of the property as of the Closing Date and protective of human health and safety or the environment; provided that if no such standard exists, the standard shall be the Dutch Intervention Standard which is consistent with the use of the property as of the Closing Date and protective of human health and safety or the environment, so long as any applicable Governmental Authority does not object to its use; and provided further, that the Appropriate Remediation Standard at a property not owned by the Business shall include those standards, if any, that were required by the terms and conditions of the applicable lease, as such terms and conditions were in effect as of the Closing.

        “Argentina Operations” shall mean the plastic closure operation of CROWN Plastic Closures Argentina S.A.

        “Assets” shall mean the Transferred Assets and the assets of the Transferred Companies.

        “Asset Sale Subsidiaries” shall mean (i) Crown Embalajes Espana S.L., (ii) CROWN Bevcan and Closures (Thailand) Company Limited, (iii) CROWN Cork & Seal USA, Inc. and (iv) CROWN Packaging Technologies, Inc., which are indirect subsidiaries of Seller and are selling Transferred Assets to Buyer hereunder.

        “Assumption Agreement” shall mean the Assumption Agreement between Buyer, on the one hand, and Seller and the Selling Subsidiaries, on the other hand, in substantially the form of Exhibit A.

        “Bills of Sale” shall mean the instruments, substantially in the form attached as Exhibit B, by which Seller and certain of the Selling Subsidiaries shall convey their title, at the Closing, to Buyer of such Transferred Assets not otherwise transferred by the Conveyancing Documents.

        “Books and Records” shall mean all books, ledgers, files, reports, plans and other documents and operating records of Seller and the Asset Sale Subsidiaries primarily related to or maintained primarily by the Business, whether or not in electronic form, other than books and records which under applicable Law are required to be retained by the company.

        “Brazilian Operations” shall mean the plastic closure operations of Crown Tampas Plasticas SA.

        “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York, New York, Paris, France or London, UK, are authorized or obligated by Law or executive order to not open or remain closed.

        “Business” shall mean the business of the Global Plastic Closures Group of Seller and its subsidiaries (collectively referred to as “Seller” in this definition) consisting of manufacturing closures by any process utilizing any plastic material, including any dispensing system related thereto (with or without valves, dosing devices, droppers, containers, jars, handles, spoons and other measuring devices, roll-ons or other applications) (subject to the Retained Businesses). The Business includes the Shares, the specialty plastic closure business and the beverage plastic closure business of Seller, the PET preform business and metal crowns business of Seller at Voghera, Italy, the PET bottle business of Seller at Salt Lake City, Utah, the aluminum roll on pilfer proof closures, non-refillable pilfer proof closures and PET bottle business of Seller primarily for the wine and spirit market at Bridge of Allan, UK, the plastic ring business of Seller at Sandston, Virginia, Libertyville, Illinois, and Salt Lake City, Utah, the aluminum beverage closure business of Seller at Frankenthal, Germany and the plastic bottles and mascara business at Crown Plastic Polska - Garwolin and at Crown Plastic Russia; but excluding all business conducted by the Retained Businesses. The Business shall also include the supply and shared facility arrangements with Seller and its Affiliates pursuant to the Supply and Shared Facility Agreements. The Business is currently conducted by Seller through (i) the Asset Sale Subsidiaries at the Transferred Facilities and the Shared Facilities and (ii) the Transferred Companies at their facilities, including the Transferred Companies Real Property. “Business,” when used in reference to the activities of the Global Plastic Closures Group, (x) shall mean the activities described above (i.e., excluding the Shares but including the activities of the Transferred Companies) and (y) shall exclude Torres & Towers L.L.C., regarding which Seller makes no representations or warranties.

        “Buyer Controlled Affiliate” shall mean any Person controlled, directly or indirectly, by Buyer.

        “Buying Subsidiaries” shall mean any Affiliates of Buyer listed on Exhibit O to purchase Shares and/or Transferred Assets and/or assume Assumed Liabilities; provided that Buyer may, by notice in writing to Seller not later than 45 days after the date hereof (or, if earlier, five Business Days prior to the Closing Date), nominate or substitute additional Affiliates, provided further that such nomination or substitution of any such Buying Subsidiary to purchase Shares and/or Transferred Assets and/or Assumed Liabilities shall not create any material incremental liability or cost for Seller, whether related to Taxes, under Contracts or otherwise.

        “Canadian Employees” shall mean those individuals with whom Crown Zeller Plastic Closures Canada, Inc. maintains on the Closing Date an employer-employee relationship (including any individual on disability, vacation or other approved absence).

        “Chinese Employees” shall mean those individuals with whom CROWN Plastic Closures Shanghai Limited, or CROWN Plastic Closures Jiangmen Limited maintains on the Closing Date an employer-employee relationship (including any individual on disability, vacation or other approved absence).

        “Closing Accounts” means the balance sheet of the Business prepared as of the Closing Date on an aggregate basis in accordance with the Accounting Principles, which shall include the Assumed Liabilities as if such liabilities were liabilities of the Business.

        “Closing Date Interest Rate” shall mean the thirty-day Dealer Commercial Paper Rate, plus 1%, as reported in The Wall Street Journal (New York edition) as of the interest calculation date which shall be reset and compounded monthly.

        “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

        “Contract” means with respect to any Person, any agreement, indenture, debt instrument, contract, guarantee, loan, note, mortgage, license, lease, purchase order, delivery order, commitment or other arrangement, understanding or undertaking, whether written or oral, including all amendments, modifications and options thereunder or relating thereto, to which such Person is a party, by which it is bound, or to which any of its assets or properties is subject.

        “Conveyancing Documents” shall mean the documents (including quitclaim deeds and assignment and assumption of lease agreements) required to transfer Seller’s title or a Selling Subsidiary’s title, as the case may be, in the Transferred Real Property.

        “Credit Agreement” shall mean the Credit Agreement, dated as of September 1, 2004, by and among Seller, Crown Cork & Seal Company, Inc. and Crown International Holdings, Inc., as Parent Guarantors, Crown European Holdings SA, as Euro Borrower, CROWN Americas, Inc. as U.S. Borrower, the Subsidiary Borrowers named therein, the Lenders referred to therein, Citicorp North America, Inc. as Administrative Agent and Citibank International plc, as U.K. Administrative Agent.

        “Debt Commitment Letter” shall mean the letter, dated August 4, 2005, from Banc of America Securities Limited, Citigroup Global Markets Limited, Credit Suisse and certain of their Affiliates to provide Buyer with an amount which, when added to the equity commitment, is sufficient to finance the acquisition of the Business and any financing agreements entered into in connection therewith.

        “Dutch Intervention Standards” shall mean the Dutch Intervention Standards published by the Netherlands Government and which are in effect at the time an applicable Claims Notice for indemnification with respect to an environmental condition affecting soil and groundwater is delivered by Buyer pursuant to Section 8.2(a)(i) or (vi).

        “Electric Supply Agreements” shall mean the Contrat de Fournitur d’Energie électrique between Crown Cork & Seal and Electricité de France dated November 1, 2004 and the Agreement between Crown Packaging UK plc and London Energy plc dated March 11, 2005.

        “Employees” shall mean U.S. Employees and Foreign Employees.

        “Encumbrances” shall mean any liens, charges, encumbrances, security interests, pledges, mortgages, restrictions, easements, retention of title, options, rights of preemption or first refusal, other third party rights, or adverse claims of any kind.

        “Environmental Law” shall mean any Law relating to the protection of the environment, natural resources, pollution, or the treatment, storage, disposal, arrangement for disposal or transportation, handling or Release or threat of Release of or exposure to any Hazardous Substances (and including worker health or safety Laws as they relate to occupational exposure to Hazardous Materials).

        “Environmental Liabilities” shall mean, with respect to the Business (as currently or formerly conducted) or the Transferred Companies or any of their subsidiaries or predecessors or in connection with the Transferred Assets or the Business (as currently or formerly conducted), any and all liabilities and obligations, whether unknown or known, disclosed or undisclosed, realized or contingent arising from or relating to (a) any environmental condition including, without limitation, the Release or threatened Release of Hazardous Substances at, to or from any real property, including the Real Property; (b) the off-site transportation, recycling, storage, treatment, use, disposal, Release or threat of Release of Hazardous Substances, and (c) violations of any applicable Environmental Law.

        “ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is treated with Seller as a single employer within the meaning of Section 414 of the Code.

        “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

        “Exacerbation” shall mean the knowing worsening of a condition by affirmative action or the willful failure to act.

        “Filipino Employees” shall mean those individuals with whom CROWN Plastics Philippines, Inc. maintains on the Closing Date an employer-employee relationship (including any individual on disability, vacation or other approved absence).

        “Financing Banks” shall mean the finance providers that are extending financing to Buyer to finance the acquisition of the Business.

        “Fixtures and Equipment” shall mean all furniture, fixtures, furnishings, machinery, tooling, molds, vehicles, equipment (including telephone lines and telecommunication equipment) and other tangible personal property primarily used or held for use in the operation of the Business at the Transferred Facilities or the Shared Facilities; provided, however, that the term “Fixtures and Equipment” shall not include any Inventory, Supplies or property which is Real Property, or property which reverts to any landlord under any lease.

        “Foreign Employees” shall mean Canadian Employees, Chinese Employees, Filipino Employees, French Employees, German Employees, Italian Employees, Malaysian Employees (subject to Section 2.11), Mexican Employees, Polish Employees, Romanian Employees, Russian Employees, Singaporean Employees, Spanish Employees, Swiss Employees, Thai Employees, Turkish Employees, and U.K. Employees.

        “Foreign Transfer Agreements” shall mean the various agreements to be prepared and executed by Seller or a Selling Subsidiary, on the one hand, and Buyer or an Affiliate of Buyer, on the other hand, after the date of this Agreement for the purpose of implementing the transfer and conveyance to Buyer on the Closing Date, or as soon thereafter as may be effected, of the Shares of the foreign Transferred Companies and the foreign Transferred Assets and the assumption by Buyer of the foreign Assumed Liabilities.

        “Former Canadian Employees” shall mean those individuals with whom Crown Zeller Plastic Closures Canada, Inc. maintained prior to the Closing Date an employer-employee relationship and who are currently receiving or entitled to future employer-provided employee benefits.

        “Former Chinese Employees” shall mean those individuals with whom CROWN Plastic Closures Shanghai Limited or CROWN Plastic Closures Jiangmen Limited maintained prior to the Closing Date an employer-employee relationship and who are currently receiving or entitled to future employer-provided employee benefits.

        “Former Employees” shall mean Former U.S. Employees, Former Canadian Employees, Former Chinese Employees, Former Filipino Employees, Former French Employees, Former German Employees, Former Italian Employees, Former Malaysian Employees (subject to Section 2.11), Former Mexican Employees, Former Polish Employees, Former Romanian Employees, Former Russian Employees, Former Singaporean Employees, Former Spanish Employees, Former Swiss Employees, Former Thai Employees, Former Turkish Employees and Former U.K. Employees.

        “Former Filipino Employees” shall mean those individuals with whom CROWN Plastics Philippines, Inc. maintained prior to the Closing Date an employer-employee relationship and who are currently receiving or entitled to future employer-provided employee benefits.

        “Former Foreign Employees” shall mean Former Canadian Employees, Former Chinese Employees, Former Filipino Employees, Former French Employees, Former German Employees, Former Italian Employees, Former Malaysian Employees (subject to Section 2.11), Former Mexican Employees, Former Polish Employees, Former Romanian Employees, Former Russian Employees, Former Singaporean Employees, Former Spanish Employees, Former Swiss Employees, Former Thai Employees, Former Turkish Employees and Former U.K. Employees.

        “Former French Employees” shall mean those individuals with whom Crown Zeller France SAS or Crown Astra SAS maintained prior to the Closing Date an employer-employee relationship and who are currently receiving or entitled to future employer-provided employee benefits.

        “Former German Employees” shall mean those individuals with whom Crown Bender GmbH, Crown Zeller Deutschland GmbH or Crown Zeller Engineering GmbH maintained prior to the Closing Date an employer-employee relationship and who are currently receiving or entitled to future employer-provided employee benefits.

        “Former Italian Employees” shall mean those individuals with whom Crown Beverage Plastics Italia S.r.l. or Crown Zeller Italia S.r.l. maintained prior to the Closing Date an employer-employee relationship and who are currently receiving or entitled to future employer-provided employee benefits.

        “Former Malaysian Employees” shall mean, subject to Section 2.11, those individuals with whom Zeller Plastik (Malaysia) Sdn Bhd maintained prior to the Closing Date an employer-employee relationship and who are currently receiving or entitled to future employer-provided employee benefits.

        “Former Mexican Employees” shall mean those individuals with whom Crown Zeller Mexico, S.A. de C.V. maintained prior to the Closing Date an employer-employee relationship and who are currently receiving or entitled to future employer-provided employee benefits.

        “Former Polish Employees” shall mean those individuals with whom Crown Plastics Polska Sp.z.o.o. maintained prior to the Closing Date an employer-employee relationship and who are currently receiving or entitled to future employer-provided employee benefits.

        “Former Romanian Employees” shall mean those individuals with whom Crownpack SRL maintained prior to the Closing Date an employer-employee relationship and who are currently receiving or entitled to future employer-provided employee benefits.

        “Former Russian Employees” shall mean those individuals with whom Crown Plastics Russia maintained prior to the Closing Date an employer-employee relationship and who are currently receiving or entitled to future employer-provided employee benefits.

        “Former Singaporean Employees” shall mean those individuals with whom CROWN Asia Pacific Holdings Limited maintained prior to the Closing Date an employer-employee relationship whose primary responsibilities related to the Business and who are currently receiving or entitled to future employer-provided employee benefits.

        “Former Spanish Employees” shall mean those individuals with whom Crown Zeller Espana S.L. maintained prior to the Closing Date an employer-employee relationship and those individuals with whom Crown Embalajes Espana SL maintained prior to the Closing Date an employer-employee relationship whose primary responsibilities related to the Business and who in either case are currently receiving or entitled to future employer-provided employee benefits.

        “Former Swiss Employees” shall mean those individuals with whom Crown Obrist GmbH maintained prior to the Closing Date an employer-employee relationship and who are currently receiving or entitled to future employer-provided employee benefits.

        “Former Thai Employees” shall mean those individuals with whom CROWN Bevcan and Closures (Thailand) Company Limited maintained prior to the Closing Date an employer-employee relationship whose primary responsibilities related to the Business and who in either case are currently receiving or entitled to future employer-provided employee benefits.

        “Former Turkish Employees” shall mean those individuals with whom Crown Bevcan Turkiye Ambalaj or New Obrist Turkey maintained prior to the Closing Date an employer-employee relationship (in the case of Crown Bevcan Turkiye Ambalaj whose primary responsibilities related to the Business) and who are currently receiving or entitled to future employer-provided employee benefits.

        “Former U.K. Employees” shall mean those individuals with whom Crown UCP Ltd. or Crown Massmould Ltd. maintained prior to the Closing Date an employer-employee relationship and who are currently receiving or entitled to future employer-provided employee benefits.

        “Former U.S. Employees” shall mean those individuals with whom New Crown Zeller maintained prior the Closing Date an employer-employee relationship and those individuals with whom CROWN Cork & Seal USA, Inc. or CROWN Packaging Technologies, Inc. maintained prior to the Closing Date an employer-employee relationship whose primary responsibilities related to the Business and who in either case are currently receiving or entitled to future employer-provided employee benefits.

        “French Employees” shall mean those individuals with whom Crown Zeller France SAS or Crown Astra SAS maintains on the Closing Date an employer-employee relationship (including any individual on disability, vacation or other approved absence) and also shall mean those other individuals with whom Seller or any entity controlled by Seller maintains on the Closing Date an employer-employee relationship and who are listed on Schedule 1.1(iv).

        “FTC” shall mean the United States Federal Trade Commission.

        “German Employees” shall mean those individuals with whom Crown Bender GmbH, Crown Zeller Deutschland GmbH or Crown Zeller Engineering GmbH maintains on the Closing Date an employer-employee relationship (including any individual on disability, vacation or other approved absence); notwithstanding the foregoing, the term German Employees shall not include any employee of Seller or any entity controlled by Seller who is listed on Schedule 1.1(vii).

        “Governmental Authority” shall mean any United States or foreign supranational (including the European Union), national, federal, state, county, provincial or municipal authority or other political subdivision thereof, and any entity exercising executive, legislative, judicial (including any court or arbitrator (public or private)), regulatory or administrative functions of or pertaining to government.

        “Hazardous Substances” shall mean any hazardous, toxic or polluting substance, material or waste, any pollutant or contaminant, including petroleum or any derivative or by-product thereof, asbestos containing materials, radioactive materials and polychlorinated biphenyls.

        “HSR Act” shall mean the Unites States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

       “Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and other obligations for the deferred purchase price of property and conditional sales obligations (other than trade payables and consignment arrangements made in the ordinary course of business) and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person under leases required to be capitalized in accordance with US GAAP; (iii) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (iv) all obligations of such Person under interest rate or currency swap transactions or other financial instruments (valued at the termination value thereof), (v) the face amount of all accounts receivable sold to third parties under any factoring or similar arrangement and (vi) all obligations of the type referred to in clauses (i) through (v) of any Person for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations.

        “Indemnified Party” shall mean the party entitled to indemnification pursuant to Article VIII.

        “Indemnifying Party” shall mean the party required to indemnify the other party pursuant to Article VIII.

        “Intellectual Property” shall mean copyrights, copyright registrations and applications for copyright registration, patents, patent applications (including all reissues, divisions, continuations, continuations in part and extensions thereof), inventions, invention disclosures, trade secrets, inventions, formulae, know-how, registered and unregistered trademarks, service marks, trade names, logos, slogans, trade dress and domain names, packaging designs and other design rights and any other intellectual property or proprietary rights and any licenses related to the foregoing.

        “Inventory” shall mean all inventory of the Business owned by an Asset Sale Subsidiary and held for resale by the Business and all raw materials, work-in-process, finished products, shipments in transit, wrapping, supply and packaging items used or held for use in the Business.

        “Italian Employees” shall mean those individuals with whom Crown Beverage Plastics Italia S.r.l. or Crown Zeller Italia S.r.l. maintains on the Closing Date an employer-employee relationship (including any individual on disability, vacation or other approved absence).

        “Izmit Facility” shall mean the beverage plastic closures facility owned by Crown Bevcan Turkiye Ambalaj located in Izmit, Turkey.

        “Knowledge” shall mean, in the case of Seller, the actual knowledge of the senior executives of Seller listed in Schedule 1.1 (i), and, in the case of Buyer, the actual knowledge of the senior executives of Buyer listed in Schedule 1.1 (ii).

        “Law” shall mean any law, statute, ordinance, regulation, rule, writ, order, decree or other regulation or legal requirement (including common law) of any Governmental Authority.

        “Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediations, investigations, proceedings or claims (including counterclaims) by or before a Governmental Authority.

        “Malaysian Employees” shall mean, subject to Section 2.11, those individuals with whom Zeller Plastik (Malaysia) Sdn Bhd maintains on the Closing Date an employer-employee relationship (including any individual on disability, vacation or other approved absence).

        “Market Disruption Event” means (i) any event resulting in a Financing Bank that is a party to the Debt Commitment Letter being unable to borrow funds in the credit markets, (ii) EURIBOR or LIBOR not being determinable, (iii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, the United Kingdom or France, or (iv) any limitation by any governmental, regulatory or administrative agency or authority which prohibits the extension of credit by banks or other lenders in a manner that prevents a Financing Bank that is a party to the Debt Commitment Letter from lending or providing finance under the Debt Commitment Letter.

        “Material Adverse Effect” means any effect, event or occurrence that (a) is, or would reasonably be expected to be, materially adverse to the financial condition, results of operations, liabilities or assets of the Business including, for the avoidance of doubt, the Transferred Assets and the Transferred Companies, (considering the Business taken as a whole for assessing the materiality of the effect, event or occurrence), or (b) prohibits or materially impairs the ability of Seller or the Selling Subsidiaries to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement and the Ancillary Agreements. References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of a Material Adverse Effect.

        “Mexican Employees” shall mean those individuals with whom Crown Zeller Mexico, S.A. de C.V. maintains on the Closing Date an employer-employee relationship (including any individual on disability, vacation or other approved absence).

        “Net Debt” shall mean, as of a given date, the net debt of the Business as defined in Exhibit 1 which also contains an illustrative calculation of the Net Debt as at December 31, 2004 for illustrative purposes.

        “Net Working Capital” shall mean, as of a given date, the net working capital of the Business as defined in Exhibit 1 which also contains an illustrative calculation of the Net Working Capital as at December 31, 2004 for illustrative purposes.

        “Non-Permitted Testing” means any and all environmental sampling, testing and analyses of the ambient air, soils, groundwater, surface waters, interior of any building or building components that (i) is not required or reasonably necessary to achieve compliance with Environmental Laws or by a Governmental Authority acting within the lawful scope of its authority or (ii) is required at the invitation or suggestion of Buyer, its Affiliates or anyone acting on behalf of Buyer or its Affiliates; unless such sampling, testing and analyses are (a) undertaken in good faith as a result of Buyer’s reasonable belief that there exists an environmental condition at any Real Property that presents an unreasonable risk to human health, safety and environment or Buyer’s or its Affiliates’ employees, (b) undertaken in good faith in connection with any bona fide expansion at the Real Property or reasonably necessary repair of buildings or building systems at any Real Property, (c) reasonably necessary to prepare a defense to an actual claim by any Person, or (d) reasonably necessary to mitigate future damage to third-parties or their property, including groundwater; provided such sampling, testing and analyses must be reasonable in scope and magnitude given the basis therefor; provided, further nothing herein shall prevent Buyer from sampling suspect asbestos-containing materials; provided, further, nothing herein shall prevent Buyer from investigating the environmental conditions set forth on Schedule 8.2B provided the investigation shall be reasonable in scope and magnitude to identify the identified environmental condition.

        “Permit” shall mean any approvals, authorization, consents, licenses, permits or certificates of a Governmental Authority.

        “Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, a Governmental Authority or any other entity or organization.

        “Polish Employees” shall mean those individuals with whom Crown Plastics Polska Sp.z.o.o. maintains on the Closing Date an employer-employee relationship (including any individual on disability, vacation or other approved absence).

        “Prior Period Returns” means Tax Returns required or permitted to be filed for taxable periods that end on or prior to the Closing Date.

        “Qualified Major Default” means any notice served by any of the Financing Banks under the Debt Commitment Letter terminating the Debt Commitment Letter pursuant to one of the following events of default or other events as set forth in the Debt Commitment Letter: (i) invalidity or unlawfulness of the Debt Commitment Letter or any material provision therein, (other than as a result of the regulatory status of or action or inaction by the Buyer or its Affiliates), (ii) the illegality for any Financing Banks to make available any of the facilities or to subscribe for or purchase bonds under the Debt Commitment Letter (other than as a result of the regulatory status of or action or inaction by the Buyer or its Affiliates), (iii) any insolvency of any of the Financing Banks and (iv) any Market Disruption Event.

        “Real Property” shall mean the Transferred Real Property and the Transferred Companies Real Property.

        “Release” shall mean any release, spill, leak, discharge, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping, migrating or allowing to escape.

        “Retained Businesses” shall mean all of Seller’s businesses other than the Business, including Seller’s worldwide food cans business, beverage cans business, aerosol cans business, specialty packaging business, metal ends business, metal closures and crowns business (excluding the metal crown business at Voghera, Italy and the aluminum closure businesses at Bridge of Allan, UK and Frankenthal, Germany), beauty care and cosmetics product packaging business (including fragrance closures business carried out in connection therewith but excluding the bottle and mascara business at (i) Crown Plastic Polska, which, in respect of the mascara business, is the subject of the Garwolin Beauty Products Supply Agreement, and (ii) Crown Plastic Russia), PET preforms and bottle business (excluding the PET preform and bottle businesses at Voghera, Italy, Bridge of Allan, UK and Salt Lake City, Utah), personal care bottles business in France and the United States, engineering and spares business, plastic closures business (conducted by CROWN Plastic Closures Argentina S.A., CROWN Tampas Plasticas S.A. and Crown Emiriates Company, Limited), composite metal and plastic closures business (including the Ideal, SuperPlus, PT+, Preson and other product lines) and plastic components business (including plastic components seamed to a metal can, such as peel seam and resealable cans, and plastic components forming part of a metal can, including rings, collars, necks, handles, grips and valves) (excluding the plastic ring business of Seller at Libertyville, Illinois, and Salt Lake City, Utah). It being understood that the Retained Businesses include Seller’s direct or indirect interests in Crown Tampas Plasticas S.A.; CROWN Plastic Closures Argentina S.A.; Petropar Embalagens, S.A.; and CROWN Emirates Company Limited.

        “Romanian Employees” shall mean those individuals with whom Crownpack SRL maintains on the Closing Date an employer-employee relationship (including any individual on disability, vacation or other approved absence).

        “Royalty Stream” shall mean the revenue arising from the licensing of Intellectual Property related to the Business to third parties.

        “Russian Employees” shall mean those individuals with whom Crown Plastics Russia maintains on the Closing Date an employer-employee relationship (including any individual on disability, vacation or other approved absence).

        “Salt Lake City Facility” shall mean the beverage plastic closures facility owned by CROWN Cork & Seal USA, Inc. located at 480 N. Aviation Drive, Salt Lake City, Utah, USA.

        “Sandston Facility” shall mean the beverage plastic closures facility owned by CROWN Cork & Seal USA, Inc. located at 4915 Norman Road, Sandston, Virginia, USA.

        “Seller Participation Note and Agreement” shall mean a note from Buyer to Seller in substantially the form attached as Exhibit M hereto.

        “Seller’s Current Policies” shall mean all insurance policies applicable to any of the Asset Sale Subsidiaries, with respect to the Business, and the Transferred Companies.

        “Seller’s Policies” shall mean the Seller’s Current Policies and the historical insurance policies formerly applicable to any of the Asset Sale Subsidiaries, with respect to the Business, and the Transferred Companies.

        “Selling Subsidiaries” shall mean the Asset Sale Subsidiaries and the Stock Sale Subsidiaries.

        “Separation Costs” shall mean all one-off costs, expenditures and other expenses incurred or to be incurred by Buyer or Buyer Controlled Affiliates to operate the Business on a standalone basis as from the Closing Date as set forth in the report pursuant to Section 5.11.

        “Shared Facilities” shall mean the Izmit Facility and the Thai Facility.

        “Shares” shall mean all of the outstanding capital stock, share capital or outstanding limited liability company shares of the Transferred Companies.

        “Singaporean Employees” shall mean those individuals listed on Schedule 5.4(b)(1)(i) with whom CROWN Asia Pacific Holdings Limited maintains on the Closing Date an employer-employee relationship (including any individual on disability, vacation or other approved absence) whose primary responsibilities relate to the Business.

        “Spanish Employees” shall mean those individuals with whom Crown Zeller Espana S.L. maintains on the Closing Date an employer-employee relationship (including any individual on disability, vacation or other approved absence) and those individuals with whom Crown Embalajes Espana S.L. maintains on the Closing Date an employer-employee relationship (including any individual on disability, vacation or other approved absence) whose primary responsibilities relate to the Business.

        “Spot Exchange Rate” means, on any day, the spot rate at which U.S. dollars are offered on such day for a foreign currency as reported in The Wall Street Journal (New York edition) on the following publication day.

        “Stock Sale Subsidiaries” shall mean (i) Crown European Holdings SA, (ii) Crown Verpackungen Deutschland GmbH, (iii) CMB Group UK Limited, (iv) Crown Packaging UK plc, (v) Faba Sirma S.p.A, (vi) Crown Risdon Italia S.r.l., (vii) Crown Embalajes Espana S.L. (which is also an Asset Sale Subsidiary), (viii) Crown Hellas Can, (ix) CROWN Zeller USA, Inc., (x) Crown Bevcan Turkiye Ambalaj, (xi) Crown Beverage Cans Malaysia, (xii) Zeller Plastik (S.E. Asia) Pte Ltd. and (xiii) CROWN Asia Pacific Holdings Limited, which are indirect subsidiaries of Seller and are selling Shares to Buyer hereunder.

        “Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

        “Supplies” shall mean all supplies and similar materials owned or agreed to be acquired by the Asset Sale Subsidiaries and intended by the Asset Sale Subsidiaries to be used or held for use in the Business.

        “Supply and Shared Facility Agreements” shall mean the Garwolin Beauty Products Supply Agreement, Libertyville Plastic Ring Supply Agreement, Sandston Plastic Ring Supply Agreement, Izmit Lease Agreement, Bangpoo Shared Facility Agreement and Zeller Mexico Beauty Products Supply Agreement to be entered into between Seller or Affiliates of Seller and Buyer or Affiliates of Buyer on the Closing Date substantially consistent with the terms set forth on Exhibits F through L, respectively.

        “Swiss Employees” shall mean those individuals with whom Crown Obrist GmbH maintains on the Closing Date an employer-employee relationship (including any individual on disability, vacation or other approved absence).

        “Tax Returns” shall mean all reports and returns required to be filed with respect to Taxes, including amended returns and application for loss carryback refunds.

        “Taxes” shall mean all federal, state, local or foreign income taxes, charges, fees, imposts, levies or other assessments by any Governmental Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, realty transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority, whether payable by reason of contract, assumption, operation of Treasury Regulation Section 1.1502-6 (or similar provision of any applicable Law), transferee liability, operation of law or otherwise.

        “Technology” shall mean, collectively, designs, formulas, algorithms, procedures, models, methods, techniques, ideas, know-how, software (together with related documentation), tools, data, databases, confidential and proprietary information, inventions, creations, improvements, and works of authorship, and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.

        “Technology License Agreements” shall mean the Technology License Agreements substantially in the forms attached hereto as Exhibits C-1 and C-2.

        “Thai Employees” shall mean those individuals with whom CROWN Bevcan and Closures (Thailand) Company Limited or its Affiliates in Thailand maintain on the Closing Date an employer-employee relationship (including any individual on disability, vacation or other approved absence) whose primary responsibilities relate to the Business.

        “Thai Facility” shall mean the plastic closures facility owned by CROWN Bevcan and Closures (Thailand) Company Limited located at 405 Bangpoo Industrial Estate, Sukhumvit Road, Tunbol Praksa Sub-district, Muang District, Samutprakarn Province, Thailand.

        “Torrejon Facility” shall mean the beverage plastic closures facility owned by Crown Embalajes Espana S.L. located at Calle Viena 10, Torres de la Alameda, Spain.

        “Transferred Businesses” shall mean the part of the Business that is not carried on by the Transferred Companies and is being sold pursuant to this Agreement.

        “Transferred Companies Real Property” shall mean the land, building and improvements owned, leased or subleased by a Transferred Company and set forth on Schedule 3.5.

        “Transferred Companies” shall mean (i) Crown Obrist GmbH, (ii) Crown Zeller France SAS, (iii) Crown Astra SAS, (iv) Crown Plastics Polska Sp.z.o.o., (v) Crown Bender GmbH, (vi) Crown Zeller Deutschland GmbH, (vii) Crown UCP Ltd., (viii) Crown Massmould Ltd., (ix) Crown Beverage Plastics Italia S.r.l., (x) Crown Zeller Italia S.r.l., (xi) Crown Zeller Espana S.L., (xii) Crownpak SRL, (xiii) New Crown Zeller, (xiv) CROWN Plastic Closures Shanghai Limited, (xv) CROWN Plastic Closures Jiangmen Limited, (xvi) CROWN Plastics Philippines, Inc., (xvii) Crown Zeller Plastic Closures Canada Inc., (xviii) Crown Zeller Mexico, S.A. de C.V., (ixx) Crown Zeller Engineering GmbH, (xx) Zeller Plastik (Malaysia) Sdn Bhd, (xxi) New Obrist Turkey and (xxii) Crown Plastics Russia. Except as set forth in Section 3.1(b) and (c), for the avoidance of doubt, Torres & Towers L.L.C., which shall be owned by New Crown Zeller as of the Closing, does not constitute a Transferred Company and the ownership interests in Torres & Towers L.L.C. do not constitute Shares. Except as set forth in Section 3.1(b) and (c), Seller makes no representations or warranties regarding Torres & Towers L.L.C.

        “Transferred Contracts” shall mean all Contracts or other arrangements to which an Asset Sale Subsidiary is a party and which relate to the Business, other than intercompany contracts and agreements that are terminated pursuant to Section 5.17 and the Transferred Leases.

        “Transferred Facilities” shall mean the Torrejon Facility, the Sandston Facility and the Salt Lake City Facility.

        “Transferred Leases” shall mean the leases or subleases identified on Schedule 2.1(b).

        “Transition Services Agreement” shall mean the Transition Services Agreement between Buyer and Seller substantially in the form attached hereto as Exhibit D.

        “Turkish Employees” shall mean those individuals with whom New Obrist Turkey maintains on the Closing Date an employer-employee relationship (including any individual on disability, vacation or other approved absence).

        “U.K. Employees” shall mean those individuals with whom Crown UCP Ltd. or Crown Massmould Ltd. maintains on the Closing Date an employer-employee relationship (including any individual on disability, vacation or other approved absence) and also shall mean those other individuals with whom Seller or any entity controlled by Seller maintains on the Closing Date an employer-employee relationship and who are listed on Schedule 1.1(v).

        “U.S. Employees” shall mean those individuals with whom New Crown Zeller maintains on the Closing Date an employer-employee relationship (including any individual on disability, vacation or other approved absence) and those individuals with whom CROWN Cork & Seal USA, Inc. or CROWN Packaging Technologies, Inc. maintains on the Closing Date an employer-employee relationship (including any individual on disability, vacation or other approved absence) whose primary responsibilities relate to the Business; notwithstanding the foregoing, the term U.S. Employees shall not include any employee of Seller or any entity controlled by Seller who is listed on Schedule 1.1(vi).

        “US GAAP” means generally accepted accounting principles in the United States.

        “WARN” shall mean the United States Worker Adjustment and Retraining Notification Act (or any successor provision).

        “Working Capital Amount” shall mean $90,200,000, subject to adjustment only as expressly provided in Exhibit 1.

        Section 1.2.   Other Defined Terms. The following terms are defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

$19
§ 338 Elections	71
2004 Adjusted Statement of Operations	33
2004 Balance Sheet	33
2004 Statement of Operations	33
AAA	96
Accounting Referee	26
Adjustment Payment	27
Allocation	30
Assumed Liabilities	22
Balance Sheet Date	33
Basket Amount	86
Buyer	2
Buyer’s DC Plan(s)	55
Buyer’s Plan	56
Buyer’s Welfare Plans	55
Cap	86
Carryback Item	71
Closing	28
Closing Date	28
Closing Statement	25
Collateral Source	87
Confidentiality Agreement	49
Credit Support Arrangements	72
Designated Employees	56
dollars	19
Enterprise Value	24
Environmental Permits	42
Estimated Net Debt	24
Estimated Net Working Capital	24
Excluded Assets	20
Excluded Liabilities	23
Final Closing Statement	27
Final Purchase Price	25
Financial Information	33

foreign	19
Form CO	50
HSR Filing	50
Indebtedness	9
Initial Purchase Price	24
Interim Adjustment Payment	26
IRS	39
Letter	93
Losses	83
Nonassignable Assets	30
Performing Party	88
Permitted Assignee	94
Permitted Encumbrances	35
Pre-Closing Statement	24
Real Estate Transfer Documents	91
Related Persons	44
Response Action	88
Restricted Territory	67
Section 75 Debt	59
Securities Act	47
Seller	2
Seller Account Parties	93
Seller Competing Business	66
Seller Foreign Plans	40
Seller Indemnified Parties	84
Seller Intellectual Property	62
Seller Logo	62
Seller Parties	65
Seller Pension Plan	39
Seller U.S. Plans	39
Seller’s 401(k) Plan	55
Seller’s DC Plans	55
Seller’s Objection	25
Seller’s Pension Plan	56
Seller’s Portion	70
Seller’s Thrift Plan	55
Seller’s U.K. Pension Scheme	59
Seller’s Welfare Plans	54
Straddle Period Returns	58
Transfer Taxes	29
Transferred Assets	19
Transferred Company Leases	35
Transferred Foreign Employees	57
Transferred Leased Real Property	19
Transferred Owned Real Property	19
Transferred Real Property	19

Transferred Real Property Warranty Losses	90
Transferred Spanish Employees	60
Transferred Thai Employees	61
Transferred U.K. Employees	58
Transferred U.S. Employees	54
Trustees	59
Zeller Malaysia	30

        Section 1.3.   Other Definitional Provisions.

(a) The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” (or any variation thereof) are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. All references to “dollars” or “$” mean “U.S. dollars.” The term “foreign” shall mean non-United States.

ARTICLE II

PURCHASE AND SALE OF THE BUSINESS

        Section 2.1.   Purchase and Sale of Shares and Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller agrees to sell, convey, transfer, assign and deliver to Buyer and the Buying Subsidiaries, and to cause the Selling Subsidiaries to sell, convey, transfer, assign and deliver to Buyer and the Buying Subsidiaries, and Buyer agrees to purchase, or cause the applicable Buying Subsidiary to purchase, as the case may be, from Seller and the Selling Subsidiaries, free and clear of all Encumbrances other than, in the case of the Transferred Assets, the Permitted Encumbrances, (i) the Shares and (ii) the following assets and properties of the Asset Sale Subsidiaries existing as of the Closing Date (the “Transferred Assets”):

(a) the land, building and improvements located at those Transferred Facilities owned in fee (or related concepts under local laws) by an Asset Sale Subsidiary and set forth on Schedule 2.1(a) (the “Transferred Owned Real Property”);

(b) the land, building and improvements located at those Transferred Facilities leased or subleased by an Asset Sale Subsidiary and set forth on Schedule 2.1(b) (the “Transferred Leased Real Property”), and together with the Transferred Owned Real Property, the “Transferred Real Property”);

(c) the Accounts Receivable;

(d) the Fixtures and Equipment, and the customer molds and tooling included in the non-current assets within the calculation of Net Debt;

(e) the Inventory and the Supplies;

(f) subject to Section 5.7, the Intellectual Property and Technology that are owned by Seller or an Asset Sale Subsidiary, and used, held for use or, if not currently in use, contemplated to be used primarily in the Business;

(g) all Transferred Contracts and the Transferred Leases;

(h) all goodwill related to the Business (including all goodwill related to the registered and unregistered trademarks, service marks, trade names, logos, slogans, trade dress, domain names, packaging designs and other design rights included in the Transferred Assets or owned by the Transferred Companies);

(i) subject to Section 5.7, all advertising materials, marketing plans, distribution programs, customer lists and other similar information primarily used or held for use in the Business;

(j) any Books and Records, except those Books and Records in the possession of Seller’s independent public accountants (including the workpapers of such independent public accountants);

(k) all computer hardware, stored data and owned computer software and related documentation (including source code and systems documentation) and all licensed software (to the extent that any such licenses are freely assignable) primarily used or held for use in the Business;

(l) any Permits issued to Seller or a Selling Subsidiary, including Environmental Permits, used primarily with respect to the Business to the extent their transfer is permitted by Law;

(m) any causes of action, lawsuits, judgments, claims and demands of any nature that arose or arise or relate to events that occurred prior to the date hereof or that occur prior to, at or following the Closing if the same arose or arise, as the case may be, out of or are related to any of the Transferred Assets or Assumed Liabilities, whether arising by way of counterclaim or otherwise (other than any such causes of action, lawsuits, judgments, claims and demands against Seller or its Affiliates that do not relate to arms-length purchase and sale of products between Seller or its Affiliates and the Business on the same basis as Seller, its Affiliates or the Business conducts business with third parties);

(n) any deposit or prepaid expenses or other payments relating to any Transferred Assets;

(o) all refunds of Taxes described in Section 2.3(e) and refunds of Transfer Taxes to the extent such refunds are due to Buyer pursuant to Section 2.8; and

(p) those assets and rights listed on Schedule 2.1(p) hereto.

        Notwithstanding anything to the contrary contained in this Agreement, Seller and the Selling Subsidiaries may retain copies of any Contract, lease, Books and Records or any other document or materials.

        Buyer and Seller agree and acknowledge that, insofar as assets owned or leased by any of the Transferred Companies are being transferred by operation of law by sale of the Shares, such assets shall remain assets of such Transferred Company after the Closing.

        Section 2.2.   Excluded Assets. Notwithstanding anything herein to the contrary, from and after the Closing, Seller and the Selling Subsidiaries shall retain all of their right, title and interest in and to, and there shall be excluded from the sale, conveyance, assignment or transfer to Buyer hereunder, and the Transferred Assets shall not include, the following assets and properties of Seller, the Asset Sale Subsidiaries and, to the extent set forth on Schedule 2.2(n), the Transferred Companies (such retained assets and properties being herein collectively referred to as the “Excluded Assets”):

(a) all (i) cash and cash equivalents on hand wherever located, including bank balances and bank accounts, monies in possession of any banks, savings and loans or trust companies and similar cash items on hand on the Closing Date and (ii) investment securities and other short- and medium-term investments on the Closing Date;

(b) except as provided in Section 5.16(e), all refunds of Taxes to the extent that the Taxes being refunded were an Excluded Liability or the corresponding liability was specifically reflected in Net Debt;

(c) all Tax Returns of Seller and the Selling Subsidiaries;

(d) the Seller Intellectual Property;

(e) all licensed software that is not primarily used or held for use in the Business or which is not freely assignable;

(f) those portions of the Shared Facilities that are not included as Transferred Assets and all furniture, fixtures, furnishings, machinery, vehicles, equipment and other tangible personal property not transferred pursuant to Section 2.1;

(g) any rights or benefits pursuant to any of Seller’s or the Selling Subsidiaries’ insurance policies (intercompany, self-insurance, key man or otherwise), subject to Section 5.24;

(h) any causes of action, lawsuits, judgments, claims and demands of any nature that arose or arise or relate to events that occurred prior to the date hereof or that occur prior to, at or following the Closing if the same arose or arise, as the case may be, out of or are related to any of the Excluded Assets or Excluded Liabilities, whether arising by way of counterclaim or otherwise;

(i) all assets and employees used in or relating to the business of Seller and its Affiliates conducted by the Retained Businesses at the Thai Facility;

(j) any Permits issued to Seller or a Selling Subsidiary, except for those Permits which are Transferred Assets;

(k) any Books and Records that Seller or any of its Affiliates are required to retain pursuant to any applicable statute, rule, regulation or ordinance or which relate to the Excluded Assets or the Excluded Liabilities;

(l) all funds, letters of credit, and amounts held in escrow or trust, including but not limited to those posted or deposited with or in favor of utility companies, other third parties or any Governmental Authority to support Seller’s or any of its Affiliates’ financial responsibility or bonding requirements under any permit, license or other governmental authorization;

(m) any Seller U.S. Plan that has not been specifically assumed by Buyer pursuant to Section 5.4 and any other “employee benefit plan”(within the meaning of Section 3(3) of ERISA) maintained or contributed to by Seller or any ERISA Affiliate or for which Seller or any ERISA Affiliate is obligated to contribute; and

(n) those assets and rights listed on Schedule 2.2(n) hereto.

        Section 2.3.   Assumption of Liabilities. From and after the Closing Date, Buyer agrees to assume the following liabilities of Seller, the Asset Sale Subsidiaries, their respective Affiliates and their respective predecessors, to the extent arising out of or related to the Transferred Businesses as currently or previously conducted and subject to the Excluded Liabilities whether now existing or hereafter arising and whether arising out of occurrences, events or incidents occurring before, on or after the Closing and whether primary or secondary, direct or indirect, known or unknown, fixed or contingent (the “Assumed Liabilities”):

(a) the Accounts Payable;

(b) all of the debts, liabilities and obligations arising from the operation, conduct or ownership of the Business or the Transferred Assets prior to, on or after the Closing, including liabilities arising from or attributable to products of the Business sold or used prior to, on or after the Closing or any actual or alleged violation of law related to the operation of the Transferred Assets or the Business prior to, on or after the Closing;

(c) all of the debts, liabilities and obligations of Seller and its Affiliates arising under or relating to (i) the Transferred Contracts and (ii) the Transferred Leases;

(d) except as otherwise specifically provided in Section 5.4, all of the liabilities and obligations with respect to employment, termination of employment, compensation, severance, retention or employee benefits of any nature owed to any Employees or Former Employees, whether or not employed by Buyer after the Closing, that (i) arises out of or relates to the employment relationship between Seller or its applicable Affiliate or predecessor and any such individuals, including any claims, liabilities or obligations that arise under any Law governing equal employment opportunity and discrimination in employment, occupational safety and health, the payment of wages and other compensation, the provision of workers’ compensation benefits, and other terms and conditions of employment, or (ii) arises out of or relates to any Seller U.S. Plan or Seller Foreign Plan;

(e) such liabilities for state and local real and personal property Taxes with respect to the Transferred Assets that are due and payable subsequent to the Closing Date, to the extent such Taxes are allocable to the period subsequent to the Closing Date (in accordance with the methodology described in Section 5.16(b)), and Transfer Taxes to the extent owed by Buyer pursuant to Section 2.8;

(f) all liabilities whether arising before, on or after the Closing with respect to or arising from all actions, suits, proceedings, disputes, claims or investigations that relate to the Business or the Transferred Assets, at law, in equity or otherwise, including all actions, suits, proceedings, disputes, claims or investigations set forth in Schedule 3.7 and 3.8; and

(g) all Environmental Liabilities.

        Buyer’s obligations under this Section 2.3 will not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or the Ancillary Agreements or any closing or other document contemplated by this Agreement or the Ancillary Agreements, or any right or alleged right of indemnification hereunder or for any other reason.

        Buyer and Seller agree that, insofar as any debts, liabilities and obligations of the Transferred Companies are being transferred by operation of law by the sale of the Shares, such debts, liabilities and obligations shall remain the debts, liabilities and obligations of such Transferred Company after the Closing.

        Section 2.4. Excluded Liabilities. Notwithstanding any other provision of this Agreement, Seller or the relevant Selling Subsidiary shall remain responsible for and Seller or the relevant Selling Subsidiary shall retain the following liabilities and obligations of Seller and the Selling Subsidiaries (and, with respect to Section 2.4(b), the Transferred Companies) (the “Excluded Liabilities”):

(a) all liabilities to the extent directly arising out of or relating to the Excluded Assets;

(b) except to the extent that an amount of a Tax is specifically reflected in Net Debt or as otherwise specifically provided in Section 2.3(e), all liabilities for Taxes of Seller and the Selling Subsidiaries, and all liabilities for Taxes of the Transferred Companies other than with respect to taxable periods beginning after the Closing Date or the post-Closing portion of any Straddle Period;

(c) all liabilities relating to the Employees or Former Employees specifically retained by Seller or a Selling Subsidiary pursuant to Section 5.4;

(d) all of the debts and liabilities arising out of, under or in connection with any Indebtedness (unless the same is included in the Net Debt or incurred after the Adjustment Date but not permitted in Section 5.3A);

(e) all penalties or other payments arising out of or relating to the failure to obtain any authorizations, approvals, consents or waivers that may be required in connection with the assignment or other conveyance of any Nonassignable Asset if such Nonassignable Asset is not transferred or assigned to Buyer or its Affiliates or the benefits thereof are not made available to Buyer pursuant to Section 2.10;

(f) all Losses directly arising out of or relating to the transfer by Crown Zeller USA of substantially all of its assets and liabilities (other than intercompany balances and ownership interests in Crown Cork & Seal Company (DE) LLC) to a newly formed wholly owned subsidiary (“New Crown Zeller”) of Crown Zeller USA (the “Crown Zeller Dropdown”) and the subsequent sale of stock of New Crown Zeller to the Buyer at the Closing, solely to the extent that such Losses would not have otherwise been incurred in connection with a sale of the stock of Crown Zeller USA as a Transferred Company hereunder;

(g) all liabilities arising in connection with the matters set forth on Schedule 2.4(g) and the incremental liability, if any, that arises under a Foreign Employee’s severance agreement as listed on Schedule 3.4 (items 8, 16-22, 24, and 27-39) or otherwise entered into with a Foreign Employee upon a termination, less the severance obligations otherwise due to such Foreign Employee upon a termination under that individual’s employment contract (as in effect on the Closing Date);

(h) any Seller U.S. Plan that has not been specifically assumed by Buyer pursuant to Section 5.4 and any other “employee benefit plan” (within the meaning of Section 3(3) of ERISA) maintained or contributed to by Seller or any ERISA Affiliate or for which Seller or any ERISA Affiliate is obligated to contribute; and

(i) the incremental liability of Buyer, if any, of any UK Employee who elects early retirement after Closing in accordance with the existing Seller’s UK Pension Scheme, including by operation of any Law that makes the early retirement aspect of Seller’s UK Pension Scheme applicable to UK Employees after Closing.

        Seller’s obligations under this Section 2.4 will not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or the Ancillary Agreements or any closing or other document contemplated by this Agreement or the Ancillary Agreements, any right or alleged right of indemnification hereunder or for any other reason.

        Section 2.5.   Purchase Price.

(a) Purchase Price payable at the Closing Date. Upon the terms and subject to the conditions set forth herein, at the Closing, Buyer shall (1) pay to the Selling Subsidiaries the purchase price of the sum of (i) €451,025,620 paid in cash in Euros, (ii) $182,500,000 paid in cash in U.S. dollars and (iii) $20,000,000 by delivery of the Seller Note and Participation Agreement payable in U.S. dollars (the “Enterprise Value”), minus (A) the Estimated Net Debt, plus (B) the amount, if any, by which the Estimated Net Working Capital exceeds the Working Capital Amount, or minus (C) the amount, if any, by which the Estimated Net Working Capital is less than the Working Capital Amount, if any, (the “Initial Purchase Price”) (it being understood that the foregoing adjustments to Enterprise Value applied to determine Initial Purchase Price shall be so applied 75% in Euros (converting from U.S. dollars using the Spot Exchange Rate of U.S. dollars to the Euro as of the Business Day immediately preceding the Closing Date) and 25% in U.S. dollars and (2) assume the Assumed Liabilities. If the Adjustment Date is not the Closing Date, the Buyer shall pay interest to Seller on the Initial Purchase Price due on the Closing Date from the Adjustment Date to the Closing Date at a rate of 6.5% per annum. A schedule of net proceeds for illustrative purposes is set forth on Exhibit N.

(b) Seller shall, at least four Business Days prior to the Closing Date, cause to be prepared in good faith and delivered to Buyer a statement (the “Pre-Closing Statement”) setting forth the amount of Credit Support Arrangements and Intercompany Balances to be repaid as of the Closing pursuant to Section 5.17, a net debt and working capital statement setting forth the estimated calculations of the Net Debt and Net Working Capital as of close of business on the Adjustment Date (the “Estimated Net Debt” and the “Estimated Net Working Capital,” respectively), and containing reasonable details supporting such estimates, it being understood that in calculating such estimate Seller shall convert all currencies used into dollars at the Spot Exchange Rate on the fifth Business Day prior to the Adjustment Date. The Pre-Closing Statement will be accompanied by pay-off letters from holders of third party Indebtedness included within Net Debt, together with pay-off instructions, lien release documentation and other information and documents reasonably requested by Buyer. The Estimated Net Debt and the Estimated Net Working Capital shall be prepared by Seller using the accounting practices, principles, judgments and methodologies, including with respect to determining estimates and allowances, as reflected in the Accounting Principles.

        Section 2.6. Final Purchase Price and Purchase Price Adjustment.

(a) “Final Purchase Price” shall mean an amount equal to the Enterprise Value, minus (i) the Net Debt of the Business as of close of business on the Adjustment Date, plus (ii) the Net Working Capital of the Business as of close of business on the Adjustment Date, minus (iii) the Working Capital Amount.

(b) Within ninety days following the Closing Date, Buyer shall prepare a statement setting forth the Net Debt and the Net Working Capital of the Business as of the Adjustment Date and Buyer’s calculation of the proposed Final Purchase Price (the “Closing Statement”), which statement shall be derived from the Closing Accounts. In calculating Net Debt and Net Working Capital in the Closing Statement, Buyer shall convert all currencies used into U.S. dollars at the Spot Exchange Rate on the Adjustment Date. The Net Debt and the Net Working Capital set forth in the Closing Statement shall be prepared by Buyer using the accounting practices, principles, judgments and methodologies, including with respect to determining estimates and allowances, as reflected in the Accounting Principles. Seller shall provide Buyer and its accountants reasonable access to its books and records and any information Seller and its Affiliates own or have access to the extent reasonably requested by Buyer to prepare the Closing Statement. Buyer may not deliver more than one Closing Statement and may not amend its Closing Statement once it has been delivered to Seller (other than in the case of mechanical or manifest error). Buyer agrees that until resolution of all disputes under this Section 2.6, following the Closing it shall not take any actions with respect to the Books and Records on which the Closing Statement is to be based that are inconsistent with the Business’s past practices and the Accounting Principles.

(c) Seller shall, within thirty days after the delivery by Buyer of the Closing Statement, complete its review of the Net Debt and Net Working Capital reflected on the Closing Statement. Buyer shall provide Seller and its accountants reasonable access to the Books and Records, the work papers used by Buyer in the preparation of the Closing Accounts (including by directing its auditors to provide access to their work papers to Seller and its accountants), and any information the Business owns or has access to, to the extent reasonably requested by Seller to complete its review of the Closing Statement. The Closing Statement shall be binding and conclusive upon, and deemed accepted by, Seller unless Seller shall have notified Buyer in writing within thirty days after delivery of the Closing Statement of any good faith objection thereto, which objection can only be that Net Debt and/or Net Working Capital as reflected on the Closing Statement have not been prepared in accordance with Section 2.6(b) (including the Accounting Principles) or contain mathematical errors on its face (the “Seller’s Objection”); provided that Seller may not deliver more than one Seller’s Objection and may not amend its Seller’s Objection once it has been delivered to Buyer (other than in the case of mechanical or manifest error). The Seller’s Objection shall set forth a specific description of the basis of Seller’s Objection and the specific adjustments to the Net Debt and/or Net Working Capital reflected on the Closing Statement which Seller believes should be made. Any items not disputed in a valid Seller’s Objection shall be deemed to have been accepted by Seller. Except as outlined above, Seller agrees that it shall not object to or otherwise challenge the Net Debt and/or Net Working Capital.

        Upon termination of such thirty day period or, if earlier, upon the delivery of Seller’s Objection to Buyer, Buyer shall promptly (and in any event within two Business Days) pay Seller the excess, if any of (x) the proposed Final Purchase Price stated in the Closing Statement (disregarding, for such purposes, the Seller’s Objections) over (y) the Initial Purchase Price or, as applicable, Seller shall promptly (and in any event within two Business Days) pay Buyer the excess, if any, of (x) the Initial Purchase Price over (y) the proposed Final Purchase Price stated in the Closing Statement plus the aggregate amount of all of the unresolved objections set forth in the Seller’s Objection (the “Interim Adjustment Payment”). The Interim Adjustment Payment shall bear interest from the Closing Date to the date of payment at the Closing Date Interest Rate, which interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed and shall be paid on the same date and in the same manner as such Interim Adjustment Payment. The Interim Adjustment Payment and interest thereon shall be paid by wire transfer of immediately available funds to a bank account designated by Seller or Buyer, as the case may be.

(d) If Seller and Buyer are unable to resolve all of their disputes with respect to the Closing Statement within fifteen days following Buyer’s receipt of Seller’s Objection to such Closing Statement pursuant to Section 2.6(c), they shall refer their remaining differences to an internationally recognized firm of independent public accountants as to which Seller and Buyer mutually agree (the “Accounting Referee”) for decision, which decision shall be final and binding on the parties upon delivery of the written opinion set forth in sub-clause (3) below. The procedure and schedule under which any dispute shall be submitted to the Accounting Referee shall be as follows:

(1) Within fifteen days following the expiration of the period referred to in paragraph (d) above, Seller shall submit any unresolved elements of the Seller’s Objection to the Accounting Referee in writing (with a copy to Buyer), supported by any documents and/or affidavits upon which it relies. Failure to do so without reasonable cause shall constitute a withdrawal by Seller of Seller’s Objection with respect to any unresolved element to which such failure relates.

(2) Within fifteen days following Seller’s submission of the unresolved elements of Seller’s Objection as specified in sub-clause (1) above, Buyer shall submit its response to the Accounting Referee in writing (with a copy to Seller), supported by any documents and/or affidavits upon which it relies. Failure to do so without reasonable cause shall constitute Buyer’s agreement with Seller’s Objection with respect to any unresolved element to which such failure relates.

(3) The Accounting Referee shall be directed by Buyer and Seller to deliver its written opinion within twenty days following its receipt of the information provided for in sub-clause (2) above, or such longer period of time as the Accounting Referee determines is necessary not to exceed thirty days. The scope of the disputes to be resolved by the Accounting Referee shall be limited to the unresolved portion of the Seller’s Objection. The Accounting Referee shall not assign a value to any item greater than the greatest value for such item claimed by Buyer or Seller or less than the smallest value for such item claimed by Buyer or Seller and shall be limited to the selection of either Buyer’s or Seller’s position on a disputed item (or a position in between the positions of Buyer and Seller) based solely on presentations and supporting material provided by the parties and not pursuant to any independent review. The Accounting Referee shall not impose an alternative resolution outside the bounds set in the preceding sentence. Buyer and Seller shall make readily available to the Accounting Referee all relevant books and records and any work papers (including those of the parties’ respective accountants) relating to the Closing Statement and all other items reasonably requested by the Accounting Referee.

        Any expenses relating to the engagement of the Accounting Referee shall be allocated between Buyer and Seller so that Seller’s share of such costs shall be in the same proportion that (x) the aggregate amount of the disputed items submitted by Seller to the Accounting Referee that are unsuccessfully disputed bears to (y) the total amount of all disputed items submitted by Seller to the Accounting Referee and Buyer shall be responsible for the expenses not allocated to Seller. Seller and Buyer shall each bear the fees of their respective auditors incurred in connection with the determination and review of the Closing Statement.

(e) The Closing Statement shall become final and binding on the parties upon the earliest of (i) if no Seller’s Objection has been given prior thereto, the expiration of the period within which Seller must make its objection pursuant to Section 2.6(c) hereof, (ii) agreement in writing by Seller and Buyer that the Closing Statement, together with any modifications thereto agreed by Seller and Buyer, shall be final and binding and (iii) the date on which the Accounting Referee shall issue its written determination with respect to any dispute relating to such Closing Statement. The Closing Statement, as submitted by Buyer if no Seller’s Objection has been given or as adjusted pursuant to any agreement between the parties or as determined pursuant to the decision of the Accounting Referee, is herein referred to as the “Final Closing Statement.”

(f) Within five Business Days following issuance of the Final Closing Statement, the adjustment payment payable pursuant to this Section 2.6(f) (the “AdjustmentPayment”) and interest thereon as hereinafter provided shall be paid by wire transfer of immediately available funds to a bank account designated by Seller or Buyer, as the case may be. The Adjustment Payment shall be equal to (x) the Final Purchase Price, minus (y) the Initial Purchase Price, as adjusted by the Interim Adjustment Payment. The Adjustment Payment shall be payable by Buyer to Seller, if positive, and by Seller to Buyer, if negative. The Adjustment Payment shall bear interest from the Closing Date to the date of payment at the Closing Date Interest Rate, which interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed and such interest shall be paid on the same date and in the same manner as such Adjustment Payment. Any adjustment or non-adjustment to the Initial Purchase Price shall not form the basis for any claim for damages pursuant to this Agreement. Without prejudice to Article VIII of this Agreement, the parties agree that, notwithstanding anything to the contrary set forth in this Section 2.6, no adjustments shall be made to the Initial Purchase Price or Final Purchase Price as a result of any liabilities of Seller, the Selling Subsidiaries or the Transferred Companies (except the liabilities reflected in the Final Closing Statement), the amount, value or quality of property, plant and equipment included among the Transferred Assets or owned by a Transferred Company or any changes in the values of any assets or liabilities of Seller, the Selling Subsidiaries or the Transferred Companies (except the assets and liabilities reflected in the Final Closing Statement) prior to the Closing other than as provided for in the purchase price adjustment mechanism set forth in this Section 2.6.

        Section 2.7.   Closing; Delivery and Payment.

(a) Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Dechert LLP, 2 Serjeants’ Inn, London, England at 10:00 a.m. London time, on the fifth Business Day following the date on which all the conditions to Closing in Article VI are satisfied or waived, or on such other date or at such other time as may be mutually agreed upon in writing by Buyer and Seller; provided, that, if the date of the Closing determined as provided above would fall on a day after the fourteenth day of any calendar month, the date of the Closing shall be the last Business Day of such calendar month (the time and date on which the Closing occurs is hereinafter referred to as the “Closing Date”).

(b) Delivery and Payment. At the Closing:

(1) Buyer shall pay the Initial Purchase Price to the Selling Subsidiaries in immediately available funds by wire transfer to the account or accounts designated in writing by Seller not less than two Business Days prior to the Closing;

(2) The Selling Subsidiaries shall deliver to Buyer the Shares and such instruments of transfer, assignment, conveyance and other instruments sufficient to convey, transfer and assign to Buyer or to a Buying Subsidiary, as the case may be, all right, title and interest in and to the Shares and the Transferred Assets together with possession of such Transferred Assets, all in form and substance reasonably satisfactory to Buyer;

(3) Seller and the Selling Subsidiaries shall deliver to Buyer the Ancillary Agreements, duly executed by the Seller or a Selling Subsidiary, as the case may be;

(4) Buyer shall deliver to Seller the Ancillary Agreements, duly executed by Buyer or an Affiliate of Buyer, as the case may be;

(5) Buyer shall deliver to Seller such instruments of assumption sufficient to assume, discharge or perform when due, all of the Assumed Liabilities, all in form and substance reasonably satisfactory to Seller;

(6) Seller shall deliver to Buyer an affidavit of non-foreign status of each of Seller, Crown Americas, Inc., Crown Cork & Seal USA, Inc. and Crown Packaging Technologies, Inc. that complies with Section 1445 of the Code;

(7) Buyer shall deliver to Seller a duly executed copy of the Seller Participation Note and Agreement and the amount of any payments due under the Seller Participation Note and Agreement as of the Closing Date (which amount shall be due and paid at the Closing if the conditions to any payments under the Seller Participation Note and Agreement as provided therein have been satisfied on or prior to its execution and delivery by Buyer at Closing);

(8) Seller shall use its commercially reasonable efforts to deliver to Buyer such other documents as Buyer reasonably requests in connection with the financing contemplated in the Debt Commitment Letter;

(9) Seller and the Selling Subsidiaries shall deliver to Buyer a certified copy of the minutes of the relevant workers’ councils (“comités d’entreprise”) of Crown Astra SAS and Crown Zeller France SAS evidencing the opinion rendered by such workers’ councils in connection with the transfer of the shares of Crown Astra SAS and Crown Zeller France SAS to Buyer or the Buying Subsidiary; and

(10) Seller and Buyer shall deliver, each to the other, such documents as are required pursuant to Article VI hereof.

        The deliveries and actions provided for in this Section 2.7 shall occur simultaneously and neither party shall be obliged to proceed to Closing unless the other party is simultaneously able to proceed to Closing.

        Section 2.8.   Taxes and Fees. Sales taxes, transfer taxes (including real estate transfer taxes), stamp taxes, conveyance taxes, mortgage taxes, intangible taxes, documentary recording taxes, license and registration fees, value added taxes, recording fees and any similar taxes or fees imposed by any Governmental Authority, if any, relating to the transactions contemplated by this Agreement (the “Transfer Taxes”) shall be paid 100% by Seller (and the amount of any such Transfer Taxes included in the Net Debt as reflected on the Final Closing Statement shall be deemed to have been paid by Seller and shall be refunded by Buyer to Seller in the event that such Transfer Taxes are not incurred by Buyer) provided, that Seller shall refund to Buyer 100% of any Transfer Taxes refunded to Seller or its Affiliates from Tax Authorities or, if applicable, credited to offset the Tax liability of Seller and its Affiliates. If Buyer is initially responsible for any applicable Transfer Tax, Buyer shall pay the Tax, and the Seller shall, to the extent its obligations are not satisfied by including such amounts in Net Debt, reimburse the Buyer within ten days after receiving evidence of the Transfer Tax payment and copy of the applicable Tax Return. Seller shall prepare and file or cause to be prepared and filed all returns, reports, remittances or other filings with respect to Transfer Taxes and shall control any dispute with Governmental Authorities with respect to Transfer Taxes. Buyer shall cooperate with Seller with respect to the filing of such returns, reports, remittances or other filings or any disputes with Governmental Authorities.

        Section 2.9.   Allocation of Purchase Price. Buyer and Seller agree that the purchase price is to be allocated to each of the Selling Subsidiaries in a manner generally consistent with the amounts shown on Schedule 2.9 (except that the amount allocated to the Transferred Assets of Crown Packaging Technologies, Inc. shall not be less than $150,000,000). Such allocation shall reflect the payment of Intercompany Balances pursuant to Section 5.17. Additionally, Seller and Buyer agree that the purchase price allocated to each Asset Sale Subsidiary shall be further allocated among the Transferred Assets of such Asset Sale Subsidiary, and the covenant not to compete described in Section 5.14. The allocations described in the preceding sentences (the “Allocation”) shall be jointly prepared by Buyer and Seller by the earlier of four Business Days prior to the Closing Date or thirty days after the date hereof. Any dispute with respect to the Allocation shall be resolved in accordance with procedures similar to those set forth in Section 2.6(d) hereof. The allocation of the Adjustment Payment shall be aggregated with the Allocation, and such final version of the Allocation shall become part of this Agreement for all purposes. Seller, the Selling Subsidiaries and Buyer agree to report the Allocation of the purchase price, as adjusted by the allocation of the Adjustment Payment, among the Transferred Assets and the covenant not to compete described in Section 5.14 in a manner entirely consistent with such final Allocation in the preparation and filing of all Tax Returns. Neither Seller nor Buyer will take any action that would call into question the bona fides of such final Allocation.

        Section 2.10.   Nonassignability of Assets and Shares. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, assignment, lease, sublease, transfer, conveyance or delivery or attempted sale, lease, sublease, assignment, transfer, conveyance or delivery to Buyer, of any Shares of CROWN Plastic Closures Jiangmen Limited and CROWN Plastic Closures Shanghai Limited or any asset listed in Schedule 3.2, that would be a Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any applicable Law or would require any governmental or third party authorizations, approvals, consents or waivers, and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing (other than, as to governmental consents or approvals identified in Section 6.1(g) or 6.2(e), which shall be conditions to be satisfied or waived as set forth in Article VI) (the “Nonassignable Assets”), the Closing shall proceed and Buyer shall pay the full Initial Purchase Price at Closing, without the sale, assignment, lease, sublease, transfer, conveyance or delivery of such Nonassignable Assets (and the failure to obtain such authorization, approval, consent or waiver and the failure to sell, assign, convey or deliver such assets shall not constitute a breach of this Agreement by Seller), and this Agreement shall not constitute a sale, assignment, sublease, transfer, conveyance or delivery of such Nonassignable Assets or an attempt thereof. In the event that the Closing proceeds without the transfer, sublease or assignment of any such Nonassignable Assets, then following the Closing, the parties shall use commercially reasonable efforts and cooperate with each other to obtain promptly such authorizations, approvals, consents or waivers; provided, however, that unless it constitutes an Excluded Liability, Seller shall not be required to pay any consideration or compromise any rights not otherwise required by this Agreement to be compromised for any such authorization, approval, consent or waiver, other than filing, recordation or similar fees, which shall be reimbursed by the Buyer. Pending such authorization, approval, consent or waiver, or, in the absence thereof, during such time as benefits may be derived thereunder, the parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Buyer the benefits of use and ownership of such Nonassignable Assets that they would have obtained had the Nonassignable Assets been conveyed to Buyer at the Closing. Failing agreement of the parties on such arrangements, Seller shall, upon request of Buyer, appoint Buyer as attorney-in-fact with respect to any cash or other payments to be received on Nonassignable Assets.

         Section 2.11.  Zeller Plastik (Malaysia) Sdn Bhd. Seller shall use its commercially reasonable efforts to, within 15 Business Days of the date hereof, deliver to Buyer, or provide Buyer access to, documents, information (financial or otherwise) and materials in regarding Zeller Plastik (Malaysia) Sdn Bhd. (“Zeller Malaysia”) to the extent reasonably available to Seller without undue burden or expense; provided that Seller shall make no additional representations regarding Zeller Malaysia. Seller will include in such delivery such financial information in Seller’s possession with respect to Zeller Malaysia. On or prior to September 15, 2005, Buyer shall notify Seller whether it elects to include Zeller Malaysia in the scope of this transaction. If Buyer does not so elect, the term “Zeller Malaysia” or “Zeller Plastik (Malaysia) Sdn Bhd.” and all of its derivatives shall be excluded from the definition of Foreign Employees, Former Employees, and Transferred Company and the terms Former Malaysian Employees and Malaysian Employees shall be deleted. In the event that Buyer elects to exclude Zeller Malaysia from the scope of the transaction, (i) Schedule 5.14 (b) shall be deemed to include “Asia (to the extent supplied from Seller’s facility located in Malaysia)” and (ii) the Technology License Agreement attached as Exhibit C-2 shall include those provisions relating to technology and related services currently used by Zeller Malaysia.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller represents and warrants to Buyer as follows, such representations and warranties being made at the date hereof and, if applicable, upon delivery of the certificate pursuant to Section 6.1(d) being deemed to be made at the Closing Date (except where made expressly as of a different date):

        Section 3.1.   Organization and Authority of Seller and the Transferred Companies.

(a) Seller, each of the Selling Subsidiaries and each of the Transferred Companies has been duly incorporated or organized, is validly existing and, with respect to jurisdictions in which such concept is recognized, is in good standing under the laws of its jurisdiction of incorporation or organization, with the requisite corporate or other applicable power and authority to own, operate or lease the properties that it owns, operates or leases and to carry on its business as now being conducted. Seller and each of the Selling Subsidiaries has the full corporate power and authority to enter into this Agreement or the Ancillary Agreements, as the case may be, and to perform its obligations hereunder and thereunder. This Agreement has been and each of the Ancillary Agreements will be at or prior to Closing, duly authorized, executed and delivered by the Seller and each of the Selling Subsidiaries which is a party thereto and constitutes, and each of the Ancillary Agreements when so executed and delivered will constitute, a legal, valid and binding agreement of the Seller, or, as the case may be, the applicable Selling Subsidiary, enforceable against Seller or, as the case may be, each applicable Selling Subsidiary, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights or debtors’ remedies and to general equity principles, and no other proceedings on the part of the Seller or any Selling Subsidiary are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby.

(b) The authorized and issued, and where applicable allotted, capital stock or share capital of each of the Transferred Companies is as set forth in Schedule 3.1, and except as set forth in Schedule 3.1 all shares of capital stock of each of the Transferred Companies and the 49% interest of the Seller in Torres & Towers L.L.C. (the “TT Interests”) are owned beneficially and of record by Seller, a Selling Subsidiary or another Transferred Company free and clear of any and all Encumbrances and are validly issued, outstanding, fully paid and non-assessable and were not issued in violation of any option or subscription, preemptive or similar rights. There is no existing option, warrant, call, right or Contract requiring, and there are no securities outstanding which upon conversion or exchange would require, the issuance of any shares of capital stock or other equity interests of any Transferred Company. There are no voting trusts, irrevocable proxies or other Contracts to which the Seller or any Selling Subsidiary or any Transferred Company is bound with respect to the voting of any shares of capital stock or the equity interests of any Transferred Company. As of the date hereof, except as set forth in Schedule 3.1, and for the TT Interests, none of the Transferred Companies owns any interest (other than in investment accounts) in any corporation, partnership, joint venture or similar entity, including Affiliates of Seller. No Contract included in the Transferred Assets or to which a Transferred Company is bound materially restricts the ability of the Transferred Companies to make distributions of cash to their respective equity holders.

(c) Seller and the Selling Subsidiaries own and have good title to each of the Shares, the TT Interests, and Transferred Assets, free and clear of all Encumbrances other than, in the case of the Transferred Assets, Permitted Encumbrances, and other than the Encumbrances to be released at Closing as set forth in Section 6.1(f). No Shares or TT Interests constitute Nonassignable Assets other than the ownership interests in CROWN Plastic Closures Jiangmen Limited and CROWN Plastic Closures Shanghai Limited.

        Section 3.2.   No Conflict. None of the execution and delivery of this Agreement by Seller, or by Seller and any Selling Subsidiary of the Ancillary Agreements, the consummation of the transaction contemplated hereby or thereby, or compliance by Seller and the Selling Subsidiaries with any of the terms and provisions hereof or thereof will (a) violate any provision of the certificate of incorporation, articles of association or by-laws or other similar organizational document of Seller, a Selling Subsidiary or a Transferred Company; (b) except with respect to those items identified on Schedule 3.2(b), violate any Permit, Law, statute or regulation or, any judgment, injunction, order or decree of any Governmental Authority to which Seller, a Selling Subsidiary or a Transferred Company is subject except, in all cases, such violations that would not prohibit or materially impair Seller’s or a Selling Subsidiary’s ability to perform its obligations under this Agreement or an Ancillary Agreement; or (c) to Seller’s Knowledge, except with respect to those items identified on Schedule 3.2(c), result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the Transferred Assets or any assets of a Transferred Company, except in any such case for any violations, conflicts, breaches, defaults or other matters that would not, or would not reasonably be expected to, have a Material Adverse Effect or prohibit or materially impair Seller’s or a Selling Subsidiary’s ability to perform its obligations under this Agreement or the Ancillary Agreements. All material Transferred Assets or material assets of any Transferred Company that constitute Nonassignable Assets are listed on Schedule 3.2.

        Section 3.3.   Financial Information.

(a) Schedule 3.3(a)-1 sets forth the following financial statements of the Business: (i) the audited, condensed, combined balance sheet of the Business as of December 31, 2004 (the “2004 Balance Sheet”); and (ii) the audited, condensed, combined statement of operations and cash flows of the Business as of December 31, 2004 (the “2004 Statement of Operations,” and together with the 2004 Balance Sheet, the “Financial Information”). For purposes hereof, December 31, 2004 is referred to as the “Balance Sheet Date.” Except as set forth on Schedule 3.3(a)-2 or Schedule 3.3(b), the Financial Information has been prepared in accordance with US GAAP, and presents fairly, in all material respects, the Business’s results of operations and financial position as of and at the Balance Sheet Date and for the twelve months then ended. Seller makes no other representations with regard to the Financial Information. Notwithstanding the foregoing, Buyer acknowledges that the Financial Information was prepared solely for the purpose of this Agreement and for the internal management purposes of Seller and that the Business was not conducted on a stand-alone basis as a separate entity during the periods indicated in the Financial Information and that the allocations and estimates included in the Financial Information are not necessarily indicative of the costs that would have resulted if the Business had been operated and conducted on a stand-alone basis as a separate entity during such periods. Other than as set forth in this Section 3.3, Seller makes no representations with regard to the financial information of the Business (including any estimates, projections, plans or budgets). The 2004 Statement of Operations does not include the results of operations of Zeller Malaysia.

(b) Schedule 3.3(b) sets forth the condensed, unaudited, adjusted statements of operations of the Business for the twelve month period ended December 31, 2004 (the “2004 Adjusted Statement of Operations”). The 2004 Adjusted Statement of Operations presents fairly in all material respects the combined and condensed operating results of the Business for the twelve month period ended December 31, 2004 as if the Business were conducted on a stand alone basis as a separate entity (it being understood that the stand alone costs were based on Seller’s assumptions, which Seller believed to be reasonable when preparing the 2004 Adjusted Statement of Operations).

(c) The statutory books, records and accounts of each Transferred Company have been maintained in accordance with all applicable Laws in all material respects. The statutory books, records and accounts of each Transferred Company are in the possession (or under the control) of the Transferred Companies.

(d) There exist no liabilities or obligations of the Business that are Assumed Liabilities or liabilities of the Transferred Companies and which would be required to be reflected, reserved for or disclosed under US GAAP on a balance sheet except (i) as disclosed, reflected or reserved against in the 2004 Balance Sheet, (ii) for items specifically set forth in or which would reasonably be expected to occur or arise out of the matters disclosed on the Schedules to this Agreement, (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, (iv) for liabilities and obligations incurred in connection with this Agreement and the transactions contemplated hereby and (v) for liabilities that would not have a Material Adverse Effect. Except as disclosed in the Financial Information, the Business is not liable for any material Indebtedness that is not included in the calculation of Net Debt.

        Section 3.4.   Absence of Certain Changes or Events. Except as set forth on Schedule 3.4 hereto or expressly contemplated in this Agreement, since the Balance Sheet Date, (i) Seller, the Selling Subsidiaries and the Transferred Companies have conducted the Business in the ordinary and usual course and (ii) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.

Without limiting the generality of the foregoing, except as set forth on Schedule 3.4 hereto or expressly contemplated in this Agreement, since the Balance Sheet Date, Seller and the Selling Subsidiaries, with respect to the Business, and the Transferred Companies have not: (i) sold, assigned, pledged or otherwise transferred any Transferred Assets that are material to the Business as a whole (other than sales of goods or products); (ii) made any capital investment in or loan to, in each case exceeding $1,000,000, or acquired an interest of 20% or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, which in any case is, individually or in the aggregate, material to the Business as a whole, other than acquisitions of inventory and raw materials in the ordinary course of business consistent with past practice; (iii) made any capital expenditure or commitment for any capital expenditure in excess of $5,000,000 in the aggregate; (iv) suffered any destruction or other casualty loss (not covered by insurance, the proceeds of which are payable to Buyer) with respect to the Transferred Assets or any Transferred Company having a replacement cost of more than $2,000,000 for any single loss or $5,000,000 for all such losses; (v) except for increases in the ordinary course of business or required under binding contracts or applicable Law, materially increased the compensation payable or to become payable by Seller, a Selling Subsidiary or a Transferred Company, as the case may be, to the Employees or materially increased any bonus, insurance, pension or other employee benefit plan, payment or arrangement made by Seller, a Selling Subsidiary or a Transferred Company, as the case may be, for or with the Employees; (vi) cancelled or compromised any debt or claim or amended, modified, cancelled, terminated, relinquished, waived or released any Contract or right except in the ordinary course and except which, in the aggregate, would not be material to the Business taken as a whole or (vii) entered into an agreement to do any of the foregoing.

         Section 3.5.   Real Property.

(a) Seller, or a Selling Subsidiary or a Transferred Company has, or will on the Closing Date have, title to, a valid leasehold interest in, or, with respect to jurisdictions in which a lease does not result in a right or interest in rem, a valid and enforceable lease agreement regarding, the Transferred Real Property set forth on Schedule 2.1(a) and 2.1(b) and the Transferred Companies Real Property set forth on Schedule 3.5, subject, in all cases, to the following: (i) exceptions, objections, agreements, claims, defects, easements, rights of way, encroachments, encumbrances, covenants, reservations, restrictions, conditions, leases, tenancies, licenses or occupancies which do not materially interfere with the conduct and operations of the Business, (ii) zoning, building, subdivision and other statutory or regulatory conditions and restrictions by any Governmental Authority, provided that such regulations have not been violated, (iii) liens for Taxes and assessments not yet due and payable or are being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefore in the Financial Information in accordance with US GAAP, (iv) all matters, states of fact and defects that are or should be apparent from a physical inspection of such Transferred Real Property or Transferred Companies Real Property or that would be disclosed by ground survey, (v) Encumbrances disclosed on Schedule 3.5, and (vi) mechanics, materialmen and workers’ and repairers’ lien arising or incurred in the ordinary course that are not material to the business, operations and financial conditions of the property so encumbered and that are not resulting from a breach, default or violation by Seller or any of the Selling Subsidiaries or Transferred Companies of any Contract or Law. The items set forth in clauses (i) to (vi) above are collectively referred to herein as “Permitted Encumbrances.”

Set forth on Schedule 3.5 is a complete and accurate list of all written leases for real property to which any Transferred Company is a party or by which it is bound, in each case that involve annual payments in excess of $1,000,000 as lessee (the “Transferred Company Leases”). There is no material default or claims of material default under any Transferred Lease or Transferred Company Lease, and to Seller’s Knowledge no event has occurred that, with the passage of time or the giving of notice or both, would constitute a material default by Seller, a Selling Subsidiary, a Transferred Company or any other party thereto under any Transferred Lease or Transferred Company Lease, or would permit modification, acceleration, or termination of any Transferred Lease. None of Seller, any Selling Subsidiary or any Transferred Company has received or given any notice of any material default or event that with notice or lapse of time, or both, would constitute a material default by Seller any Selling Subsidiary or any Transferring Company under any Transferred Lease or Transferred Company Lease and, to the Knowledge of Seller, no other party is in material default thereof, and no party to any Transferred Lease or Transferred Company Lease has exercised any termination rights with respect thereto.

(b) To Seller’s Knowledge, there does not exist any actual condemnation or eminent domain proceedings that relate to a material portion of (i) any Transferred Real Property or (ii) any material Transferred Companies Real Property.

(c) To Seller’s Knowledge, none of Seller, any Selling Subsidiary or any Transferred Company has received any written notice from any insurance company that has issued a policy with respect to any Transferred Real Property or any material Transferred Companies Real Property, requiring performance of any material structural or other material repairs or alterations to such Transferred Real Property or Transferred Companies Real Property.

         Section 3.6.   Assets.

(a) Except as set forth in Schedule 3.6 or as otherwise provided in this Agreement or the Ancillary Agreements, Seller or a Selling Subsidiary, with respect to the Transferred Assets, or a Transferred Company, with respect to the other Assets, owns, leases or has the legal right to use all of the Assets (other than Real Property, which is the subject of Section 3.5, and Intellectual Property, which is the subject of Section 3.13) and has good title to (or in the case of leased Assets, valid leasehold interest in or valid and enforceable lease agreements regarding) all Assets (other than real property, which is the subject of Section 3.5, and Intellectual Property, which is the subject of Section 3.13), except for such defects of title or restrictions on use that, individually or in the aggregate, would not have a Material Adverse Effect. All of the material Assets are free of any materially adverse Encumbrances other than Permitted Encumbrances. Except (i) as set forth on Schedule 3.6 and (ii) for the Excluded Assets, the Assets, together with the rights granted to Buyer pursuant to this Agreement and the Ancillary Agreements and any other agreements to be entered into pursuant hereto or thereto, will constitute on the Closing Date substantially all of the assets and rights (including employees) necessary to conduct the Business in substantially the same manner as the Business is presently conducted.

(b) Except as reflected in the Financial Information or as set forth on Schedule 3.6, the tangible assets of the Transferred Assets, taken as a whole, are in sufficiently good and serviceable condition for the current operation of the Business, subject to normal wear and tear and other impairments of value that, individually or in the aggregate, would not have a Material Adverse Effect.

(c) Except as set forth on Schedule 3.6 or as provided pursuant to this Agreement or the Ancillary Agreements, there are no material assets used in the Transferred Business that are not Transferred Assets.

        Section 3.7.   Litigation. Except as set forth on Schedule 3.7, as of the date hereof, there is no Legal Proceeding pending or, to Seller’s Knowledge, overtly threatened to Seller or any of its Affiliates against a Transferred Company or, with respect to the Business, Seller or a Selling Subsidiary (or to the Knowledge of Seller, pending or overtly threatened to Seller or any of its Affiliates, against any of the officers or directors of Seller or any of the Selling Subsidiaries or Transferred Companies related to their business duties, which materially interfere with their business duties, or as to which any Seller, any of the Selling Subsidiaries or Transferred Companies has any material indemnification obligations) at law, in equity or otherwise, in, before, or by, any court or Governmental Authority, other than which would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 3.7 or as would not, individually or in the aggregate, have a Material Adverse Effect, there are no unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator) against any of the Transferred Assets or against a Transferred Company, or with respect to the Business, Seller or a Selling Subsidiary, and, except as would not have a Material Adverse Effect, none of Seller, any Selling Subsidiary or any Transferred Company is in breach or violation of any orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator).

        Section 3.8.   Compliance with Law.

(a) The Business is being conducted in accordance with all Laws, except for possible violations which, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth on Schedule 3.8, none of Seller, any Selling Subsidiary, with respect to the Business, or any Transferred Company has received any written notice or been charged with any violation of Law, except for possible violations which, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth on Schedule 3.8, all Permits required to conduct the Business have been obtained and are in full force and effect and are being complied with in all material respects, except for such which, individually or in the aggregate, would not have a Material Adverse Effect. There are no Legal Proceedings pending or, to Seller’s Knowledge, overtly threatened to Seller or any of its Affiliates relating to the suspension, revocation or modification of any Permit, except for such which, individually or in the aggregate, would not have a Material Adverse Effect.

(b) Notwithstanding the foregoing, no representation or warranty is made under this Section 3.8 in respect of any (i) employee benefit matters which are addressed in Section 3.12 (as to which no representation or warranty is made except as set forth in Section 3.12), (ii) intellectual property matters which are addressed in Section 3.13 (as to which no representation or warranty is made except as set forth in Section 3.13), (iii) matters relating to Taxes which are addressed in Section 3.16 (as to which no representation or warranty is made except as set forth in Section 3.16) and (iv) environmental matters which are addressed in Section 3.15 (as to which no representation or warranty is made except as set forth in Section 3.15).

         Section 3.9.   Contracts. Attached hereto as Schedule 3.9 is a complete and accurate list of all of the following Contracts (except any Contracts that may be immediately terminable or terminable on not more than 30 days’ prior notice without penalty or premium), as of the date hereof, included in the Transferred Assets or to which any Transferred Company is a party or by which it is bound:

(a) Contracts that would reasonably be expected to result in consideration under its express payment terms in excess of $1,000,000 in any year;

(b) Contracts for the sale of any of the Transferred Assets or assets of any Transferred Company other than in the ordinary course or for the grant to any Person of any preferential rights to purchase any of such assets other than in the ordinary course, in each case for consideration in excess of $2,500,000;

(c) Contracts for joint ventures, partnerships, or sharing of profits or proprietary information, in each case other than in the ordinary course;

(d) Contracts containing covenants not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any Person with respect to employment or covenants of any other Person not to compete with any Transferred Company in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment except, with respect to covenants not to solicit or hire, for any such Contracts in the ordinary course with customers and suppliers;

(e) Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) of any operating business or material assets or the capital stock of any other Person for consideration in excess of $1,000,000, other than any such acquisitions in the ordinary course of business or reflected in the capital expenditure budget information provided to Buyer;

(f) Contracts for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of $150,000 and any Contracts providing for severance, retention, change in control, transaction bonus or other similar payments to such individuals; and

(g) outstanding Contracts of guaranty or surety of material Indebtedness or indemnification of any material amount, other than in the ordinary course of business, direct or indirect.

        Each Contract listed on Schedule 3.9 is in full force and effect in accordance with the terms of such Contract, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights or debtors’ remedies and to general equity principles, and upon consummation of the transactions contemplated by this Agreement, shall, except as otherwise stated on Schedule 3.9, continue in full force and effect without penalty and not terminate pursuant to its terms (or by right at the option of any third party) as a result of the consummation of such transactions. There is no material default or claim of material default under any material Contract listed on Schedule 3.9, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a material default by Seller, a Selling Subsidiary, a Transferred Company or, to the Knowledge of Seller, any other party thereto under any such Contract, or would permit modification, acceleration, or termination of any such Contract, or result in the creation of an Encumbrance on any of the material Transferred Assets. Seller has delivered or made available to Buyer copies of all of the Contracts listed on Schedule 3.9 that are true, correct and complete in all material respects, together with all material amendments thereto.

        Section 3.10.   Consents and Approvals. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller and the Selling Subsidiaries, as the case may be, or the continuing validity and effectiveness immediately following the Closing of any material Permit of any Selling Subsidiary or Transferred Company relating to the Business do not and will not require any material consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) as set forth on Schedule 3.10, (b) for the notification requirements of the HSR Act, (c) for filings, consents and approvals or clearances (including those required under any non-United States antitrust or investment laws) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by Seller and the Selling Subsidiaries of the transactions contemplated by this Agreement and the Ancillary Agreements and (d) as may be necessary as a result of facts or circumstances relating solely to the Buyer.

        Section 3.11.   Collective Bargaining Agreements/Employees.

(a) Except as set forth on Schedule 3.11, as of the date hereof, none of Seller, any Selling Subsidiary or any Transferred Company is a party to or bound by any collective agreement with respect to the Employees, nor is there pending, or to Seller’s Knowledge, overtly threatened to Seller or any of its Affiliates, any material strike, walkout or other work stoppage by or respecting the Employees. Each collective agreement, has been complied with in all material respects by the Selling Subsidiary or Transferred Company that is a party thereto.

(b) Except for those undertakings of Crown Bender GmbH specified in Schedule 3.11 or as provided by Law, as of the date hereof, the Business is not bound by any binding undertaking to maintain employment or not to reduce workforce.

        Section 3.12.   Benefit Plans.

(a) Set forth on Schedule 3.12 is a true and complete list of each “employee benefit plan,” as defined in Section 3(3) of ERISA and all other retirement, profit sharing, deferred compensation, incentive, severance and other material fringe benefit plans, programs or arrangements maintained or contributed to by Seller, any ERISA Affiliate, any of the Selling Subsidiaries or any of the Transferred Companies for the benefit of any U.S. Employee or Former U.S. Employee (the “Seller U.S. Plans”).

(b) As applicable with respect to each Seller U.S. Plan, Seller has made available to Buyer, true and complete copies of (i) each Seller U.S. Plan, including all amendments thereto, (ii) the current summary plan description and each summary of material modifications thereto and (iii) the most recent Internal Revenue Service (the “IRS”) determination letter.

(c) Each Seller U.S. Plan has been maintained, operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code in all material respects. Each Seller U.S. Plan intended to be qualified under Section 401(a) of the Code (a “Seller Pension Plan”) is so qualified and all related trusts are exempt from taxation under Section 501(a) of the Code.

(d) No Transferred Asset is subject to any lien under Code Section 401(a)(29), ERISA Section 302(f) or Code Section 412(n), ERISA Section 4068 or arising out of any action filed under ERISA Section 4301(b); neither the Seller nor any ERISA Affiliate has incurred any liability which would reasonably be expected to subject Buyer, any Transferred Company or any Transferred Asset to material liability under Section 4062, 4063, 4064 or 4069 of ERISA; neither the Seller nor any ERISA Affiliate has incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, or any contingent withdrawal liability under Section 4204 of ERISA, to any multiemployer pension plan, which liability would reasonably be expected to become a liability of Buyer or any Transferred Company, or to impose any lien or encumbrance. All contributions that Seller or any ERISA Affiliate are required to have made to any such multiemployer plan have been timely made.

(e) Set forth on Schedule 3.12 is a true and complete list of each pension, profit sharing, retirement, health, life, disability, deferred compensation, incentive, severance and other material fringe benefit plans, programs or arrangements maintained or contributed to by Seller, any ERISA Affiliate, any of the Selling Subsidiaries or any of the Transferred Companies for the benefit of any Foreign Employee or Former Foreign Employee other than plans, programs or arrangements required to be maintained or contributed to by the law of the relevant jurisdiction (the “Seller Foreign Plans”).

(f) As applicable with respect to each Seller Foreign Plan, Seller has made available to Buyer, true and complete copies of (i) each Seller Foreign Plan, including all amendments thereto and (ii) all current material employee communications describing each Seller Foreign Plan and any material modifications thereto.

(g) Each Seller Foreign Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable law of the relevant jurisdiction except where such noncompliance would not have a Material Adverse Effect.

(h) The representations contained in this Section 3.12 shall be the exclusive representations and warranties with respect to employee benefit matters.

        Section 3.13.   Intellectual Property.

(a) Set forth on Schedule 3.13 hereto is a complete and accurate list of all material patents, registered trademarks, registered service marks, registered copyrights, registered domain names and all applications for the same, included in the Intellectual Property owned by Seller, a Selling Subsidiary or a Transferred Company as of the date hereof and the Closing Date and which are included in the Transferred Assets or which are owned by an Asset Sale Subsidiary (and used primarily in the Business) or a Transferred Company, in each case other than Excluded Assets (collectively, the “Business Registered Intellectual Property”), indicating as to each item as applicable: (i) the current owner; (ii) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration, or application number of the item, (iv) the dates of application, issuance or registration of the item. Each material item of the Business Registered Intellectual Property is, to Seller’s Knowledge, subsisting and has not been declared invalid by a governmental authority with jurisdiction over such item, and Seller has taken steps reasonably necessary to cause that all necessary registration, maintenance and renewal fees due for payment no later than the Closing Date in connection with such Business Registered Intellectual Property have been or will be paid in a timely manner, and that all registration, maintenance, and renewal documents due no later than the Closing Date and necessary to maintain such Business Registered Intellectual Property against cancellation have been or will be filed, paid or taken in a timely manner with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, and to Seller’s Knowledge, all such payments and filings have been or will be made in a timely manner.

(b) Schedule 3.13 lists, as of the date hereof, all material written licenses, sublicenses, consents and other agreements (i) by which Seller, a Selling Subsidiary or a Transferred Company is authorized to use any Intellectual Property (other than off-the-shelf computer programs) that is used, held for use or contemplated to be used by Seller, a Selling Subsidiary or a Transferred Company primarily in the Business, and (ii) by which Seller, a Selling Subsidiary or a Transferred Company licenses or otherwise authorizes a third party to use any Intellectual Property included in the Transferred Assets or that is owned by a Transferred Company. Seller has delivered or made available to Buyer copies of all of the licenses, sublicenses, consents and other agreements listed on Schedule 3.13 that are true, correct and complete in all material respects, together with all material amendments thereto.

(c) The Seller, each Selling Subsidiary and each Transferred Company have taken commercially reasonable steps to protect the material confidential information and trade secrets of the Business.

(d) Except as set forth on Schedule 3.13, and except with respect to matters of infringement, violation, or misappropriation of Intellectual Property addressed specifically by Section 3.13(e)(i), Seller, a Selling Subsidiary or a Transferred Company owns all right, title and interest in and to, or has a valid and enforceable license, sublicense, or right to use, all of the Intellectual Property and Technology included in the Assets, free and clear of all material Encumbrances.

(e) Within the four years immediately preceding the date hereof, none of Seller, any Selling Subsidiary nor any Transferred Company has received any material written notice, claim, demand or other assertion from any other Person challenging or questioning the right of Seller, a Selling Subsidiary or a Transferred Company to use any of the Intellectual Property or Technology used in connection with to the operation and conduct of the Business or incorporated into the products or services of the Business or challenging the ownership, use, validity or enforceability of the material Intellectual Property or Technology included in the Transferred Assets or owned by a Transferred Company. Except as set forth on Schedule 3.13, to Seller’s Knowledge, (i) the operation of the Business as currently conducted and as currently proposed to be conducted does not infringe upon, violate or constitute misappropriation of the Intellectual Property of any other Person, and (ii) within the three years immediately preceding the date hereof, the Intellectual Property and Technology included in the Transferred Assets or purportedly owned by a Transferred Company has not been infringed by any other Person in any material respect. Except as set forth on Schedule 3.13, none of the Seller, a Selling Subsidiary nor a Transferred Company nor any Intellectual Property or Technology included in the Transferred Assets or owned by a Transferred Company is party to or the subject of any pending, or to the Knowledge of the Company, threatened material proceedings or actions before any court, governmental entity, tribunal (including, but not limited to, the United States Patent and Trademark Office or equivalent authority anywhere in the world) which involves a claim of infringement, unauthorized use, or violation of any Intellectual Property of any third party or a challenge by a third party to the ownership, use, validity or enforceability of any of the Intellectual Property or Technology included in the Transferred Assets or owned or licensed by a Transferred Company. Except as set forth on Schedule 3.13, there are no unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator) against any of the Intellectual Property or Technology included in the Transferred Assets, and none of Seller, any Selling Subsidiary or any Transferred Company is in breach or violation of any such orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator).

(f) To Seller’s Knowledge, except (i) as set forth on Schedule 3.13, and (ii) for the Excluded Assets that are (A) licensed to Buyer pursuant to the Technology License Agreement, (B) described in Section 2.2(e), (C) set forth on Schedule 3.2(c), or (D) described in Section 5.7(a)(i) or Section 5.7(a)(ii); the Intellectual Property and Technology included in the Transferred Assets or owned by the Transferred Companies, together with the rights granted to Buyer pursuant to this Agreement and the Ancillary Agreements and any other agreements to be entered into pursuant hereto or thereto, will constitute on the Closing Date all of the material Intellectual Property and material Technology necessary to conduct the Business in the same manner as the Business is presently conducted.

(g) The material Contracts pertaining to Intellectual Property and Technology included in the Transferred Assets are in full force and effect and none of Seller, any Selling Subsidiary or any Transferred Company has received or given any notice of any default or event that, with the passage of time, or the giving of notice or both, would constitute a material default by Seller, a Selling Subsidiary or a Transferred Company, and to the Knowledge of Seller, neither Seller, any Selling Subsidiary not any Transferred Company nor the other party is in default hereof, and no party to such licenses has exercised any termination rights with respect thereto.

(h) As of the date hereof, none of Seller, a Selling Subsidiary or a Transferred Company has received written notice of termination of a material portion of the entire Royalty Stream. Subject to the foregoing, there can be no assurance regarding the Business’ ability to maintain the Royalty Stream in the future.

(i) The representations contained in this Section 3.13 shall be the exclusive representations and warranties with respect to intellectual property matters, other than Sections 3.2, 3.4., and 3.8.

        Section 3.14.   Brokers and Finders. Except for the retention of Citigroup Global Markets Inc., the fees and expenses of which will be paid by Seller in accordance with Section 9.7, Seller has not employed any broker, finder or investment banker or incurred any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

        Section 3.15.   Environmental Representations.

(a) Except as disclosed on Schedule 3.15, or with respect to individual matters as would not result in the Business incurring material Environmental Liabilities:

(1) the Business is and has been in compliance with all Environmental Laws, which compliance includes obtaining, maintaining in good standing, and complying with all Permits required by applicable Environmental Laws (“Environmental Permits”);

(2) the Seller, the Selling Subsidiaries and the Transferred Companies have not received any unresolved written notice of any citation, summons, order, complaint, penalty, claim, investigation or review by any Governmental Authority in connection with the Business (x) with respect to any violation or alleged violation by the Business of any applicable Environmental Law, (y) with respect to any alleged failure of the Business to have or comply with any Environmental Permit or (z) with respect to any generation, treatment, storage, recycling, transportation, Release or threatened Release or disposal of any Hazardous Substance and to the Knowledge of Seller or the Selling Subsidiaries, no such notice, citation, summons, order, complaint, penalty, claim, investigation or review against or involving the Business has been threatened;

(3) the Seller, Selling Subsidiaries and the Transferred Companies have not received any unresolved written request for information, notice of claim, demand or notification that any of them is or may be potentially responsible with respect to any investigation or clean-up of any threatened or actual Release of any Hazardous Substance generated in connection with the Business.

(4) Neither the Seller, Selling Subsidiaries nor the Transferred Companies with respect to the Real Property have filed a written notification of a Release or threat of Release which the Seller, Selling Subsidiaries or Transferred Companies are required under applicable Environmental Laws to investigate and/or clean-up;

(5) to Seller’s Knowledge, no facts, circumstances or conditions exist with respect to the Business of any Real Property or former real property owned or operated in connection with the Business that would reasonably be expected to result in the Business incurring unbudgeted Environmental Liabilities.

(b) Except as disclosed on Schedule 3.15, no consent, approval or authorization of any environmental Governmental Authority is required to be obtained by Seller, the Selling Subsidiaries or Transferred Companies in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated under this Agreement.

(c) Seller and the Selling Subsidiaries have provided or otherwise made available to Buyer copies of all material environmental reports, assessments, and investigations related to the Business and any and all material non-privileged audits or other documentation related to any Environmental Liabilities of the Business in the possession, custody or control of the Seller or the Selling Subsidiaries.

(d) The representations contained in this Section 3.15 shall be the exclusive representations and warranties with respect to environmental matters (including, without limitation, Environmental Liabilities, compliance with applicable Environmental Laws and Hazardous Substances).

        Section 3.16.   Taxes. The Transferred Companies and any consolidated, combined, unitary or aggregate group for Tax purposes of which any of the Transferred Companies is or has been a member have filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns and have paid or caused to be paid all Taxes required to be paid with respect to the Business, except where the failure to file such Tax Returns or pay such Taxes would not have a Material Adverse Effect. All such Tax Returns are true, correct and complete in all material respects and there are no liens, other than Permitted Encumbrances, on any of the assets of any Transferred Company or any of its subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax. None of the Transferred Companies (A) has been a member of an affiliated group filing a consolidated federal income Tax Returns (other than a group the common parent of which was Seller) or (B) has any liability for the Taxes of any Person (other than the Transferred Companies) under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign Law).

The Transferred Companies and each of their subsidiaries have complied in all material respects with all applicable material Laws, rules and regulations relating to the payment and withholding of Taxes and have duly and timely withheld and collected from employee salaries, wages and other compensation and have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over for all periods under all applicable Laws. None of the Transferred Companies or the Seller or the Selling Subsidiaries, with respect to the Business, has (i) as of the date hereof been notified in writing that any Tax Return is currently under audit by any taxing authority or that such a taxing authority intends to conduct such an audit and no action, suit, investigation, claim or assessment is pending or, to the Knowledge of Seller, proposed with respect to any Taxes; (ii) made any agreement for the extension of time or the waiver of the statute of limitations for the assessment, collection or payment of any Taxes; or (iii) executed any power of attorney with respect to any Tax matter that is currently in force. No claim has been made in writing by a taxing authority in a jurisdiction where any of the Transferred Companies or Seller or any of the Selling Subsidiaries, with respect to the Business, does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction. None of the Transferred Companies nor any other Person on behalf of the Transferred Companies have (i) agreed to or are required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method or have any Knowledge that any taxing authority has proposed any such adjustment or change in accounting method, or have any application pending with any taxing authority requesting permission for any changes in accounting methods or (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign Law. None of the US Transferred Companies is a party to any agreement that would obligate it to make any payment that will not be deductible by reason of Section 280G of the Code.

        Section 3.17.   Related Party Transactions. To Seller’s Knowledge, as of the date hereof or, with respect to matters first arising or of which Seller first gains Knowledge after the date hereof, other than in the ordinary course or as contemplated by this Agreement, no Employee, officer or director of Seller or any of the Selling Subsidiaries (in each case with respect to the Business) or Transferred Companies, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any material amount to Seller or any of the Selling Subsidiaries or Transferred Companies nor does Seller or any of the Selling Subsidiaries or Transferred Companies owe any material amount to, or has Seller or any of the Selling Subsidiaries or Transferred Companies committed to make any material loan or extend or guarantee credit in a material amount to or for the benefit of, any Related Person (other than advances of expenses in the ordinary course of business), (ii) is involved in any business arrangement or other relationship with Seller or any of the Selling Subsidiaries or Transferred Companies (whether written or oral) other than in his or her capacity as an employee of Seller and its Affiliates (including the Business), or (iii) owns any material property or right, tangible or intangible, that is used by Seller or any of the Selling Subsidiaries or Transferred Companies.

        Section 3.18.   Customers. As of the date hereof, none of the ten largest customers of the Business by dollar amount of sales in 2004 of the Business (i) has terminated all or any material portion of its relationship with any of the Asset Sale Subsidiaries (with respect to the Business) or Transferred Companies or materially reduced the pricing or other terms of its business with any of the Asset Sale Subsidiaries (with respect to the Business) or Transferred Companies and, (ii) to the Knowledge of Seller, no such customer has notified the Asset Sale Subsidiaries (with respect to the Business) or Transferred Companies that it intends to terminate or materially reduce or change the pricing or other terms of its business with any of the Asset Sale Subsidiaries or Transferred Companies.

        Section 3.19.   Product Warranty; Product Liability.

(a) Except as set forth on Schedule 3.19, the products manufactured, sold or delivered by any of the Selling Subsidiaries or Transferred Companies in conducting the Business have been in conformity in all material respects with all product specifications, express warranties and applicable Laws. Except as set forth on Schedule 3.19, none of the Selling Subsidiaries or Transferred Companies has any material liability for replacement or repair of any such products or other damages in connection therewith or any other customer or product obligations not reserved against on the 2004 Balance Sheet.

(b) Except as set forth on Schedule 3.19, none of the Selling Subsidiaries or Transferred Companies has material liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by any of the Selling Subsidiaries or Transferred Companies in conducting the Business. Except as set forth on Schedule 3.19, none of the Selling Subsidiaries or Transferred Companies has committed any act or failed to commit any act which would result in, and there has been no occurrence which would give rise to or form the basis of, any material product liability or material liability for breach of warranty (whether covered by insurance or not) on the part of any of the Selling Subsidiaries or Transferred Companies with respect to products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed or services rendered by or on behalf of any of the Selling Subsidiaries or Transferred Companies in conducting the Business.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Seller as follows, such representations and warranties being made at the date hereof and, if applicable, upon delivery of the certificate pursuant to Section 6.2(c) being deemed to be made at the Closing Date (except where made expressly as of a different date):

        Section 4.1.   Organization and Authority of Buyer. Buyer has been duly incorporated, is validly existing and, with respect to jurisdictions in which such concept is recognized, is in good standing under the laws of its jurisdiction of incorporation, with the requisite corporate power and authority to own, operate or lease the properties that it owns, operates or leases and to carry on its business as now being conducted. Buyer has the full corporate power and authority to enter into this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. As of the date hereof, all of the equity interests of Buyer are owned by funds managed by PAI partners SAS (“PAI”) and Buyer is controlled by PAI. As of the Closing, a majority of the equity interests of Buyer will be owned by funds managed by PAI partners SAS and Buyer will be controlled by PAI. This Agreement has been and each of the Ancillary Agreements will be at or prior to Closing, duly authorized, executed and delivered by Buyer and constitutes a legal, valid and binding agreement of Buyer, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights or debtors’ remedies and to general equity principles, and no other proceedings on the part of Buyer are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby.

        Section 4.2.   No Conflict. None of the execution and delivery of this Agreement or of the Ancillary Agreements, the consummation of the transaction contemplated hereby or thereby, or compliance by Buyer with any of the terms and provisions hereof or thereof will violate (a) any provision of the certificate of incorporation or by-Laws or other similar organizational document of Buyer; (b) any Permit, Law, statute or regulation or, any judgment, injunction, order or decree of any Governmental Authority to which Buyer is subject except, in all cases, such violations that would not prohibit or materially impair Buyer’s ability to perform its obligations under this Agreement or the Ancillary Agreements, or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of Buyer to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Persons under, or result in the creation of any Encumbrance on Buyer except in any such case for any violations, conflicts, breaches, defaults or other matters that would not prohibit or materially impair Buyer’s ability to perform its obligations under this Agreement or the Ancillary Agreements.

        Section 4.3.   Consents and Approvals. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer or the continuing validity and effectiveness immediately following the Closing of any Contract or Permit of Buyer do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) as set forth on Schedule 4.3, (b) for the notification requirements of the HSR Act, (c) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by Buyer of the transactions contemplated by this Agreement and the Ancillary Agreements and (d) as may be necessary as a result of facts or circumstances relating solely to the Seller.

        Section 4.4.   Brokers and Finders. Except for the retention of Credit Suisse First Boston, the fees and expenses of which will be paid by Buyer in accordance with Section 9.7, Buyer has not employed any broker, finder or investment banker or incurred any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

        Section 4.5.   Financial Capability. Buyer has sufficient funds or capital commitments in place to purchase the Business and the Transferred Assets on the terms and conditions contained in this Agreement and, subject to such terms and conditions, will have sufficient funds on the Closing Date.

        Section 4.6.   Regulatory Matters. Buyer has conducted its operations in accordance with all applicable Laws, including, without limitation, all Environmental Laws. Buyer is not subject to any enforcement action, citation, consent decree or other similar action by any Governmental Authority that might materially affect its or Seller’s or a Selling Subsidiary’s ability to have any permit or license transferred or reissued to Buyer as contemplated by this Agreement or otherwise to consummate any of the transactions contemplated by this Agreement and the Ancillary Agreements.

        Section 4.7.   Securities Act and Investment.

(a) Buyer is acquiring the Shares solely for the purpose of this investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”) and Buyer is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.

(b) Buyer acknowledges the Shares are not registered under the Securities Act or any applicable state securities law or other applicable laws, and that such Shares may not be transferred or sold except pursuant to the registration provisions of such Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities Laws and regulations as applicable.

(c) Buyer understands that the acquisition of the Shares to be acquired by it pursuant to the terms of this Agreement involves substantial risk. Buyer and its officers have experience as an investor in securities and Shares of companies such as the ones being transferred pursuant to this Agreement and acknowledges that it can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that Buyer is capable of evaluating the merits and risks of its investment in the Shares to be acquired by it pursuant to the transactions contemplated hereby.

(d) Buyer acknowledges that the offer and sale of the Shares to be acquired by it in the transactions contemplated by this Agreement has not been accomplished by the publication of any advertisement.

(e) There are no existing agreements or arrangements pursuant to which Buyer will divest or otherwise dispose of the assets of or equity in, or by any other manner, the Business.

        Section 4.8.   Investment Canada Act. Buyer is a non-Canadian and is a WTO investor within the meaning of the Investment Canada Act (Canada).

        Section 4.9.    Litigation. As of the date hereof, there is no action, suit, proceeding or investigation pending or, to Buyer’s Knowledge, overtly threatened to Buyer or any Buyer Controlled Affiliate against Buyer, any Buyer Controlled Affiliate or PAI partners SAS at law, in equity or otherwise, in, before, or by, any court or Governmental Authority, that would be reasonably likely to prevent or materially delay the consummation by Buyer of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.10. Solvency. To the Knowledge of Buyer, at and immediately following the Closing, Buyer will not be insolvent as defined in and for purposes of 11 U.S.C. Section 101(32) or any applicable U.S. State Law.

ARTICLE V

CERTAIN COVENANTS OF SELLER AND BUYER

        Section 5.1.   Access and Information.

(a) Seller shall permit Buyer and its finance providers (provided that such financing sources are accompanied by representatives of Buyer) and their respective advisers and other representatives after the date of this Agreement to have reasonable access, during regular business hours and upon reasonable advance notice, to the Seller’s, Selling Subsidiaries’ and Transferred Companies’ properties and facilities, including the Real Property, subject to Seller’s reasonable rules and regulations, but not the right to perform any invasive or environmental testing or sampling or other “Phase I” or “Phase II” investigations without Seller’s prior consent, which consent shall be withheld or granted in Seller’s sole discretion, provided that Buyer shall maintain and deliver evidence to Seller of adequate insurance before entering any Real Property and indemnify Seller for any losses arising as a result of any such access by Buyer. Seller shall furnish, or cause to be furnished, to Buyer any financial and operating data and other information that is readily available with respect to the Business as Buyer shall from time to time reasonably request. It is expressly understood by the parties hereto that, notwithstanding the provisions of this Section 5.1, Seller, in its sole discretion, may deny or restrict any access (i) involving possible breaches of applicable confidentiality agreements with third parties, environmental reviews the written work plan for which had not been previously approved by Seller in its sole discretion, or possible waivers of any applicable attorney-client privileges; (ii) to any manufacturing processes, know-how, operating instructions or other proprietary knowledge of Seller or any of its Affiliates with respect to the products and materials used in or manufactured by the Business or the Retained Businesses or (iii) in the event Buyer is in material breach of this Agreement. It is further understood that Seller shall be under no obligation to grant Buyer, its finance providers or their respective representatives any access if such access would, under the circumstances, unreasonably interfere with the Seller’s or the Selling Subsidiaries’ operations, activities or employees, or if such access would, in the judgment of the Seller, violate applicable antitrust, industrial security or similar laws. In an effort to prevent any interference or disruption caused by such access, Seller may, at its sole discretion, reasonably limit the number of individuals and the number of visits to its facilities. Buyer shall coordinate all such access with a Seller employee who will be identified to Buyer promptly after the execution of this Agreement, and shall not directly or indirectly contact any other employee, or any customer or supplier, of Seller or of the Business without the prior approval of the designated employee. Except to the extent provided in this Agreement or disclosed in the Schedules hereto, no information provided to or obtained by Buyer pursuant to this Section 5.1 shall limit or otherwise affect the remedies available hereunder to Buyer (including, but not limited to, Buyer’s right to seek indemnification pursuant to Article VIII), or the representations or warranties of, or the conditions to the obligations of, the parties hereto. The Seller shall in good faith develop, including during the period prior to Closing, the transition and migration plan for the services contemplated by the Transition Services Agreement. Buyer shall in good faith cooperate therewith.

(b) All information provided or obtained by Buyer heretofore or hereafter, including pursuant to clause (a) above, shall be held in confidence by Buyer in accordance with and subject to the terms of the Confidentiality Agreement, dated April 18, 2005, between Buyer and Seller (the “Confidentiality Agreement”). The parties hereby agree that, notwithstanding anything to the contrary contained in the Confidentiality Agreement, the Confidentiality Agreement shall survive from the date hereof until the Closing and shall terminate at the Closing. The parties hereby further agree that, in the event this Agreement is terminated prior to Closing for any reason, the term of the Confidentiality Agreement shall be extended until the later of the original expiration date and the date two years after the termination of this Agreement.

        Section 5.2.   Registrations, Filings and Consents.

(a) Subject to Seller’s and Buyer’s additional obligations under paragraphs (b) and (c) below, Seller and Buyer will cooperate and use reasonable best efforts to make, on a timely basis, all registrations, filings and applications to give all notices and to obtain any governmental transfers, approvals, orders, qualifications and waivers necessary for the consummation of the transactions contemplated hereby; provided, however, that neither Seller nor any of its Affiliates shall be required to make any material monetary expenditure, commence or be a plaintiff in any litigation or offer or grant any material accommodation (financial or otherwise) to any Person. Buyer shall pay all fees associated with such registrations, filings, applications, notices, transfers, approvals, orders, qualifications and waivers, including all fees payable in connection with the HSR Filing (as defined below) and any antitrust or competition filings in other jurisdictions, such as under Council Regulation No. 139/2004 of the European Community.

(b) Within seven Business Days of the date hereof, Buyer will determine whether it is required to file with the FTC and the Antitrust Division the notification and report form (the “HSR Filing”) required under the HSR Act with respect to the transactions contemplated hereby and will provide Seller with written notice of such determination. If so required, Seller and Buyer shall duly file the HSR Filing no later than the tenth Business Day following the date hereof. The HSR Filing shall be in substantial compliance with the requirements of the HSR Act. Each party shall cooperate with the other party to the extent necessary to assist the other party in the preparation of its HSR Filing, to request early termination of the waiting period required by the HSR Act and, if requested, use its commercially reasonable efforts to certify as soon as practicable their substantial compliance with any requests for additional information or documentary material that may be made under the HSR Act. Seller and Buyer shall duly file with the EU Commission the notification required under the EC Merger Regulation with respect to the transactions contemplated hereby no later than the fifth Business Day following the date hereof.

The filing to the EU Commission, (the “Form CO”) shall be in substantial compliance with the requirements of the EC Merger Regulation. Each party shall cooperate with the other party to the extent necessary to assist the other party in the preparation of the Form CO, and, if requested, use its commercially reasonable efforts to certify as soon as practicable their substantial compliance with any requests for additional information or documentary material that may be made under the EC Merger Regulation. Each of Buyer and Seller shall as promptly as practicable comply with the laws and regulations of any other Governmental Authority that are applicable to any of the transactions contemplated by this Agreement and the Ancillary Agreements and pursuant to which any consent, approval, order or authorization of, or registration, declaration or filing with such Governmental Authority is necessary, but in no event shall each of Seller and Buyer make any necessary initial filings, notifications, reports, registrations or declarations with any such Governmental Authority or take any initial action required by such Governmental Authority later than the fifth Business Day following the date hereof. Buyer and Seller shall furnish to each other all such information as is necessary to prepare any such registration, declaration or filing. Buyer and Seller shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority with respect to the transactions contemplated by this Agreement and the Ancillary Agreements. Seller shall be permitted to attend any meetings related to the foregoing between Buyer or its Affiliates, on the one hand, and the FTC, the Antitrust Division, the EU Commission or any other Governmental Authority on the other. Buyer shall provide to Seller copies of all filings made by Buyer with any Governmental Authority or any other information supplied by Buyer to a Governmental Authority in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Business and (ii) as necessary to comply with applicable law or contractual arrangements.

(c) (i) Each of Buyer and Seller agrees that it will, if necessary to enable Seller and Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, defend against any suits, actions or proceedings, judicial or administrative, challenging this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, including by seeking to vacate or reverse any temporary restraining order, preliminary injunction or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable; provided, that Seller shall not be under any such obligation to defend against any such actions or proceedings commenced by any Governmental Authority in respect of the antitrust, competition, merger control or similar laws, rules or regulations, and (ii) Buyer agrees that it shall make an offer to and enter into an agreement with the FTC, the Antitrust Division, the EU Commission and/or any other Governmental Authority to undertake behavioral commitments or divest and hold separate pending such divestiture, any and all assets and operations of the Business (and/or approximately equivalent assets or businesses of Buyer or any Affiliate of Buyer) as are necessary to prevent the commencement of any action or proceeding seeking, and/or prevent the entry of, or effect the dissolution of, a decree, restraining or other order and/or preliminary or permanent injunction preventing the consummation, in whole or in part, of the transactions contemplated by this Agreement and to permit Seller and the Selling Subsidiaries and Buyer to otherwise fully consummate the transactions contemplated by this Agreement and the Ancillary Agreements and the Closing and the purchase and sale of the Transferred Assets pursuant hereto. Without limitation of the foregoing, Seller, Buyer and their respective Affiliates shall not extend any waiting period under the HSR Act or any non-United States foreign antitrust merger control laws or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto.

        Section 5.3.   Conduct of Business. Prior to the Closing, and except as otherwise contemplated by this Agreement, set forth on Schedule 5.3 or Schedule 5.23 or consented to or approved by Buyer (which consent or approval shall not be unreasonably withheld or delayed), Seller covenants and agrees that it shall, and shall cause the Selling Subsidiaries and Transferred Companies to, operate the Business only in the ordinary course and use commercially reasonable efforts to preserve the properties, business, operations (including officers and employees), goodwill and relationships with suppliers and customers of the Business and shall not undertake any of the following with respect to the Business:

(a) sell, transfer or otherwise dispose of any of its material assets;

(b) create a material Encumbrance on any of the Transferred Assets or create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) a material amount of additional indebtedness (including guarantees or letters of comfort) or enter into any other material transaction;

(c) none of the Transferred Companies shall issue, sell or agree to issue or sell (a) any shares of its capital stock or (b) any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock except for any such sales to Seller, a Selling Subsidiary or a Transferred Company;

(d) enter into any lease of real or personal property or any renewals thereof involving a rental obligation exceeding $1,000,000 per annum per any such lease, and $5,000,000 per annum in the aggregate;

(e) (A) except for increases in accordance with past practices or as may be required by applicable law or any contracts or agreements existing as of the date hereof, materially increase the rate of compensation or the benefits payable to any of the Employees, (B) grant any material and unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee or director or (C) enter into any material employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any directors or officers (or amend any such agreement);

(f) (i) make any new commitment or increase any previous commitment for capital expenditures for the Business in an amount exceeding $1,000,000 per any such capital expenditure, and $5,000,000 in the aggregate; provided that any commitments identified on Schedule 3.4 shall not require the consent or approval of Buyer or (ii) fail to satisfy any capital expenditure commitment budgeted to occur prior to Closing by an amount greater than $500,000;

(g) except as would not have a Material Adverse Effect, enter into any transaction, contract or commitment outside of the ordinary course of business, modify any Contract, waive or permit the loss of any right of substantial value, cancel any debt or claim, except in the ordinary course of business consistent with past practice or voluntarily suffer any extraordinary loss;

(h) sell, assign, transfer, license or convey any material Intellectual Property;

(i) enter into or agree to enter into any merger or consolidation with, any corporation or other entity, and not engage in any new business or make a material investment in, make a loan, advance or capital contribution in a material amount to, or otherwise acquire a material amount of the securities of any other Person (other than securities held for cash management purposes);

(j) make any material commitment concerning the Intellectual Property that is the subject of the Seller Participation Note and Agreement, or commit the Business to any transaction contemplated therein including any change to the terms and conditions proposed to The Coca Cola Company in a manner inconsistent with the Seller Participation Note and Agreement;

(k) change or modify its credit, collection or payment policies and practices as in effect on the date hereof;

(l) take any action which would materially adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement;

(m) except as required by Law or applicable accounting principles (including U.S. GAAP), change its accounting principles, methods, policies and procedures;

(n) amend the organizational documents of any Transferred Company (other than immaterial technical changes); or

(o) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

        Nothing in this Agreement shall diminish Seller’s sole title to the Business or, except as expressly provided herein, shall be construed to limit Seller’s discretion to operate the Business in the ordinary course, or shall give Buyer any ownership rights to the Transferred Assets, before the Adjustment Date. Buyer acknowledges that, prior to the Adjustment Date, Seller, the Selling Subsidiaries and the Transferred Companies may transfer, by way of a dividend or otherwise, cash, cash equivalents, marketable securities and other financial instruments, past profits or reserves out of the Business and Transferred Companies in accordance with Section 5.23. Seller shall determine, in consultation with Buyer, the method by which any such assets shall be transferred or any intercompany accounts shall be eliminated after the date hereof.

        Section 5.3A.   Conduct of Business After the Adjustment Date. During the period from and after the Adjustment Date and prior to the Closing, and except as set forth on Schedule 5.3A or consented to or approved by Buyer (which consent or approval may be withheld by Buyer in its sole discretion), Seller covenants and agrees that it shall, and shall cause the Selling Subsidiaries and Transferred Companies to, operate the Business only in the ordinary course and use commercially reasonable efforts to preserve the properties, business, operations (including officers and employees), goodwill and relationships with suppliers and customers of the Business and, in addition to the restrictions in Section 5.3, shall not undertake any of the following with respect to the Business:

(a) make any dividend or distribution from any Transferred Company or that constitutes a Transferred Asset in respect of an equity interest, Indebtedness or other right of Seller or any Affiliate of Seller, in each case to the extent related to the Business;

(b) make any payment of cash or transfer of assets to Seller or any Affiliate of Seller which would be a Transferred Asset or an asset of a Transferred Company, in each case to the extent related to the Business;

(c) permit any Transferred Company to incur any Indebtedness, other than Indebtedness under any revolving credit or working capital line of credit to finance the Business in the ordinary course and consistent with past practice; or

(d) Encumber or permit any Affiliate to encumber any Transferred Asset or any asset of any Transferred Company other than in the ordinary course of business related to the Business.

        Section 5.4.   Post-Closing Obligations of the Buyer to Certain Employees.

(a) This Section 5.4(a) sets forth the agreement between Seller and Buyer with respect to the employment and employee benefits of the U.S. Employees and the Former U.S. Employees.

(1) At the Closing, Seller shall provide Buyer with Schedule 5.4(a)(1) Part One containing a list of the U.S. Employees identified by name, date of birth, work location, hire date, job title and salary level or hourly wage and Former U.S. Employees by name, date of birth, hire date, and termination date. Attached as Schedule 5.4(a)(1) Part Two is a list of the Former U.S. Employees as of the date of this Agreement by name, date of birth, hire date, and termination date, that Seller represents and warrants to be an exhaustive and accurate list as of such date.

(2) Effective as of the Closing Date, Buyer shall, or shall cause the applicable Transferred Company or other Buyer Controlled Affiliate to, offer employment to or continue the employment of all of the U.S. Employees at a salary level or rate of pay (excluding bonuses, compensation under the Seller’s Pension Plan and other compensation of a contingent nature unless pursuant to a Seller U.S. Plan (other than the Seller’s Pension Plan)) which is equal to or better than that provided by Seller or its applicable Affiliate immediately prior to Closing and subject to their continuing employment, Buyer shall cause such level of compensation to be maintained for at least one year. All U.S. Employees who continue employment with a Transferred Company or who become employed by Buyer or a Controlled Affiliate of Buyer effective as of the Closing Date are hereinafter referred to as the “Transferred U.S. Employees.”

(3) All Transferred U.S. Employees (and their eligible beneficiaries and dependents, including any such individual entitled to continuation coverage under Section 4980B of the Code) shall cease to participate in and be entitled to benefits under the Seller U.S. Plans that are “welfare plans” (as defined in Section 3(1) of ERISA) (“Seller’s Welfare Plans”) and shall become eligible to participate in and be entitled to benefits under Buyer’s Welfare Plans (as defined below) as of the Closing Date. The Seller Welfare Plans shall be responsible for all eligible claims incurred by Transferred U.S. Employees (and their beneficiaries and dependents) before the Closing Date (regardless of when such claim is submitted). A claim shall be deemed incurred (A) on the date of the occurrence of death or dismemberment in the case of claims under life insurance and accidental death and dismemberment plans, (B) in the case of a claim for disability benefits on the date the disability payment is due, and (C) in the case of a claim for medical, dental, vision or similar benefits on the date the relevant service is rendered.

(4) Notwithstanding any provision to the contrary, Seller and Seller’s Welfare Plans shall retain responsibility and liability for all post-retirement medical and post-retirement life insurance benefits owed to U.S. Employees and Former U.S. Employees (and their beneficiaries and dependents) under Seller’s Welfare Plans regardless of when such claim is incurred.

(5) Effective as of the Closing Date, Buyer shall take, or cause to be taken, all action necessary and appropriate to establish or extend employee benefit plans and programs for the benefit of the Transferred U.S. Employees (and their eligible beneficiaries and dependents, including any such individual entitled to continuation coverage under Section 4980B of the Code) that are substantially similar to the Seller Welfare Plans (excluding any provision regarding post-retirement medical or post-retirement life insurance benefits) applicable to such individuals immediately prior to Closing (such plans established or maintained by Buyer (or an Affiliate) are hereinafter referred to as “Buyer’s Welfare Plans”). Buyer and Buyer’s Welfare Plans shall be responsible for all eligible claims, incurred by Transferred U.S. Employees (and their beneficiaries and dependents) on and after the Closing Date. Buyer’s Welfare Plans shall not contain any exclusion or limitation with respect to any pre-existing conditions, shall waive any medical certification and shall give credit for all deductibles, co-payments and other out-of-pocket expenses incurred by Transferred U.S. Employees (and their eligible beneficiaries and dependents) under Seller Welfare Plans during the portion of the applicable plan year in which the Closing occurs. Buyer shall maintain the Buyer’s Welfare Plans for at least a one year period. For all purposes, Transferred U.S. Employees shall be given credit under Buyer’s Welfare Plans for all service performed for Seller or its Affiliates prior to Closing.

(6) Buyer agrees that, with respect to all Transferred U.S. Employees, Buyer will (A) provide all earned but untaken vacation credited to such Transferred U.S. Employees under Seller’s applicable vacation plans, determined as of the Closing Date and (B) provide that with respect to each Transferred U.S. Employee the rate of accrual of hours of vacation or other paid-time off for employment with Buyer or its Buyer Controlled Affiliates for the one year period following the Closing Date shall not be less than such rate of accrual with the Seller or its Affiliates immediately prior to the Closing Date.

(7) Effective as of the Closing Date, active participation by Transferred U.S. Employees in the Crown Cork & Seal Company, Inc. 401(k) Retirement Savings Plan (“Seller’s 401(k) Plan”) and the Crown Cork & Seal Company, Inc. Retirement Thrift Plan (“Seller’s Thrift Plan” and collectively with Seller’s 401(k) Plan the “Seller’s DC Plans”) shall cease and the Transferred U.S. Employees shall become fully vested in their account balances under Seller’s DC Plans. Effective as of the Closing Date, Buyer shall establish or make available a defined contribution retirement plan(s) for the benefit of Transferred U.S. Employees (“Buyer’s DC Plan(s)”). Within 180 days after the Closing Date, Buyer shall provide Seller an opinion letter of counsel acceptable to Seller that Buyer’s DC Plan(s) satisfy the requirements for qualification under Section 401(a) of the Code or deliver to Seller a current favorable determination letter issued by the IRS that the Buyer’s DC Plan(s) satisfy the requirements for qualification under Section 401(a) of the Code. As soon as practicable thereafter, Seller shall cause the trustee of the applicable Seller’s DC Plan to transfer to the trust forming a part of Buyer’s DC Plan(s) cash and/or securities (including participant notes) equal to the aggregate account balances of the Transferred U.S. Employees as of such transfer date. Upon receipt of the assets attributable to the Transferred U.S. Employees described in the preceding sentence, Buyer and Buyer’s DC Plan(s) shall assume and be solely responsible for the retirement benefits attributable to such transferred assets. Seller and Seller’s DC Plans shall retain responsibility for the retirement benefits owed to Former U.S. Employees under Seller’s DC Plans. On and after the Closing Date and through the date of the transfer described above, Buyer shall withhold from the paycheck of each Transferred U.S. Employee who has a loan outstanding under either of Seller’s DC Plans the required loan payment amount. Buyer shall send such amounts together with a schedule that identifies the applicable Transferred U.S. Employee to Seller or Seller’s Designee within five business days after the date such amounts are withheld. At the Closing, Seller shall furnish to Buyer a schedule of Transferred U.S. Employees with outstanding loans under Seller’s DC Plans and the frequency and amount of each such Transferred U.S. Employee’s scheduled loan payments. On and after the Closing Date and until the asset transfer described above has occurred, Buyer shall notify Seller of the termination of employment of each Transferred U.S. Employee who has an outstanding loan under either of Seller’s DC Plans unless such individual’s loan has previously been satisfied.

(8) Effective as of the Closing Date, active participation by Transferred U.S. Employees in the Crown Cork & Seal Company, Inc. Pension Plan (“Seller’s Pension Plan”) shall cease. As soon as practicable after the Closing, Buyer shall establish, effective as of the Closing Date a defined contribution plan intended to qualify under Code Section 401(a) with an approximate annual contribution of $600,000 (the “Buyer’s Plan”) for the benefit of all U.S. Transferred Employees who have an accrued benefit under Seller’s Pension Plan (the “Designated Employees”). Notwithstanding any provision in this Agreement to the contrary, Seller shall retain full and unrestricted responsibility and liability for all retirement benefits accrued under the Seller’s Pension Plan by Transferred U.S. Employees and Former Employees or any other current or former employees of Seller or its Affiliates. Subject to this Section 5.4(a)(8) and in accordance with Article VIII, Seller agrees to indemnify the Buyer Indemnified Parties against any liability and Buyer Indemnified Party may incur with respect to the Seller’s Pension Plan.

(9) Buyer shall assume and be bound by the terms and conditions of the agreements applicable to Transferred U.S. Employees and Former Employees disclosed on Schedule 5.4(a)(9) hereof. Buyer shall provide severance and other separation benefits to each Transferred U.S. Employee terminated by Buyer within one year following the Closing Date that are at least equal to the severance and other separation benefits such Transferred U.S. Employee was entitled to immediately prior to the Closing Date; provided, however that with respect to those agreements disclosed on Schedule 5.4(a)(9), Seller shall indemnify and hold harmless Buyer and its Affiliates (including the Transferred Companies) from any payment that they may be required to make to any Transferred U.S. Employee as a result of such agreements; provided, that Buyer and its Buyer Controlled Affiliates shall not employee or engage any such Transferred U.S. Employee as a consultant for a period of two years after such payment. Buyer shall recognize service with Seller and its Affiliates prior to the Closing Date for purposes of determining the amount of such severance or other separation benefits.

(b) Foreign Employee Matters.

(1) Except as otherwise specifically provided in Section 5.4(b)(2) through Section 5.4(b)(5), this Section 5.4(b)(1) sets forth the agreement between Seller and Buyer with respect to the employment and employee benefits of the Foreign Employees, Former Foreign Employees and the Seconded Employees as defined below.

(i) At the Closing, Seller shall provide Buyer with Schedule 5.4(b)(1)(i) Part One containing a list of the Foreign Employees identified by jurisdiction in which principally employed, name, date of birth, work location, hire date, job title and salary level or hourly wage and Former Foreign Employees by jurisdiction in which the individual was principally employed, name, date of birth, hire date and termination date. At the Closing Seller shall provide Buyer with Schedule 5.4(b)(1)(i) Part Two containing a list of Former Foreign Employees as of the date of this Agreement, by name, date of birth, hire date and termination date and country, that Seller represents and warrants to be an exhaustive and accurate list as of such date, provided that the number of Former German Employees shall not exceed 648; and the number of Former French Employees to be included on such list shall not exceed a number established by Seller and disclosed to Buyer within ten Business Days of the date hereof.

(ii) Effective as of the Closing Date, Buyer shall, or shall cause the applicable Transferred Company or other Buyer Affiliate to, offer employment to or continue the employment of all Foreign Employees in a manner that is consistent with the laws of the applicable jurisdiction in which such Foreign Employee is principally employed. All Foreign Employees who accept employment with or continue employment with Buyer, an Affiliate of Buyer or a Transferred Company effective as of the Closing Date are hereinafter referred to as “Transferred Foreign Employees.”

(iii) Except as otherwise provided for in this Section 5.4 or as may be required by law, each Transferred Foreign Employee and Former Foreign Employee (and their eligible beneficiaries and dependents) shall cease to participate in and be entitled to benefits under the Seller Foreign Plans which continue to be sponsored or maintained by the Seller or an Affiliate of the Seller after the Closing Date. Except as otherwise provided for in this Section 5.4, effective as of the Closing Date, Buyer shall establish or continue employee benefit plans, programs, policies and arrangements for, or shall extend existing Buyer employee benefit plans, programs, policies and arrangements to, the Transferred Foreign Employees and Former Foreign Employees (and their eligible beneficiaries and dependents) that are in accordance with local law and that provide benefits on terms and conditions that are substantially similar to those provided to Transferred Foreign Employees and Former Foreign Employees by Seller or its applicable Affiliate immediately prior to the Closing Date and shall maintain such plans, programs, policies and arrangements for at least a one year period. Except as otherwise provided in this Section 5.4, with respect to all Foreign Employees and Former Foreign Employees (and their eligible beneficiaries and dependents), Seller shall retain any liability under any Seller Foreign Plan that continues to be sponsored or maintained by the Seller or an Affiliate of the Seller after the Closing Date, for any claims incurred prior to the Closing Date, and Buyer shall assume all liability for claims incurred by Transferred Foreign Employees and Former Foreign Employees (and their eligible beneficiaries and dependents) before, on or after the Closing Date under any benefit plan, program, policy or arrangement that is sponsored or maintained by the Buyer or an Affiliate of the Buyer after the Closing Date. For purposes of this Section 5.4(b), welfare benefit claims shall be deemed to have been incurred in accordance with the procedure set forth in Section 5.4(a)(3) and retirement benefit claims shall be deemed incurred at the time the benefit is to be paid. For all purposes (other than benefit accrual under a defined benefit type retirement plan), Transferred Foreign Employees shall be given credit under Buyer’ plans, programs, policies and arrangements for all service performed for Seller or its applicable Affiliate prior to Closing.

(iv) Buyer shall assume and be liable for all earned but untaken vacation credited to Foreign Employees as of the Closing Date and shall provide each Transferred Foreign Employee with vacation and other paid-time off for the one year period following the Closing Date that is at least equal the vacation and paid-time off that such Transferred Foreign Employee received immediately prior to the Closing Date.

(v) Buyer shall be liable for any severance and other separation benefits except for such benefits that constitute Excluded Liabilities that become payable to Foreign Employees on or after the Closing Date. Buyer shall recognize service with Seller and its applicable Affiliates prior to the Closing Date for purposes of determining the amount of such severance or other separation benefits.

(vi) Buyer shall be liable for all compensation or benefits that became due to any Transferred Foreign Employee on or after the Closing as the result of any action or inaction of the Buyer or any Buyer Controlled Affiliate of the Buyer that occurs on or after the Closing Date and shall fully indemnify the Seller and its Affiliates for any such liability.

(2) This Section 5.4 (b)(2) sets forth supplemental agreements between Seller and Buyer with respect to the U.K. Employees and the Former U.K. Employees.

(i) All U.K. Employees who accept employment with or continue employment with Buyer or an Affiliate of Buyer effective as of the Closing Date are hereinafter referred to as the “Transferred U.K. Employees.”

(ii) Effective upon the Closing Date each Transferred U.K. Employee shall immediately cease to accrue benefits in the Metal Box Pension Scheme “Seller’s U.K. Pension Scheme”) and Crown UCP Ltd. and Crown Massmould Ltd. shall immediately cease to participate in the Seller’s U.K. Pension Scheme.

(iii) Notwithstanding any provision in this Agreement to the contrary, Seller and Seller’s U.K. Pension Scheme shall retain responsibility for the retirement benefits accrued prior to the Closing Date by U.K. Employees and Former U.K. Employees under the Seller’s U.K. Pension Scheme, including any liabilities or obligations in respect of employees who have given, prior to Closing, notice of election of early retirement. Buyer shall not be obligated under this Agreement to establish or maintain a defined benefit pension scheme for the benefit of Transferred U.K. Employees, and shall not establish or maintain such a pension scheme which increases Seller’s liability pursuant to Section 2.4(i) hereof, unless Buyer indemnifies Seller for such increased liability. Seller shall consult with Buyer regarding all communications to Transferred U.K. Employees regarding their rights and benefits under Seller’s U.K. Pension Scheme from and after the Closing.

(iv) In relation to any debt arising under section 75 or section 75A of the Pensions Act 1995, as may be amended or supplemented from time to time, as a result of Crown UCP Ltd. or Crown Massmould Ltd. ceasing to participate in the Seller’s U.K. Pension Scheme in accordance with this Section 5.4 (the “Section 75 Debt”):

a. Buyer agrees that it and its Affiliates will:

1. provide reasonable co-operation, assistance and information to Seller in any discussions or negotiations with any Governmental Authority or the trustees of the Seller’s U.K. Pension Scheme (the “Trustees”) regarding the calculation or payment of the Section 75 Debt;

2. allow Seller to control and conduct any discussions or negotiations with any Governmental Authority or the Trustees regarding the calculation or payment of the Section 75 Debt; and

3. not compromise, negotiate, pay or agree to any settlement with any Governmental Authority or the Trustees regarding the calculation or payment of the Section 75 Debt without Seller’s consent.

b. Seller will use its reasonable best efforts to reach agreements regarding the calculation and payment of the Section 75 Debt with the Trustees and, if necessary, any Governmental Authority with the intent that the Section 75 Debt will be paid by the Seller and not by the Buyer or its Affiliates.

c. Seller will use its reasonable best efforts to cause the Trustees to either call in the Section 75 Debt within six months of the date on which the Section 75 Debt is calculated, or alternatively confirm that no Section 75 Debt is payable.

d. Subject to this Section 5.4(b)(2) and in accordance with Article VIII, Seller agrees to indemnify Buyer and its Affiliates against any liability Buyer or its Affiliates may have to pay the Section 75 Debt.

(3) This Section 5.4(b)(3) sets forth supplemental agreements between Seller and Buyer with respect to the French Employees and the Former French Employees.

(i) To the extent permitted by French labor law, Seller Foreign Plans applicable to French Employees may be terminated or amended after Closing, subject to compliance with the provisions of such plans, and replaced by similar plans as set forth in Section 5.4(b)(1)(iii).

(4) This Section 5.4(b)(4) sets forth supplemental agreements between Seller and Buyer with respect to the Spanish Employees and the Former Spanish Employees.

(i) All Spanish Employees who accept employment with or continue employment with Buyer or an Affiliate of Buyer effective as of the Closing Date are hereinafter referred to as the “Transferred Spanish Employees.”

(ii) Effective as of the Closing Date, the Buyer will assume the relevant Selling Subsidiary’s employment relationship with the Transferred Spanish Employees pursuant to article 44 of the Spanish Workers’ Statute (RDL 1/995), which requires that:

a. Buyer will be responsible for all employment and Social Security rights and obligations of the relevant Selling Subsidiary with respect to the Transferred Spanish Employees.

b. Buyer shall establish or continue employee benefit plans, programs, policies and arrangements for, or shall extend existing Buyer employee benefit plans, programs, policies and arrangements to the Transferred Spanish Employees (and their eligible beneficiaries and dependents) that provide benefits on terms and conditions that are substantially similar to those provided to Transferred Spanish Employees by the relevant Selling Subsidiary prior to the Closing Date under the Seller Foreign Plans set forth on Schedule 5.4(b)(4), in all cases according to the rules and legal provisions regulating such benefits provided by the relevant Selling Subsidiary.

c. Unless otherwise agreed between the legal representatives of the Transferred Spanish Employees and the Buyer, the collective bargaining agreement applicable to the Transferred Spanish Employees before the Closing Date will continue to apply until its expiration or until it is substituted by a new collective bargaining agreement.

(iii) Prior to the Closing Date both Buyer and the relevant Selling Subsidiary will used their commercially reasonable efforts to fulfill their information/consultation obligations with respect to the employees legal representatives as required by the article 44 of the Spanish Workers’ Statute regarding the transaction affecting the Transferred Spanish Employees.

(5) This Section 5.4(b)(5) sets forth supplemental agreements between Buyer and Seller with respect to the Thai Employees and Former Thai Employees.

(i) All Thai Employees who accept employment with or continue employment with Buyer or an Affiliate of Buyer effective as of the Closing Date are hereinafter referred to as the “Transferred Thai Employees.”

(ii) Effective upon the Closing, or as otherwise required by the Law, the Buyer shall be liable for any amount accrued that becomes payable to the Transferred Thai Employees with respect to the Seller’s Thailand Pension Scheme as a result of the transactions provided for under this Agreement.

(6) Effective as of the Closing Date, Seller shall use its commercially reasonable efforts to continue to employ the individuals listed on Schedule 5.4(b)(6), for a period of one year after the Closing Date subject to (x) such individual’s willingness to remain in the employ of the Seller and to be seconded hereunder, (y) such individual adhering to the terms of the individual’s employment contract and the relevant employment policies of Seller, and (z) Buyer’s timely reimbursement for all amounts due under this Section 5.4(b)(6) (the “Secondment Period”), and during such period Seller shall second such individuals (the “Seconded Employees”) to Buyer, an Affiliate of Buyer or a Transferred Company, as directed by Buyer. Buyer shall accept such secondment, and during the Secondment Period, Buyer timely reimburse Seller for all direct and indirect expenses and other costs attributable to such employment and secondment of each of the Seconded Employees, and Buyer shall also fully and completely indemnify the Seller for any liability that may arise with respect to the employment or secondment of a Seconded Employee, but not any severance, retirement or other cost incurred by Seller (provided that Buyer takes no action other than merely terminating the employment of the seconded employee, which increases such cost) with respect to any termination of a Seconded Employee prior to the first anniversary of the Closing Date (other than the incremental portion thereof relating to the period of secondment). On the first anniversary of the Closing Date, Buyer may, at its option, (A) extend David Powell’s Secondment Period for up to an additional twelve months and (B) offer employment to any other Seconded Employee, provided that Seller is then under no obligation to provide severance to such Seconded Employee or provided Buyer reimburses Seller for any severance paid to such Seconded Employee.

(c) No provision of this Agreement shall create any third party beneficiary rights in any Transferred Employee, any beneficiary or dependents thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Transferred Employee by Buyer or under any benefit plan which Buyer may maintain. No provision of this Agreement shall create any obligation on Buyer or its Affiliates (including the Transferred Companies) to maintain the employment of any Employee after the Closing Date.

        Section 5.5.   Books; Records. Seller and Buyer agree that each of them shall preserve and keep the records held by it or their Affiliates relating to the Business for a period of six years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any Legal Proceedings against or governmental investigations of Seller or Buyer or any of their Affiliates or in order to enable Seller or Buyer to comply with their respective obligations under this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby; provided, however, Tax records relating to any taxable period beginning before the Closing Date shall be kept until the expiration of the applicable statue of limitations. In the event Seller or Buyer wishes to destroy (or permit to be destroyed) such records after that time and prior to the date that is six years from the Closing Date, such party shall first give ninety days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety-day period, to take possession of the records within 180 days after the date of such notice.

        Section 5.6.  Closing Date Financial Information. For a period of eighteen months from and after the Closing Date, upon written request of Seller, Buyer will provide Seller within 20 Business Days of such request with such financial information of the Business prior to and as of the Closing Date and, if different, the Adjustment Date, as Seller may reasonably request in the format customarily required by Seller of its subsidiaries or divisions (to the extent reasonably available to Buyer), and, upon Seller’s request, it will be accompanied by supplemental financial schedules customarily required by Seller of its subsidiaries or divisions in support of such financial information (to the extent reasonably available to Buyer).

        Section 5.7.   Intellectual Property.

(a) Buyer hereby acknowledges and agrees that except as specified in Section 5.7(b), nothing in this Agreement grants or shall be deemed to grant to Buyer or its Affiliates the right to use or any interest in (i) the name “Crown” or “CarnaudMetalbox” (which shall include capitalized versions of such names), the “Crown” logo used by Seller and its Affiliates (the “Seller Logo”) or any trademark, trade name, service mark or other similar mark or similar right which is a derivative of the names “Crown” or “CarnaudMetalbox,” or the Seller Logo, (ii) the rights licensed to Buyer under the Technology License Agreement except as provided therein or (iii) any Intellectual Property of Seller or the Selling Subsidiaries not included in Section 2.1(f) or (g) ((i) through (iii) are sometimes collectively referred to as the “Seller Intellectual Property”). The prohibitions in this Section 5.7(a) shall apply to any and all uses whatsoever of the Seller Intellectual Property including, without limitation, the use of the Seller Intellectual Property on any stationary or invoices, or identifying signs on any properties of the Business, which identify or in any way make use of the Seller Intellectual Property.

(b) Neither Buyer nor any of its Affiliates (including any Person directly or indirectly controlling or under common control with Buyer) shall have any right under this Agreement to use any signs or stationary, purchase order forms, packaging or other similar paper goods or supplies, advertising and promotional materials, product, training and service literature and materials, or computer programs or like materials (collectively, the “Specified Supplies”) that include the words “Crown” or “CarnaudMetalbox” or the Seller Logo or contain any trademarks, trade names, service marks or corporate or business names, derived from or including the words “Crown” or “CarnaudMetalbox” or the Seller Logo (in logotype design or any other style or design) in whole or in part; provided, however, that, to the extent any Specified Supplies include the words “Crown” or “CarnaudMetalbox” or the Seller Logo or contain any such trademarks, trade names, service marks or corporate or business names, Buyer may, for a period of nine months after the Closing Date, use such Specified Supplies but shall use commercially reasonable efforts to cross out or mark over such word or trademark, trade name, service mark or corporate or business name or otherwise clearly indicate on any stationary, purchase order forms, or advertising and promotional materials (other than advertising that appears on any packaging) that the Business is no longer affiliated with Seller. Buyer shall not reorder, produce or reproduce any Specified Supplies that include the words “Crown” or “CarnaudMetalbox” or Seller Logo or contain any such trademarks, trade names service marks or corporate or business names. Additionally, effective as soon as practicable and no later than 30 Business Days after the Closing, Buyer shall change the corporate names of all Transferred Companies to eliminate the words “Crown” or “CarnaudMetalbox,” as the case may be.

(c) Notwithstanding the foregoing, Seller hereby authorizes Buyer, its Affiliates, and their successors to continue to use molds currently used in the Business that imprint the Seller Logo on products manufactured with such molds, and to sell and distribute such products; provided that whenever Buyer, its Affiliates, or their successors replace such a mold with a new mold, or refurbish such a mold, the new or refurbished mold must not imprint the Seller Logo on products.

(d) Prior to the Closing Date, Seller shall cause Crown Packaging Technology, Inc. (“CPT”) and Crown Plastic Closures Argentina S.A. (“Crown Argentina”) to renegotiate the International License Agreement between those parties dated May 1993 and the Proposal of International License between those parties dated January 1, 2004 (collectively with the International License Agreement, the “2004 License Proposal”), such that they will be superseded by the following agreements between CPT and Crown Argentina: (i) a license agreement that concerns the manufacture and sale of beverage and beer cans and ends, but not plastic closures (“Retained Argentina Agreement”), and (ii) a separate license agreement that concerns the manufacture and sale of plastic closures and incorporates all of the terms of the 2004 License Proposal (“Transferred Argentina Agreement”) except those pertaining specifically to beverage and beer cans and ends. The Retained Argentina Agreement shall be deemed an Excluded Asset and not a Transferred Asset. The Transferred Argentina Agreement shall be deemed a Transferred Asset, such that Buyer shall succeed to the rights and obligations of CPT thereunder in accordance with the terms of this Agreement.

        Section 5.8.   Further Assurances. At any time after the date hereof, Seller and Buyer shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Buyer or Seller, as the case may be, and necessary for Buyer or Seller, as the case may be, to satisfy its obligations hereunder.

        Section 5.9.  Compliance with WARN, etc. With respect to the Employees, Buyer will timely give all notices required to be given under, and will otherwise comply with, WARN and all other similar statutes, ordinances, regulations, and the like of any jurisdiction relating to any plant closing or mass layoff (or other such similar event requiring similar notice to employees) arising on or after the Closing, including, but not limited to, any notice required as a result of Buyer’s failure to employ any Employees in accordance with the terms of this Agreement.

        Section 5.10.  Supply and Shared Facility Agreements. At the Closing, Buyer and Seller shall execute and deliver, or cause their Affiliates to execute and deliver, the Supply and Shared Facility Agreements.

        Section 5.11.   Separation Costs.

(a) Seller shall engage KPMG LLP to prepare and deliver to Seller and Buyer a report containing an estimate and description of the types of the Separation Costs reasonably necessary to be incurred. Such report shall be in reasonable detail and shall be delivered within 30 days of the date hereof. All fees and expenses of KPMG LLP in connection with preparing the report of Separation Costs shall be borne by Seller. Seller shall make KPMG LLP reasonably available to meet with Buyer to discuss such report.

(b) The payment of Separation Costs actually incurred by Buyer during the 24 month period following Closing shall be allocated as follows: (i) Seller and Buyer shall each be responsible for and pay for half of such Separation Costs actually incurred (exclusive of VAT), up to a maximum aggregate amount of $6 million of Separation Costs ($3 million each for Seller and Buyer), (ii) Seller shall be responsible for and pay the next $3 million of such Separation Costs (such that Seller has paid a total aggregate amount of $6 million), (iii) Buyer shall be responsible for and pay any of such Separation Costs in excess of $9 million in the aggregate. The amount of any Separation Costs shall be translated into U.S. dollars using the Spot Exchange Rate as of the date that such cost was incurred.

(c) Seller’s obligation to pay for Separation Costs shall be through reimbursement of Buyer, and amounts included as part of the “Separation Costs” item in the calculation of Net Debt shall be deemed to have been paid by Seller and shall be refunded by Buyer to Seller in the event that such Separation Costs are not incurred by Buyer. Reimbursement of Buyer for Separation Costs incurred shall be made by Seller within 15 Business Days after the date of invoice to Seller. Any amounts not paid when due shall accrue interest at an annual rate equal to the prime or base rate of interest then in effect as reported in The Wall Street Journal (New York edition). All amounts payable shall be invoiced and paid in U.S. dollars using the conversion formula set forth above.

        Section 5.12.   Conveyancing Documents. At the Closing, Buyer and Seller or a Selling Subsidiary, as the case may be, shall execute and deliver the Conveyancing Documents for the Real Property.

        Section 5.13.  Disclosure; Investigation.

(a) Buyer acknowledges and agrees that Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present, or future, of, as to, concerning or with respect to, and except as set forth in this Agreement, (i) the nature, quality or condition (financial or otherwise) of the Business, the assets of the Transferred Companies and the Transferred Assets, or the Assumed Liabilities, including, without limitation, the related title conditions and the environmental conditions existing thereon; (ii) the suitability of the Transferred Assets or the assets of the Transferred Companies for any and all activities and uses that Buyer may conduct therewith or thereon; (iii) the compliance of or by the Transferred Assets or the assets of the Transferred Companies or their operation with any past, existing or future laws, rules, ordinances or regulations of any applicable Governmental Authority (including, without limitation, Environmental Laws); (iv) the manner or quality of the construction or materials, if any, incorporated into the Transferred Assets or the assets of the Transferred Companies; (v) the manner, quality, state of repair or lack of repair of the Transferred Assets or the assets of the Transferred Companies; (vi) the physical condition of the Transferred Assets or the assets of the Transferred Companies; or (vii) any other matter whether relating to the Transferred Assets, the Transferred Companies, the Assumed Liabilities, the Business or otherwise. Buyer acknowledges and agrees that, Seller makes no representations or warranties regarding any estimates, projections, plans or budgets or similar information furnished to Buyer by or on behalf of Seller and the Seller Subsidiaries, including without limitation the information referred to in (i) the Project Big Top Investment Opportunity materials dated April 2005, (ii) the Global Plastic Closures Group Confidential Information Memorandum dated April 2005 and (iii) the Management Presentation dated May 2005 previously provided to Buyer. EXCEPT AS (AND SOLELY TO THE EXTENT) SET FORTH IN THIS AGREEMENT, (1) SELLER HEREBY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER WHETHER EXPRESS, IMPLIED OR OTHERWISE REGARDING THE TITLE, HABITABILITY, MERCHANTABILITY, MARKETABILITY OR PROFITABILITY OF THE TRANSFERRED ASSETS, OR THE ASSETS OF THE TRANSFERRED COMPANIES, AND (2) BUYER FURTHER ACKNOWLEDGES AND AGREES THAT, TO THE MAXIMUM EXTENT PERMITTED BY LAW, AND EXCEPT AS (AND SOLELY TO THE EXTENT) SET FORTH IN THIS AGREEMENT, THE CONVEYANCES AND LEASES OF THE TRANSFERRED FACILITIES AND THE SALE OF THE SHARES AND THE TRANSFERRED ASSETS AS PROVIDED FOR IN THIS AGREEMENT ARE MADE ON AN “AS IS, WHERE IS, WITH ALL FAULTS” CONDITION AND BASIS.

(b) Buyer acknowledges and agrees that it (i) has made or waived the opportunity to make its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Business, the Transferred Assets, the assets of the Transferred Companies and the Assumed Liabilities, (ii) has been furnished with or given adequate access to such information about the Business, the Transferred Assets, the assets of the Transferred Companies and the Assumed Liabilities as it has requested and (iii) will not assert any claim against the Seller, the Selling Subsidiaries or any of their directors, officers, employees, agents, stockholders, Affiliates, consultants and investment bankers, or their respective heirs, successors, and assigns (“Seller Parties”) or hold the Seller, or any such Seller Parties, liable for any inaccuracies, misstatements or omissions with respect to information (other than, as to Seller only, the representations, warranties, covenants and other obligations of the Seller contained in this Agreement) furnished by the Seller or Seller Parties concerning the Seller, the Selling Subsidiaries, the Business, the Transferred Assets, the assets of the Transferred Companies or the Assumed Liabilities.

        Section 5.14.   Covenant Not to Compete.

(a) Seller agrees that, during the three year period immediately following the Closing, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, manage, operate, control, engage or acquire any ownership interest in any firm, corporation, partnership, proprietorship or other business entity that engages in a business in competition with Buyer and the Buyer Controlled Affiliates with respect to the Business, as the Business has been conducted during the 12 month period preceding the date of this Agreement, within the Restricted Territory (as defined below) as it relates to plastic closures, within Europe as it relates to aluminum beverage closures (including non-refillable pilfer proof closures), within Italy as it relates to PET preforms business and metal crowns business, within the United States of America as it relates to PET bottle business and within Russia and Poland as it relates to plastic bottles and mascara business, (each a “Seller Competing Business”); provided, however, that it shall not be a violation of this Section 5.14(a) for Seller or any of its Affiliates (i) to own, directly or indirectly, solely as an investment, securities of any Person that are traded on a national securities exchange or the Nasdaq Stock Market (or a securities exchange outside the U.S.) if Seller or any of its Affiliates (x) is not a controlling Person or a member of a group that controls such Person and (y) does not, directly or indirectly, own more than 5% of the voting securities of such Person (other than Constar International Inc., for which such limitation shall be 20%), (ii) to directly or indirectly acquire any Person that includes a Seller Competing Business that, at the time of such acquisition, constituted less than 30% of the assets or revenue of such Person, provided that the Seller disposes of such Seller Competing Business within nine months after the closing date of such acquisition (regardless of whether such nine month period extends beyond the three year term of this covenant) (the “Seller Competing Business”).

Seller shall provide Buyer with 30 days prior written notice of the disposal date of any Seller Competing Business (the “Seller Competing Business Notice”), stating Seller’s intention to dispose of such Seller Competing Business (but not any proposed terms thereof) and offering Buyer the opportunity to evaluate a proposed acquisition of such Seller Competing Business. During such 30 day period Seller shall and shall cause its subsidiaries to grant Buyer reasonable access to the books, records, personnel and assets of the Seller Competing Business in order to evaluate such opportunity, provided that Buyer enters into a confidentiality agreement in a form reasonably requested by Seller with respect to such information provided. Within 30 days of delivery of the Seller Competing Business Notice, Buyer shall notify Seller regarding the terms pursuant to which Buyer would be willing to acquire such Seller Competing Business. Upon the earlier to occur of (x) 30 days having elapsed since the date of delivery to Buyer of the notice, and (z) Buyer having notified Seller that it will not offer to purchase the Seller Competing business, Seller will be free to enter into definitive agreements with any other third party to dispose of such Seller Competing Business (it being understood that Seller shall have no obligation to sell, or to offer to sell, such Seller Competing Business to Buyer). For avoidance of doubt, (x) nothing in this Section 5.14(a) shall prevent Seller or any of its Affiliates from operating, and it shall not be a violation of this Section 5.14(a) for Seller or any of its Affiliates to operate the Retained Businesses, including to engage in the production of edible bottles for olive oil and other food products through FABA Sirma S.p.A in Parma, Italy and through FABA Sud S.p.A. in Nocera Superiore (Salerno), Italy (together, the “FABA Companies”), and distribution in the limited markets set forth on Schedule 5.14(a), of bottles and preforms manufactured from polyethylene terephthalate in the limited product lines set forth on Schedule 5.14(a), and related management, operational, marketing, research and manufacturing activities, and (y) nothing in this Section 5.14 shall restrict the operations of any joint venture or other entity listed on Schedule 5.14(a) and engaged in the business and under the geographic scope described in Schedule 5.14(a) in which Seller or any of its Affiliates owns less than a majority of the equity interests or voting power and (z) nothing in this Section 5.14(a) shall prevent Seller or any of its Affiliates from operating, and it shall not be a violation of this Section 5.14(a) for Seller or any of its Affiliates to operate any business producing or otherwise related to closures for metal packaging. The term “Restricted Territory” shall mean the entire World, except those territories set forth on Schedule 5.14(b).

(b) Buyer agrees that, during the three year period immediately following the Closing, Buyer shall not, within Spain and Portugal, engage in direct competition with the metal crowns business of Seller as it has been conducted during the 12 month period preceding the date of this Agreement (a “Buyer Competing Business”); provided, however, that it shall not be a violation of this Section 5.14(b) for Buyer or any of its Affiliates (i) to own, directly or indirectly, solely as an investment, securities of any Person that are traded on a national securities exchange or the Nasdaq Stock Market (or a securities exchange outside the U.S.) or (ii) to directly or indirectly acquire any Person.

(c) For a period from the date hereof to the third anniversary of the Closing Date, Seller shall not and shall cause its Affiliates not to: (i) solicit to employ any of the officers, directors or employees of Seller, the Selling Subsidiaries or the Transferred Companies who become employees of the Business after the Closing (including as continuing employees of the Transferred Companies); provided, however, that this provision shall not apply to (i) general solicitations of employment not specifically directed towards employees of the Business or (ii) any employee who contacts you or such Affiliate, as the case may be, on his/her own initiative without any direct or indirect solicitation or encouragement from you or such affiliate.

(d) For five years from and after the date hereof, Seller shall not and shall cause its Affiliates and their respective officers, and directors not to, directly or indirectly, publicly disclose, reveal, divulge or communicate to any Person other than officers, directors and employees of Seller and its Affiliates who need to know such information, other parties subject to a duty (contractual or otherwise) of confidentiality to Seller and its Affiliates, or Buyer, any Confidential Information (as defined below). The Seller and its officers, directors and Affiliates shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is required by Law; provided, however, that in the event disclosure is required by applicable Law, the Seller shall, to the extent reasonably possible, provide Buyer with prompt notice of such requirement prior to making any disclosure so that Buyer may seek an appropriate protective order. For purposes of this Section 5.14(c), “Confidential Information” means non-public, confidential or proprietary information with respect to the Business, including methods of operation, customers, customer lists, products, prices, fees, costs, technology, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure by Seller or its Affiliates not otherwise permissible thereunder.

(e) The covenants and undertakings contained in this Section 5.14 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 5.14 will cause irreparable injury to Buyer, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at Law for any breach of this Section 5.14 will be inadequate. Therefore, Buyer will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 5.14 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by this Section 5.14 are cumulative and in addition to any other rights and remedies which Buyer may have hereunder or at Law or in equity.

(f) The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 5.14 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

        Section 5.15.   Bulk Transfer Laws. Buyer hereby waives compliance by Seller and the Selling Subsidiaries with the provisions of any so-called bulk transfer Laws of any jurisdiction in connection with the sale to Buyer of the Transferred Assets; provided, however, that subject to the Buyer discharging all Assumed Liabilities as and when due, Seller agrees (i) to pay and discharge when due or to contest or litigate all claims of creditors which are asserted against Buyer or the Transferred Assets by reason of such noncompliance, (ii) to indemnify, defend and hold harmless Buyer from and against any and all such claims in the manner provided in Article VIII and (iii) to take promptly all necessary action to remove any Encumbrance which is placed on the Transferred Assets by reason of such noncompliance. Any “bulk transfer” Law that addresses Taxes shall be governed by Section 5.16 and not by this Section 5.15.

        Section 5.16.   Tax Matters.

(a) With respect to the Transferred Companies (i) Seller shall cause to be prepared and filed all Prior Period Returns and (ii) Buyer shall cause to be prepared and filed any Tax Returns for Straddle Periods (“Straddle Period Returns”). The Prior Period Returns and Straddle Period Returns shall be prepared, where relevant, in a manner consistent with Transferred Companies’ past practices except as otherwise required by applicable Law. If any Prior Period Returns are due after the Closing and if Seller is not authorized to file such Prior Period Returns by applicable Law, Seller shall submit drafts of such returns to Buyer at least thirty days prior to the due date of any such Tax Return, provided, however, that such drafts of any such Prior Period Return shall be subject to Buyer’s review and approval, which approval shall not be unreasonably withheld or delayed; provided, further, that Seller shall pay the amount shown to be due on such Prior Period Return (less any such Taxes which have been specifically reflected in Net Debt) to Buyer no less than three days prior to the due date of such Prior Period Return. Any dispute between the parties shall be resolved in accordance with procedures similar to those set forth in Section 2.6(d). The Parties shall make available to each other (and to each other’s accountants and attorneys) any and all books and records and other documents and information in their possession or control relating to Transferred Companies or the Business reasonably requested by the other party to prepare any Tax Returns.

Seller shall not be required to assume and pay any Taxes shown to be due on a Prior Period Return which have been specifically reflected in Net Debt. To the extent that any Tax shown on a Prior Period Return is less than the amount which has been specifically reflected in Net Debt, Buyer shall pay the difference between the amount shown on such Prior Period Return and the amount specifically reflected in the Net Debt to Seller within ten Business Days after the filing of such Prior Period Return.

(b) In the case of Taxes attributable to a Straddle Period the portion of any such Taxes that are allocable to the Seller shall: (i) in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible) other than Transfer Taxes, be deemed equal to the amount that would be payable if the taxable year ended at the end of the Closing Date and (ii) in the case of Taxes (other than those described in clause (i)) imposed on a periodic basis with respect to the business or assets of any of the Transferred Companies or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding taxable period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis (including depreciation and amortization deductions) shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 5.16(b) shall be computed by reference to the amount shown on any relevant Tax Return. Buyer shall be responsible for all other Taxes attributable to a Straddle Period. Buyer shall provide to Seller all Straddle Period Returns (including a computation of the portion of the Tax shown on such Return that is the responsibility of the Seller (“Seller’s Portion”)) within 45 days of the due date for such returns, including extensions, for Seller’s review and approval, which shall not be unreasonably withheld or delayed. Seller shall pay the Seller’s Portion (or in the case of a dispute, the undisputed amount of the Seller’s Portion) to Buyer no less than ten days prior to the due date of any Straddle Period Return. If the parties hereto cannot resolve any disputed item, the item in question shall be resolved in accordance with procedures similar to those set forth in Section 2.6(d). If the Accounting Referee is unable to make a determination with respect to any disputed issue within 3 days prior to the due date (including extensions) for the filing of the Tax Return in question, then Buyer may file such Tax Return on the due date (including extensions) therefor without such determination having been made and without Seller’s consent. Notwithstanding the filing of such Tax Return, the Accounting Referee shall make a determination with respect to any disputed issue, and the amount of Taxes for which Seller is responsible shall be as determined by the Accounting Referee (less any amount previously paid by Seller with respect to such Tax Return). No later than three days after the Accounting Referee’s determination, Seller shall pay Buyer in immediately available funds the amount of Seller’s share of the Tax liability as determined by the Accounting Referee. No payment pursuant to this Section 5.16(b) shall excuse Seller from its indemnification obligations pursuant to Section 8.2(a) if the amount of Taxes as ultimately determined (on audit or otherwise) for the Straddle Period that are the responsibility of Seller exceeds the amount of Seller’s payment under this Section 5.16(b).

Seller shall not be required to assume and pay any Taxes attributable to a Straddle Period which have been specifically reflected in Net Debt. To the extent that the Seller’s portion of any Taxes attributable to a Straddle Period Tax Return are less than the amount which have been specifically reflected in Net Debt, Buyer shall pay such excess to Seller within three days after the filing of such Tax Return or three days after the Accounting Referee’s determination.

(c) Buyer shall promptly notify Seller following receipt of any notice of audit or other proceeding relating to any of the Prior Period Returns or Straddle Period Returns or any other federal, state, foreign or local corporation income or franchise Tax Return of Transferred Companies filed on or before the Closing Date; provided, however, that the failure of Buyer to give Seller prompt notice as provided herein shall not relieve Seller of its indemnification obligations hereunder except to the extent that Seller is actually and materially prejudiced thereby. Seller shall have the right to control any and all audits or other proceedings relating to any Prior Period Return; provided, however, that Seller shall not settle, compromise or concede any such audit or proceeding without the written consent of Buyer (whose consent shall not be unreasonably withheld or delayed) if such settlement, compromise or concession involves an issue that recurs in taxable periods of Buyer (or any of its Affiliates) or any of the Transferred Companies or could increase the Tax liability of Buyer (or any of its Affiliates) or any of the Transferred Companies for any taxable period ending after the Closing Date. Except to the extent that it is specifically reflected in Net Debt and as provided in Section 5.16(e), Buyer shall pay to Seller the amount of any refund (net of any Tax liability incurred as a result of the receipt of such refund) related to any Prior Period Return or the pre-closing portion of any Straddle Period Return within 5 days of its receipt.

(d) Buyer shall not make any Code Section 338 election with respect to the Shares without the consent of Seller, provided however, (i) at Buyer’s option, Seller and Buyer shall join in making an election under Code §338(h)(10) (and any corresponding elections under state or local tax law) with respect to the purchase and sale of the stock of New Crown Zeller; and, (ii) provided Buyer makes the Code §338(h)(10) election referred to in clause (i) and Buyer provides Seller with all required information pursuant to Section 338 of the Code, (x) Buyer may make elections under Code Section 338(g) with respect to Crown Zeller Plastic Closures Canada Inc. and Crown Zeller Mexico S.A. de C.V. (collectively with any Section 338(h)(10) election made pursuant to clause (i), the “§338 Elections”) and (y) Seller shall use its commercially reasonable efforts to cause an election under Code §754 to be in effect at Torres & Towers L.L.C. for the year in which the Closing Date occurs. The Parties shall cooperate in the filing of IRS Form 8023 and any other forms required by any §338 Election including, without limitation, with respect to the allocation of the purchase price amongst the assets of the relevant Transfer Companies which shall be done in accordance with Section 2.9. Any disputes with respect to completing the necessary forms shall be resolved in accordance with procedures similar to those set forth in Section 2.6(d).

(e) Buyer shall include with the Tax Returns for the Transferred Companies for periods beginning after the Closing Date an election under Code section 172(b)(3) to waive the carryback period for any net operating losses and make any similar election or waiver under any other provision of federal, state, local or foreign law permitting the waiver of a carryback period for net operating losses, capital losses, tax credits or any other similar item (“Carryback Item”), if the Carryback Item would be carried back to a period ending on or before the Closing Date; provided, however, that if New Crown Zeller becomes a member of a consolidated group, as that term is defined in Treasury Regulation Section 1.1502-1(a), which includes the Buyer, the Buyer shall make, or cause to be made, an election under Treasury Regulation Section 1.1502-21(b)(3)(ii)(B) with respect to New Crown Zeller, in lieu of the election under Code Section 172(b)(3), with the Tax Return of the consolidated group which includes Buyer and New Crown Zeller which includes the period beginning after the Closing Date. Any election under Treasury Regulation Section 1.1502-21(b)(3)(ii)(B) shall not limit Buyer’s obligation to make elections with respect to other Carryback Items. If an election to waive a carryback period is not available for a Carryback Item and Buyer determines in good faith that it cannot recognize the Tax benefit of the Carryback Item in any commercially reasonable other way, then Seller shall, at Seller’s option, permit Buyer to either (i) carry back the relevant item and remit to Buyer the amount of any refund received with respect to such item within five days of its receipt (net of any Tax liability incurred as a result of such refund) or (ii) remit to Buyer an amount as if the carry back described in (i) had occurred taking into account relevant all facts and circumstances.

(f) Any Tax sharing agreement in effect at the Closing Date shall be terminated as of the Closing Date as to the Transferred Companies, and no additional amounts shall be due from or due to the Transferred Companies after the Closing Date pursuant to any Tax sharing agreement and the Business and the Transferred Companies shall not have any liability in respect of such agreement.

(g) The parties agree that if any Transferred Company is permitted under any applicable law to treat the Closing Date as the end of a taxable period, the parties shall cooperate to comply with such applicable law in all respects and shall treat the Closing Date as the end of such Transferred Company’s taxable period.

        Section 5.17.   Credit Support; Affiliate Relations. Buyer acknowledges that in the course of the conduct of the Business, Seller, the Selling Subsidiaries and the Transferred Companies may have entered into various arrangements (i) in which guarantees (including of performance under Contracts, letters of credit or other credit arrangements, including surety and performance bonds) were issued by or for the account of Seller, the Selling Subsidiaries and the Transferred Companies or (ii) in which Seller, the Selling Subsidiaries and the Transferred Companies are the primary or secondary obligors on debt instruments or financing or other contracts or agreements, in any such case to support or facilitate business transactions. Such arrangements by such parties are hereinafter referred to as the “Credit Support Arrangements” and Seller represents and warrants that the list of Credit Support Arrangements set forth in Schedule 5.17(a) is accurate and complete in all material respects as of the date hereof. Seller and Buyer agree that the Credit Support Arrangements are not intended to continue after the Closing. Buyer agrees to use its commercially reasonable efforts (i) to obtain replacement of Credit Support Arrangements, which will be in effect at the Closing, (ii) repay, or cause the repayment of, all debt and other obligations to which such Credit Support Arrangements relate (and cause the cancellation of such Credit Support Arrangements) or (iii) arrange for itself or one of its subsidiaries to be substituted as the obligor thereon as of the Closing Date and, in each case, obtain the release of Seller and its Affiliates from any such Credit Support Arrangements. All Contracts between the Transferred Companies, on the one hand, and Seller and its Affiliates, on the other hand (other than (x) Contracts solely between the Transferred Companies and (y) Contracts listed on Schedule 5.17(b)) (“Intercompany Balances”) shall be fully terminated, released and discharged as of the Closing (subject only to the determination of the Final Purchase Price pursuant to Section 2.6), and all obligations and liabilities thereunder shall be treated as Intercompany Balances included in Net Debt. Without limiting the foregoing, with respect to cash pooling arrangements and other intercompany financing arrangements, Seller undertakes to cause the termination of such arrangements as of the Closing Date with the settlement of all outstanding balances as Intercompany Balances as aforesaid and undertake to obtain the release of the Transferred Companies from any liabilities whatsoever relating to such cash pooling or other intercompany arrangements. Effective as of the Closing, Seller shall also terminate the involvement of the Business in Seller’s accounts receivable securitization program and terminate the related security interests.

        Intercompany balances included in Estimated Net Debt shall be provided four (4) Business Days before the Closing Date

        Section 5.18.   Technology License Agreements. On the Closing Date, Buyer and Seller shall execute and deliver the Technology License Agreements pursuant to which Seller shall license to Buyer and Buyer shall license to Seller the intellectual property and technology described therein on the terms and conditions set forth therein.

        Section 5.19.   Foreign Transfer Agreements. As promptly as practicable after the date hereof, Seller or a Selling Subsidiary, on the one hand, and Buyer, on the other hand, shall cause the Foreign Transfer Agreements to be prepared and, prior to or on the Closing Date (subject to the provisions of Section 2.10), executed by Seller or a Selling Subsidiary and Buyer or a Buying Subsidiary. The parties agree that the Foreign Transfer Agreements are not intended to expand or limit the rights and obligations of Seller and the Selling Subsidiaries, on the one hand, and Buyer and the Buying Subsidiaries, on the other hand, beyond those provided for in this Agreement, that the Foreign Transfer Agreements shall not provide for any additional rights or obligations of Seller or the Selling Subsidiaries, or Buyer or the Buying Subsidiaries that are not provided for in this Agreement. The parties further agree that the Foreign Transfer Agreements shall allocate the Initial Purchase Price in accordance with Section 2.9 and that, if there is an adjustment to the payment made on account of the Initial Purchase Price under Section 2.6 which relates to a part of the Shares or Transferred Assets which is the subject of a Foreign Transfer Agreement, then, if required to implement the adjustment and so far as permissible under the Law of the relevant jurisdiction, Seller or the relevant Selling Subsidiary and Buyer or the relevant Buying Subsidiary shall enter into a supplemental agreement reflecting such adjustment and the allocation of such adjustment. The parties shall cooperate in the preparation of such Foreign Transfer Agreements, which shall be prepared in a form suitable for use by the parties in such foreign jurisdiction. In the event of any conflict between the terms of the Foreign Transfer Agreements and this Agreement, the parties agree and acknowledge that the terms of this Agreement shall control and that, if necessary, the parties shall deliver such additional instruments as may be necessary to accomplish the foregoing, so far as permissible under the Law of the relevant jurisdiction. Seller and the Selling Subsidiaries shall not bring any claim against Buyer or any Buying Subsidiary, and vice-versa, in respect of or based upon the Foreign Transfer Agreements save to the extent necessary to implement any transfer of the Shares, Transferred Assets or Assumed Liabilities in accordance with this Agreement. The Foreign Transfer Agreement relating to the transfer of the shares of Crown Astra SAS and Crown Zeller France SAS shall not be entered into until the completion of the consultation process set forth in Section 5.20.

        Section 5.20.   French Workers Consultation. As promptly as practical after the date hereof, Seller shall cause Crown Astra SAS and Crown Zeller France SAS to inform and consult with the relevant workers’ councils (“comités d’entreprise”) as provided under the French Labor Code and to request such council to provide their opinion in connection with the transfer of shares of Crown Astra SAS and Crown Zeller France SAS to Buyer or the relevant Buying Subsidiary and to use their respective commercially reasonable efforts to obtain such opinion as soon as practical. Buyer will cooperate with Crown Astra SAS and Crown Zeller France SAS in connection with such consultation process and shall provide them with all information reasonably necessary in order to support Crown Astra SAS and Crown Zeller France SAS’s compliance with the relevant provisions of the French Labor Code, including by attending meetings with the workers’ council; provided, however, that under no circumstances shall Buyer or its Affiliates be required to give any undertaking or assume any liability or costs (except as contemplated by this Agreement). Seller shall not take any action that delays or prevents the provision of the opinion from the workers’ council. If the workers’ council do not deliver their opinion as provided under Article L432-1 of the French Labor Code within a reasonable period of time after (i) Seller has organized required meetings and provided sufficient information in connection with this process, (ii) Buyer has fully cooperated with Seller in a timely manner in connection with this process, including attendance at certain meetings with workers’ representatives, Seller shall cause Crown Astra SAS and Crown Zeller SAS to start proceedings before the relevant French courts to have such workers’ representatives render their opinion as soon as possible and to conclude such proceedings as promptly as practical.

        Section 5.21.   Consents. Seller and Buyer shall use (and Seller shall cause each of the Selling Subsidiaries and Transferred Companies to use) their commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers, approvals and notices required to consummate, or in connection with, the transactions contemplated by this Agreement (except for such matters covered by Section 5.2 and except for such consents, waivers and approvals as may be required from Affiliates of the Seller, which shall be obtained immediately prior to the Closing Date). Any such written consents, waivers, approvals and notices shall be in form and substance reasonably satisfactory to Seller and Buyer, and executed counterparts of any consents, waivers and approvals shall be delivered to the other party promptly after receipt thereof, and copies of such notices shall be delivered to the other party promptly after the making thereof. Notwithstanding anything to the contrary in this Agreement, none of Seller, Buyer nor any of their respective Affiliates shall be required to pay any amounts in connection with obtaining any consent, waiver or approval (except for matters covered by Section 5.2 and as otherwise set forth in this Agreement).

        Section 5.22.   Proration of Expenses. Except with respect to Taxes which shall be governed exclusively by Section 5.16 and with respect to any amounts included in the calculation of Net Working Capital or Net Debt, all expenses and other payments in respect of the Transferred Real Property and all rents and other payments (including any prepaid amounts) due under the Transferred Leases and any other leases constituting part of the Transferred Assets shall be prorated between Seller and the Selling Subsidiaries, on the one hand, and Buyer, on the other hand, as of the Closing Date. Seller shall be responsible for all rents (including any percentage rent, additional rent and operating expense reimbursements and escalations), charges and other payments of any kind accruing during any period under the Transferred Leases or any such other leases up to and including the Closing Date. Buyer shall be responsible for all such rents, charges and other payments accruing during any period under the Transferred Leases or any such other leases after the Closing Date. Buyer shall pay the full amount of any invoices received by it and shall submit a request for reimbursement to Seller for Seller’s share of such expenses and Seller shall pay the full amount of any invoices received by it and Buyer shall reimburse Seller for Buyer’s share of such expenses.

        Section 5.23.   Carve-out Operations / Dividend Policy.

(a) Schedule 5.23(a) sets forth transactions that Seller undertakes to complete prior to the Adjustment Date.

(b) Attached as Schedule 5.23(b) is a good faith estimate of the dividends and the reserves from the Transferred Companies that Seller intends to declare and pay prior to the Closing Date. Seller agrees to consult with Buyer prior to declaring and paying dividends or other reserves from the Transferred Companies materially in excess of the amounts indicated in Schedule 5.23(b).

(c) Seller covenants and agrees that as of the Closing Date, Crown Bevcan Turkiye Ambalaj shall have, in accordance with all applicable Law, transferred, assigned and delivered to a new entity formed under Turkish law (“New Obrist Turkey”) the assets and liabilities of the Business as operated by Crown Bevcan Turkiye Ambalaj consistent with the assets and liabilities of the Transferred Business pursuant to Article II. Other than immaterial matters in connection with the formation of New Obrist Turkey, prior to such transfer New Obrist Turkey shall have no business or operations and shall incur no liabilities, actual or contingent, other than as set forth above.

        Section 5.24.   Insurance.

(a) Buyer acknowledges that, at the time of the Closing, the Transferred Companies and the Transferred Assets will cease to be a named insured or entitled to insurance under the Seller’s Current Policies and Buyer agrees to use commercially reasonable efforts to establish, on the Closing Date, insurance policies with respect to the Business substantially consistent with the Seller’s Current Policies.

(b) Buyer acknowledges that, upon Closing, all insurance coverage provided in relation to the Business pursuant to policies maintained by Seller and its Affiliates, whether such policies are maintained in whole or in part with third-party insurers or with Seller or its Affiliates, shall cease and no further coverage shall be available to the Business (including the Transferred Companies) under any such policies or programs to the extent that such are “claims made” basis policies but (subject to the terms of any relevant policy) without prejudice to any accrued claims which a Transferred Company or any of Seller or its Affiliates (in the latter case in relation to the Business) may have under third party policies at Closing.

To the extent that there are third party (by way of clarification third party shall not include any captive, self-insurance and captive insurance arrangements) “occurrence” based insurance policies in relation to events occurring prior to Closing or “claims made” policies in respect of insurable losses that occurred prior to Closing but involved a Transferred Asset or Transferred Company, and the Seller’s Policies continue after Closing to permit insurance claims to be made with respect to any such losses, Seller shall use its commercially reasonable efforts to cooperate and to cause its Affiliates to cooperate in submitting insurance claims and to use its commercially reasonable efforts to secure such benefits on behalf of Buyer; it being understood and agreed that the retention by the Business of the benefit of such policies of insurance shall, to the extent such coverage also exists with respect to Seller or any of its current or former Affiliates (other than any Transferred Company), be without prejudice to the rights of Seller or such other current or former Affiliates (other than any Transferred Company) to continue to retain the benefit of such policies of insurance at and after the Closing Date as such policies were in effect on the date prior to the Closing Date and, to the extent that such insurance policies are subject to maximum limits on liability (after deducting the value of pending claims), the maximum amount of claims submitted on behalf of the Business (it being understood that there shall be no set aside or reservation of such coverage for the Business) shall not exceed an amount equal to (i) such maximum remaining insurance coverage under any Seller’s Policy as of the Closing Date multiplied by (ii) a ratio equal to (x) the total assets of the Business as of the Closing Date (as disclosed in the Financial Information) divided by (y) the total assets of the Business (as disclosed in the Financial Information) as of the Closing Date plus the total assets of all other businesses of Seller and its Affiliates covered by such insurance policy as of the Closing Date.

(c) Any claims made under the insurance policies referred to in Section 5.24(b) in respect of the Business and as to which coverage remains available after Closing shall be administered and collected by Seller (or by a claims handler appointed by Seller) who shall use its commercially reasonable efforts to collect any proceeds under such insurance policies for the benefit of Buyer. Buyer shall cooperate fully with Seller to enable Seller to comply with the requirements of the relevant insurer, and Buyer shall provide such information and assistance as Seller may reasonably request in connection with any such claim. If insurance coverage for a claim is denied or proposed to be denied by the insurer solely for reasons that Seller is not or may not be responsible for such claim, then Seller shall be responsible for such claim, but only to the extent of actual insurance proceeds received by Seller, provided that, (1) subject to Seller’s rights and obligations pursuant to Article VIII, Buyer will be liable for and will pay all costs and expenses related to pursuing such insurance coverage on an as-incurred basis and subject to Seller’s rights and obligations pursuant to Article VIII, Buyer will be responsible for such claim to the extent actual insurance proceeds are not received by Seller, (2) Seller may make full disclosure of its insurance or indemnity arrangements to the insurance companies to the extent Seller reasonably believes is necessary in connection with its pursuit of such insurance coverage, (3) if a third party sues (or otherwise involves as a party) Seller or seeks or threatens to sue (or otherwise involve as a party) Seller in a legal proceeding relating to such claim, then at Seller’s request, subject to Seller’s rights and obligations pursuant to Article VIII, Buyer shall acknowledge to such third party the full extent of its obligations for such claim, (4) Buyer shall not cause or encourage a plaintiff or potential plaintiff to add or seek to add Seller as a party to any legal proceeding relating to such claim and (5) Buyer shall not (x) add or seek to add Seller as a party to any legal proceeding relating to such claim or (y) seek recovery against Seller with respect to such claim, directly or indirectly, under any circumstances (including, without limitation, for any entitlement of any Person to benefits of Seller’s insurance policies), other than, in the case of each of (x) and (y), as expressly provided under this Agreement. Any monies received by Seller as a result of such claims shall be paid over to Buyer, net of all costs and expenses of recovery (including any deductibles, all handling and collection charges by any claims handler appointed by Seller and any increased premiums, including retroactive premium increases, associated with such recovery).

        Section 5.25.   Brazilian and Argentina Operations. Seller agrees, consistent with its obligations under its joint venture agreement, to use its reasonable efforts to discuss with its joint venture partner of the Brazilian Operations, and to set up a meeting with Buyer and joint venture partner to discuss, the possibility of potential investment by Buyer in the plastic closure business of the Brazilian Operations, including an acquisition of Seller’s and its subsidiaries interests in the plastic closures business of the Brazilian Operation. In the event that Seller shall determine to sell the Argentina Operations of CROWN Plastic Closures Argentina S.A., Seller shall to the extent possible provide Buyer an opportunity make an offer to Seller to purchase the Argentine Operations. The parties acknowledge and agree that Seller shall be under no obligation to provide for an investment by Buyer in, or sell, or to offer to sell, its interest in the Brazilian Operations or the Argentina Operations to Buyer.

        Section 5.26.   Seller Participation Note and Agreement. The parties agree to the matters set forth in the Seller Participation Note and Agreement.

        Section 5.27.   Reserved.

        Section 5.28.   Certain Litigation Benefits. From and after the Closing, Buyer shall pay to Seller the amount of any monetary awards or settlements received by Buyer in connection with the matters set forth on Schedule 8.2A(a).

        Section 5.29.  No-Shop.

(a) So long as Buyer is not in breach of this Agreement, Seller shall not, and shall use its reasonable best efforts to cause its Affiliates, directors, officers, employees, representatives or agents of Seller, the Selling Subsidiaries or the Transferred Companies (collectively, the “Representatives”) not to, directly or indirectly, (i) discuss, negotiate, undertake, initiate, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition or any material amount of the Transferred Assets, Shares or assets of the Transferred Companies other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, other than customers, suppliers and lenders in the ordinary course of business, any information concerning the business, operations, properties or assets of Seller, the Selling Subsidiaries or the Transferred Companies in connection with an Acquisition Transaction, or (iv) otherwise, cooperate in any way with, or assist or participate in or facilitate, any effort or attempt by any other Person to do or seek any of the foregoing; provided, that the foregoing restrictions shall not apply with respect to any Acquisition Transaction that involves or is connected to a merger, consolidation, business combination, purchase or disposition of at least fifty percent (50%) of the consolidated assets or earning power of the Seller and as to which the acquiror has assumed all of the obligations of the Seller hereunder to the extent required for Buyer to complete the transactions contemplated herein.

(b) If this Agreement is terminated by Buyer in accordance with Section 9.1(b)(3), notwithstanding anything to the contrary, this Section 5.29 shall survive such termination for a period of three months from the date of termination.

(c) Seller shall (and shall use its reasonable best efforts to cause its Representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted heretofore with respect to any Acquisition Transaction.

        Section 5.30.   Cooperation With Financing. In order to assist with obtaining the Debt Financing, Seller and its Affiliates shall provide such assistance and cooperation as Buyer and its Affiliates may reasonably request (but Seller and any directors of any Transferred Companies who will resign as directors of Transferred Companies on or upon Closing shall not be required to bear any material costs, or any liability, in connection with such cooperation), including (i) reasonably cooperating with prospective Financing Banks or their respective advisors in performing their due diligence (it being understood that any such diligence shall be subject to the limitations of Section 5.1), (ii) using reasonable efforts to procure other reasonably requested certificates or documents, including pledge and security documents, customary certificates, customary legal opinions and real estate title documentation and (iii) using reasonable efforts to assist Buyer in obtaining: (A) the approval of any and all board resolutions that Buyer may reasonably request in connection with the provision of any security by a Transferred Company to the Financing Banks; and (B) the provision of any statement, resolution, declaration or report required under Sections 155-157 of the Companies Act of 1985 of England and Wales (the “Companies Act”), which assistance may include shortly prior to Closing the appointment to the board of any Transferred Company incorporated in England and Wales of any directors nominated by the Buyer and the appointment of a firm of accountants nominated by Buyer as auditors to any company incorporated in England and Wales; provided that this clause (iii) shall not obligate the Seller to provide that any existing directors of Transferred Companies remain as directors until Closing or that any directors electing to resign on or prior to Closing execute any statutory declarations required under Sections 155-157 of the Companies Act).

        Section 5.31.   Electric Supply Agreements. On or prior to September 9, 2005, Buyer may elect to assume and obtain the benefits and costs allocable to the Business of either or both of the Electric Supply Agreements. If the Buyer so elects, the parties will make mutually satisfactory arrangements for the assignment or other pass-through agreement with Buyer from and after the Closing to convey the rights and obligations of Seller under either or both Electric Supply Agreements as they relate to the Business. Pursuant to Section 5.1 hereof, Seller shall provide Buyer with such information and assistance as Buyer may reasonably request to enable it to evaluate the Electric Supply Agreements. If Buyer does not elect to assume an Electric Supply Agreement by September 9, 2005, Seller shall thereafter have no obligation to provide electricity or any other benefits under such Electric Supply Agreements to Buyer; provided that, in such case, Seller and Buyer shall enter into a mutually satisfactory pass-through arrangement under the Transition Services Agreement for a period of three months after Closing.

ARTICLE VI

CONDITIONS TO THE PURCHASE AND SALE

         Section 6.1.   Conditions to the Purchase and Sale Relating to Buyer. The obligation of Buyer at the Closing to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by Buyer on or prior to the Closing Date of each of the following conditions:

(a) Each of the representations and warranties of Seller contained in this Agreement, and the covenants of Seller in Section 5.3, (i) to the extent qualified by materiality, shall be true and correct, or shall have been duly performed, and (ii) to the extent not qualified by materiality, shall be true and correct, or shall have been duly performed, in all material respects, when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except (i) that representations and warranties that are made as of a specific date need be true and correct only as of such date; (ii) as permitted by this Agreement to change between the date of this Agreement and the Closing Date; (iii) for breaches and inaccuracies which Seller has elected to cure by a reduction in the Purchase Price and/or the Basket Amount by an amount sufficient to eliminate such breach or inaccuracy (calculated in the manner Losses are calculated; provided that such amount does not exceed $20 million); and (iv) for breaches and inaccuracies which would not, individually or in the aggregate, have a Material Adverse Effect).

(b) Each of the covenants of Seller to be performed on or prior to the Closing Date (other than the covenants of Seller in Section 5.3) shall have been duly performed in all material respects.

(c) Except for matters set forth on Schedule 3.4 hereto, there shall not have occurred or been disclosed and exist on the Closing Date a Material Adverse Effect since the Balance Sheet Date.

(d) Buyer shall have been furnished with a certificate of an authorized officer of Seller, dated as of the Closing Date, certifying that the conditions contained in Sections 6.1(a), 6.1(b) and 6.1(c) have been fulfilled.

(e) There shall not have been issued and be in effect any order, decree or judgment of any court or tribunal of competent jurisdiction that makes the consummation of the purchase and sale of the Business illegal except where the applicable order, decree or judgment is not reasonably likely to have a Material Adverse Effect if the transactions contemplated by this Agreement were consummated to the extent legally permissible.

(f) All Encumbrances on the Shares, the Transferred Assets or the Business and all guarantees granted by the Transferred Companies arising out of the Credit Agreement shall be released at Closing or otherwise extinguished and Seller shall have delivered all instruments and documents necessary to release any and all related Encumbrances on the Shares, the Transferred Assets or the Business and related guarantees granted by the Transferred Companies, including appropriate financing statement amendments (termination statements) or its equivalent.

(g) The waiting period required by the HSR Act, if applicable, and any extensions thereof obtained by request or other action of the FTC and/or the Antitrust Division, shall have expired or been terminated by the FTC and the Antitrust Division and (ii) any material consents, approvals, authorizations or actions of or by any Governmental Authority set forth on Schedule 6.1(g) and required to be obtained in order to consummate the transactions contemplated by this Agreement shall have been obtained (explicitly or by expiry of the applicable waiting period).

(h) No Qualified Major Default shall have occurred; provided that Buyer shall not have the right to invoke this Section 6.1(h) if Buyer is in material breach of its obligation to use commercially reasonable efforts to arrange alternative debt financing on substantially equivalent or better terms than the financing contemplated by the Debt Commitment Letter.

        Buyer shall use all reasonable best efforts to obtain satisfaction of the conditions precedent to availability of the financing contemplated in the Debt Commitment Letter on the Closing Date.

        Section 6.2.   Conditions to the Purchase and Sale Relating to Seller. The obligation of Seller at the Closing to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by Seller on or prior to the Closing Date of each of the following conditions:

(a) Each of the representations and warranties of Buyer contained in this Agreement (i) to the extent qualified by materiality, shall be true and correct and (ii) to the extent not qualified by materiality, shall be true and correct in all material respects when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except (i) that representations and warranties that are made as of a specific date need be true and correct in all material respects only as of such date, (ii) as permitted by this Agreement to change between the date of this Agreement and the Closing Date and (iii) for breaches and inaccuracies which would not, individually or in the aggregate, have a Material Adverse Effect for Seller and its Affiliates).

(b) Each of the covenants of Buyer to be performed on or prior to the Closing Date shall have been duly performed in all material respects.

(c) Seller shall have been furnished with a certificate of an authorized officer of Buyer, dated as of the Closing Date, certifying to the effect that the conditions contained in Sections 6.2(a) and 6.2(b) have been fulfilled.

(d) There shall not have been issued and be in effect any material order, decree or judgment of any court or tribunal of competent jurisdiction which makes the consummation of the purchase and sale of the Business illegal except where the applicable order, decree or judgment is not reasonably likely to have a Material Adverse Effect if the transactions contemplated by this Agreement were consummated to the extent legally permissible.

(e) The waiting period required by the HSR Act, if applicable, and any extensions thereof obtained by request or other action of the FTC and/or the Antitrust Division, shall have expired or been terminated by the FTC and the Antitrust Division and (ii) any material consents, approvals, authorizations or actions of or by any Governmental Authority set forth on Schedule 6.2(e) and required to be obtained in order to consummate the transactions contemplated by this Agreement shall have been obtained (explicitly or by expiry of the applicable waiting period).

(f) The matters set forth on Schedule 6.2(f) shall have occurred.

ARTICLE VII

AMENDMENT AND WAIVER

        Section 7.1.   Amendment and Modification. This Agreement may only be amended or modified in writing, signed by Seller and Buyer, at any time prior to the Closing with respect to any of the terms contained herein.

        Section 7.2.   Waiver. At any time prior to the Closing, either Seller or Buyer may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument executed by the party granting such extension or waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION

        Section 8.1.   Survival; Knowledge of Breach.

(a) The representations and warranties contained in this Agreement shall survive the Closing until the date that is eighteen months after the Closing Date, subject to the following extension:

(w) with respect to Section 5.4 (as it relates to Schedules 5.4(a)(i) and 5.4(b)(i)), 3 years after the Closing Date;

(x) with respect to the representations and warranties set forth in Section 3.1 (Organization and Authority of Seller and the Transferred Companies) and in Section 4.1 (Organization and Authority of Buyer), indefinitely;

(y) with respect to the representations and warranties of Section 3.16 (Taxes), until ninety days following the expiration of the applicable statute of limitations; and

(z) with respect to the representations and warranties of Section 3.15 (Environmental Representations), 5 years after the Closing Date;

provided, however, that (i) any obligations under Sections 8.2(a) and 8.2(b) shall not terminate with respect to any Losses as to which the Indemnified Party shall have given notice in accordance with Section 8.3 to the Indemnifying Party before the termination of the survival period set forth above (and, in that respect, the matters referred to in Schedule 8.2A are deemed to have been already notified to Seller) and (ii) the covenants (whether relating to periods prior to or after the Closing) contained in this Agreement shall survive Closing and not be subject to any time-barred limitations.

(b) The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement or any Ancillary Agreements shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements, provided, however, that if Seller claims in writing (the “Seller Claim Notice”) that Buyer is not obligated to Close because the certificate contemplated in Section 6.1(d) has not been issued because of the occurrence of a Material Adverse Effect (by virtue of Section 6.1(a)(iv) or 6.1(c)) or such certificate has been issued but qualified by the occurrence of such a Material Adverse Effect, and Buyer has nonetheless permitted the Closing to occur, then Buyer shall be deemed to have waived any right or claim pursuant to the terms of this Agreement or otherwise, including pursuant to Article VIII hereof, to the extent that the events disclosed in the Seller Claim Notice, alone or in the aggregate, so constituted a Material Adverse Effect; provided that, no such waiver shall be deemed to have occurred unless the Seller Claim Notice shall specify the items or events which Seller considers, alone or in the aggregate, to constitute such a Material Adverse Effect.

        Section 8.2.   Indemnification.

(a) Subject to the other limitations set forth in this Article VIII, Seller agrees to indemnify and hold harmless Buyer, its Affiliates, it successors and its Permitted Assigns and each of their officers, directors, employees and agents (collectively, the “Buyer Indemnified Parties”) against and in respect of any and all losses, claims, damages, liabilities, penalties, reasonable costs and expenses, including reasonable legal fees and expenses (“Losses”) of Buyer Indemnified Parties (including the Transferred Companies), resulting or arising from:

(i) any breaches of the Seller’s representations and warranties set forth in Article III;

(ii) any breaches of the Seller’s representations and warranties set forth in other parts of this Agreement or any other agreement or document delivered or required to be delivered by Seller in connection with the consummation of the transactions contemplated hereby;

(iii) any nonfulfillment of, or failure to comply with, any covenant of Seller set forth in this Agreement or any other agreement or document delivered or required to be delivered by Seller in connection with the consummation of the transactions contemplated hereby;

(iv) any Excluded Liability;

(v) any Excluded Asset;

(vi) The asbestos liability, compliance and future compliance issues listed on Schedule 8.2B and Environmental Liabilities first occurring on or prior to the Closing Date with respect to the soil and groundwater issues listed on Schedule 8.2B; provided, however, (1) Buyer delivers a Claim Notice pursuant to Section 8.3 with respect thereto to Seller on or prior to the fifth anniversary after the Closing, (2) Seller’s obligation to indemnify for Losses hereunder shall be limited to 50% of the costs incurred by Buyer to conduct the environmental projects which are described on Schedule 8.2B but not to exceed the upper range of the cost estimate for such project which is listed on Schedule 8.2B, and (3) Seller shall not have any liability to indemnify Buyer with respect to any and all Losses for the issues described on Schedule 8.2B which exceed €10,000,000 in the aggregate, it being understood that Seller’s liability under this Section shall not exceed €5,000,000 in the aggregate (which €5,000,000 shall be credited against the Basket Amount unused under Section 8.4(a)); and

(vii) any of the specific matters set forth in Schedule 8.2A.

(b) From and after the Closing Date, and subject to the other limitations set forth in this Article VIII, Buyer shall indemnify and hold harmless Seller, its Affiliates, its successors and Permitted Assigns and each of their officers, directors, employees and agents (collectively, the “Seller Indemnified Parties”) against and in respect of any and all Losses of Seller Indemnified Parties resulting or arising from (i) any breaches of the Buyer’s representations and warranties set forth in Article IV or any breaches of Buyer’s representations and warranties set forth in other parts of this Agreement or any other agreement or document delivered or required to be delivered by Buyer in connection with the consummation of the transactions contemplated hereby, (ii) any nonfulfillment of, or failure to comply with, any covenant of Buyer set forth in this Agreement or any other agreement or document delivered or required to be delivered by Buyer in connection with the consummation of the transactions contemplated hereby, (iii) any and all Losses for third party claims relating to the operation of the Business or the Transferred Assets or actions (other than actions taken by Buyer to pursue any rights it may have against Seller to seek recovery under this Agreement or any of the Ancillary Agreements) by or on behalf of the Buyer after the Closing and (iv) any Assumed Liability.

(c) Except as otherwise required by Law, any payments pursuant to this Article VIII shall be treated as an adjustment to the Final Purchase Price up to the Final Purchase Price and as an indemnity for the excess. Any payment to be made to any Buyer Indemnified Party under this Agreement shall be made to an account or accounts designated by Buyer not less than two Business Days prior to such payment for one or more Buyer Indemnified Parties.

        Section 8.3.   Method of Asserting Claims, etc. Subject to Section 8.8 and 5.16(c), all claims for indemnification by any Party hereunder shall be asserted and resolved as set forth in this Section 8.3. In the event that any written claim or demand for which an Indemnifying Party would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than fifteen days following such Indemnified Party’s receipt of such claim or demand, notify the Indemnifying Party of such claim or demand in a written notice that describes such claim or demand in reasonable detail, including the sections of this Agreement which form the basis for such claim or demand and the amount or the estimated amount thereof (which estimate shall not be conclusive of the final amount of such claim and demand) along with copies of all written evidence thereof (the “Claim Notice”); provided, however, that failure to provide such notice within the time period required shall not affect the Indemnified Party’s right to indemnification hereunder except to the extent the Indemnifying Party was actually prejudiced thereby. Except as provided in Section 5.4(b)(2) with respect to the Section 75 Debt or unless a shorter period (which shall be set forth in the Claim Notice and shall be not less than 10 Business Days) is reasonably required to adequately address the claim or demand described in the Claim Notice, the Indemnifying Party shall have 30 days from the personal delivery or mailing of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not it desires to defend the Indemnified Party against such claim or demand.

An election to assume the defense of such claim or demand shall not be deemed to be an admission that the Indemnifying Party is liable to the Indemnified Party in respect of such claim or demand; provided that, the Indemnifying Party shall not have the right to assume the defense of any claim or demand described in a Claim Notice if (i) such claim or demand seeks an injunction or other equitable relief as a primary remedy, (ii) such claim or demand is a criminal claim, (iii) other than in respect of indemnification for breach of Section 3.19 or other matters involving customer products or technical product support services, such claim or demand involves a customer, (iv) in the case of Seller as Indemnifying Party, all of the Losses resulting from such claim or demand suffered by Buyer Indemnified Parties would be absorbed by the Buyer Indemnified Parties because the Basket Amount has not been exhausted, or (v) in the case of Seller as Indemnifying Party, the amount asserted in respect of such claim or demand against the Buyer Indemnified Parties, together with all indemnified Losses realized and all other pending claims or demands against the Buyer Indemnified Parties are reasonably expected to result in Losses, in the aggregate, that exceed the Cap by an amount greater than 50% of such amount asserted and reasonably expected, if applicable. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party; provided, however, that the amount of such expenses shall be a liability of the Indemnifying Party hereunder subject to the limitations set forth in this Article VIII. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold the Indemnified Party harmless from and against any third party claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including without limitation, attorney’s fees and court costs) incurred by the Indemnifying Party in its defense of the third party claim. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, except as hereinafter provided, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings. Except as provided in Section 5.4(b)(2) with respect to the Section 75 Debt, if any Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense provided that, the Indemnifying Party shall pay all costs and expenses of such participation (i) if it requests the Indemnified Party to participate or (ii) in the reasonable written opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make joint representation of the Indemnifying Party and the Indemnified Party impermissible under applicable standards of professional conduct. In the event that Seller as Indemnifying Party controls any claim or demand involving a current or former customer (with respect to Section 3.19 matters or other matters involving customer products or technical product support services) or supplier of the Business, Seller shall consult with and take into consideration the reasonable objectives of Buyer in connection with such claim or demand (provided, that Seller shall have no obligation to take any actions or fail to take any actions in defending such claim or demand that, in Seller’s reasonable judgment, could increase the liability of Seller in connection with such claim or demand). The Indemnified Party shall not settle a claim or demand without the consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed, settle, compromise or offer to settle or compromise any such claim or demand; provided that if the Indemnified Party fails to consent to a settlement that imposes only monetary damages that do not require payment by the Indemnified Party by operation of the Basket Amount or the Cap then the Indemnifying Party’s liability with respect to such matter shall be limited to the amount of such rejected settlement.

If the Indemnifying Party has the right to and elects not to defend the Indemnified Party against a claim or demand for which the Indemnifying Party has an indemnification obligation hereunder, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand, or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful shall be the liability of the Indemnifying Party hereunder, subject to the limitations set forth in this Article VIII. To the extent the Indemnifying Party shall control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party. The Indemnifying Party shall use its commercially reasonable efforts in the defense of all such claims. Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall state specifically the representation, warranty, or covenant with respect to which the claim is made, state in reasonable detail the basis for the claim, and, if known, give an assessment of the amount of the liability asserted against the Indemnifying Party by reason of the claim.

        Section 8.4.   Indemnification Amounts.

(a) Seller shall not have liability under Section 8.2(a)(i), Section 8.2(a)(ii), Section 8.2(a)(vi) and Section 8.2(a)(vii) until the aggregate amount of Losses attributable to indemnification claims for which a Claim Notice was delivered to Seller pursuant to Section 8.3 exceeds $5,000,000 (the “Basket Amount”), in which case the Buyer shall be entitled to be indemnified in an amount up to $75,000,000 (the “Cap”) in the aggregate; provided, however, that (i) Losses relating to items listed in Schedule 8.2A shall not be subject to the Basket Amount, (ii) Losses relating to the representations and warranties set forth in Section 3.1 and Section 5.4 or relating to the items listed in Schedule 8.2A(b) and Schedule8.2A(c) shall not be subject to the Basket Amount or Cap and (iii) Seller shall be liable only for the amount by which all Losses exceed the Basket Amount; and provided, further, that no individual claim for payment of a Loss may be made under Section 8.2(a)(i) or Section 8.2(a)(ii), or for Losses relating to items listed in Schedule 8.2A(a) unless such claim is an amount of $125,000 or greater (it being specified that claims originating from identical matters, facts, or triggering events shall be aggregated for purposes of determining whether the $125,000 threshold has been reached).

(b) For the avoidance of doubt, Seller’s indemnification obligations pursuant to Section 8.2(a)(iii), (iv) and (v) shall not be subject to any monetary or time-based limitations.

        Section 8.5.   Losses Net of Insurance, etc. The amount of any Loss for which indemnification is provided, any payment under a covenant pursuant to this Agreement, or the expenses of a party that are borne by another party pursuant to this Agreement shall be net of (i) any amounts recovered by the Indemnified Party (which shall include a party receiving payment) pursuant to any indemnification by or indemnification or other agreement with any third party, (ii) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Loss (net of any costs incurred to recover such amounts, proceeds or receipts, such as deductibles, all handling and collection charges by any claims handler appointed by Seller and any increased premiums, including retroactive premium increases, associated with such recovery or the Tax actually incurred in connection with such amounts, proceeds or receipts) (each source named in clauses (i) and (ii), a “Collateral Source”), (iii) an amount equal to any Tax benefit, if any, actually recognized by the Indemnified Party (which shall include a party receiving payment) attributable to (A) such Loss, (B) any payment under a covenant pursuant to this Agreement, or (C) the expenses of a party that are borne by another party pursuant to this Agreement and (iv) any specific deduction made for such Loss as Net Debt or in the calculation of Net Working Capital in the Closing Statement.

The parties shall take and shall cause their Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto. The party seeking indemnification under this Article VIII shall use commercially reasonable efforts to seek recovery from all Collateral Sources. The parties acknowledge and agree that no right of subrogation shall accrue or inure to the benefit of any Collateral Source hereunder. The Indemnifying Party may require an Indemnified Party to assign the rights to seek recovery from a Collateral Source; provided, that the Indemnifying Party will then be responsible for pursuing such recovery at its own expense. If the amount to be netted hereunder from any payment required under Section 8.2 or any payment under a covenant pursuant to this Agreement, or the expenses of a party that are borne by another party pursuant to this Agreement is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such determination been made at the time of such payment. Buyer shall not make any claim for indemnification under this Article VIII to the extent of the amount of a Loss, or any payment under a covenant pursuant to this Agreement, or the expenses of a party that are borne by another party pursuant to this Agreement is included in the Net Debt in the Closing Statement. For the avoidance of doubt, any payment of the Section 75 Debt pursuant to Section 5.4(b)(2) shall be treated for purposes of this Section 8.5 as an indemnified Loss and Buyer shall pay, or cause to be paid, to Seller any Tax benefit actually recognized with respect to the Section 75 Debt at the time actually recognized, by Buyer or any of its Affiliates (including Crown UCP Ltd and Crown Massmould Ltd). If under the terms of this Agreement one party is liable to indemnify or reimburse another party the payment shall, if required by law, include an amount equal to any VAT thereon not otherwise recoverable by the other party, subject to that other party using all commercially reasonable efforts to recover such amount of VAT as may be practicable. For the avoidance of doubt, all indemnification payments due under this Article VIII shall be made in the currency in which the loss was incurred (except as specified below). For purposes of the Basket, Cap and other dollar denominated limitations on indemnification, foreign currencies shall be converted into U.S. dollars using the Spot Exchange Rate at which such foreign currencies are offered on the date on which an indemnification payment is made for U.S. dollars as reported in The Wall Street Journal on the day following the day on which payment is made. Notwithstanding the foregoing, the payment obligations of the Seller pursuant to Section 8.2(a)(vi) hereof shall be in Euros.

        Section 8.6.   Sole Remedy/Waiver. The parties hereto acknowledge and agree that the remedies provided for in this Agreement or the Ancillary Agreements shall be the parties’ sole and exclusive remedy with respect to the subject matter of this Agreement or the Ancillary Agreements except (a) with respect to fraud or (b) for equitable relief for violations of Section 2.10, Article V or Article IX. In furtherance of the foregoing, except as aforesaid, the parties hereby waive and release, to the fullest extent permitted by applicable law, any and all other rights, claims and causes of action (including rights of contribution, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Seller or any of its Affiliates, or Buyer or any of its Affiliates, as the case may be, arising under or based upon any national, federal, state or local statute, law, ordinance, rule, regulation or judicial decision (including, without limitation, any such statute, law, ordinance, rule, regulation or judicial decision relating to environmental matters, or warranty of title, in rem entitlements, or arising under or based upon any securities law, common law or otherwise). This Section 8.6 shall survive Closing.

        Section 8.7.   No Consequential Damages. Notwithstanding anything to the contrary contained herein, no Indemnifying Party shall be liable to or otherwise responsible to any Indemnified Party or any other Person for consequential or punitive damages that arise out of or relate to this Agreement or the performance or breach thereof or any liability retained or assumed hereunder, except for such consequential or punitive damages that arise directly out of a claim made by a third party.

        Section 8.8.   Environmental Indemnification.

(a) Except as provided below, the parties shall follow the general procedures for indemnification set forth in Section 8.3 with respect to any claim relating to environmental matters (including, without limitation, Environmental Liabilities, compliance with Environmental Laws and Hazardous Substances).

(b) In the event that any investigation, remediation or other response action is required to be conducted, or the environmental projects described on Schedule 8.2B are required to be conducted in connection with a claim for indemnification under this Article VIII (each of the foregoing, “Response Actions”) and subject to the applicable procedures, limitations and obligations of this Section 8.8, Buyer shall control such Response Action or defense to the extent it relates to Real Property. Seller shall be entitled, with respect to a matter not affecting a Real Property, to elect, in its sole discretion, to perform such Response Action or pay for Buyer’s performance or allow (at Buyer’s discretion) Buyer to perform or pay for Seller’s performance, as applicable. The party performing the Response Action shall be referred to as the “Performing Party.”

(c) If Seller is the Performing Party, the following conditions shall apply to the performance of the Response Action:

(1) Seller shall take reasonable precaution to minimize any interference with or disruption of the Buyer’s operations and business.

(2) Buyer shall provide reasonable access to Seller to perform Response Actions.

(d) The following conditions shall apply to the performance of the Response Action regardless of which party is the Performing Party:

(1) The Performing Party shall use its reasonable best efforts to avoid and minimize any harm to any persons or damage to real or personal property

(2) All required Response Actions shall be diligently and expeditiously performed taking into account the procedures, limitations and obligations hereunder.

(3) The Performing Party will conduct the Response Action related to soil and groundwater conditions with an environmental consultant and other personnel reasonably satisfactory to the other party; provided, however, that Buyer may, in its sole discretion, choose the environmental consultant and other personnel necessary to address the other environmental conditions set forth on Schedule 8.2B.

(4) The Performing Party shall (A) notify (but not require the consent of) the other party prior to commencing or performing any material Response Actions, (B) keep the other party reasonably informed of the progress of any Response Actions, and with respect to soil and groundwater conditions provide copies of any final proposed response, remediation, investigation or sampling plans and the results of sampling and analysis (including any final status reports of work in progress or other final reports, in each case required to be submitted to any Governmental Authority or third party), (C) provide the other party an opportunity to attend, at its cost and expense, any meeting with any Governmental Authority regarding the Response Actions and (D) provide the other party an opportunity to obtain, at its cost and expense, splits of any samples obtained in the course of conducting Response Actions with respect to soil and groundwater conditions.

(5) The other party shall reasonably cooperate with the Performing Party in its performing the Response Action.

(e) All Response Actions which are performed with respect to an environmental condition affecting soil and groundwater, including without limitation, the Release of Hazardous Substances, shall meet the Appropriate Remediation Standard; provided, however, that with respect to a Real Property that is a leased property, the remediation standard shall be that which is required under the applicable lease if the parties are unable, after good faith, reasonable efforts, which efforts shall not require Buyer to incur any out-of-pocket costs or expenses, to obtain the property owner’s consent to the Appropriate Remediation Standard; provided further, that if the real property is neither owned nor leased by the Buyer or its Affiliates, the remediation standard shall be that which is reasonably acceptable to the property owner if the parties are unable, after good faith, reasonable efforts, which efforts shall not require Buyer to incur any out-of-pocket costs or expenses, to obtain the property owner’s consent to the Appropriate Remediation Standard. The parties agree, where appropriate and acceptable to the Governmental Authority or, if not an owned Real Property, the land owner, to utilize institutional controls and engineering controls (including, without limitation, capping, signs, fences and deed restrictions on the use of real property or groundwater) to satisfy the Appropriate Remediation Standard and to cooperate in obtaining all necessary approvals of the use of such controls.

(f) Seller shall not be responsible or liable to Buyer for any Losses (including the cost and expenses associated with any Response Action): (1) incurred to achieve remediation standards in excess of the Appropriate Remediation Standards subject to restrictions set forth in subsection (e) regarding non-owned Real Property; or (2) for Response Actions not required under or necessary to achieve compliance with applicable Environmental Laws or by any Governmental Authority unless undertaken as a result of a reasonable belief that there exists a condition that, if unabated, poses an unreasonable risk to human health and safety or is reasonably necessary to mitigate eminent or significant damage to third parties or their property; or not reasonably undertaken to resolve in good faith a written third party claim by a person other than Buyer or an Affiliate thereof taking into account the scope, magnitude and validity of such claim or is not reasonably necessary to comply with the terms and conditions of an applicable lease, which terms and conditions were in effect as of the Closing; or (3) for Response Actions required as a result of Non-Permitted Testing; or (4) which result or arise from an environmental condition or violation of Environmental Law first occurring on or after the Closing and not referenced on Schedule 8.2B or to the extent resulting or arising from Buyer’s Exacerbation of any Environmental Liabilities which first occurred prior to the Closing or Buyer’s Exacerbation of the issues listed on Schedule 8.2B; provided, however, notwithstanding the foregoing, none of the limitations set forth in Sections 8.8(f)(1),(2) or (3) shall apply to the compliance issues, whether current or future, listed on Schedule 8.2B, which issues shall be deemed to constitute Response Actions for which the Seller shall be obligated to indemnify Buyer pursuant to and subject to the limitations of Section 8.2(a)(vi).

(g) Notwithstanding anything herein to the contrary, and subject to the other limitations of Section 8.2, Seller’s obligation to indemnify Buyer for Response Actions with respect to asbestos at the Real Property listed on Schedule 8.2B shall be limited to Response Actions which are required by applicable Environmental Laws in effect as of Closing or a change in Environmental Laws after Closing that becomes effective and applicable on or prior to the fifth (5th) anniversary of the Closing.

(h) Buyer agrees to take all commercially reasonable steps that are not inconsistent with the limitations set forth in this Section 8.8 to mitigate Losses that would otherwise be subject to indemnification under Section 8.2(a)(i) with respect to the representations and warranties of Section 3.15 (Environmental Representations) and to take commercially reasonable efforts to minimize costs which are subject to indemnification under Section 8.2(a)(vi); provided that for the avoidance of doubt, Buyer is not required to undertake a Response Action to mitigate Losses if in doing so, Buyer loses the right to make a claim under Article VIII.

        Section 8.9.   No Set-Off. Neither Buyer nor Seller shall have any right to set-off any Losses against any payments, or deduct from, holdback or otherwise reduce in any manner, any payments to be made by either of them pursuant to this Agreement, the Ancillary Agreements, or otherwise.

        Section 8.10.   Transferred Real Property Warranty Losses. With respect to any Losses occurring by reason of or as a result of or arising from any inaccuracy or breach of any representation, warranty, or covenant made by Seller or the Selling Subsidiaries to Buyer or any third parties in the Conveyancing Documents (“Transferred Real Property Warranty Losses”) and the affidavits or documents executed by or on behalf of Seller or the Selling Subsidiaries or other information delivered in connection with the transfer of the Transferred Real Property (collectively, the “Real Estate Transfer Documents”), Buyer agrees (a) it has no right to pursue any remedies against Seller or the Selling Subsidiaries for such Transferred Real Property Warranty Losses, (b) it waives and releases any right to recover from Seller and the Selling Subsidiaries for Transferred Real Property Warranty Losses, (c) it indemnifies, and shall defend, protect and hold harmless Seller and the Selling Subsidiaries, from and against any and all liabilities, obligations, claims, or damages asserted by Buyer’s successors and assigns or other third parties, relating to Transferred Real Property Warranty Losses, and (d) it shall hold and promptly turn over upon receipt any funds or other consideration it receives in relation to the Transferred Real Property Warranty Losses to the extent Seller or the Selling Subsidiaries is subject to claim, liability or other Losses relating to such payment of funds or other consideration. In the event of a conflict or inconsistency between the terms of this Agreement (including the representations, warranties, covenants and indemnification provisions hereof) and the terms of any other Real Estate Transfer Document, the parties acknowledge and agree that the terms of this Agreement shall supersede such conflicting or inconsistent terms (including by way of illustration and not limitation, an instance where a warranty in a deed of transfer imposes, implicitly or explicitly, greater obligations on the grantor than are imposed by the terms of this Agreement) in such other Real Estate Transfer Documents and the terms of this Agreement shall define the rights and obligations of the parties with respect to the subject matter of such conflict or inconsistency.

ARTICLE IX

MISCELLANEOUS

        Section 9.1.   Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of Buyer and Seller;

(b) by either Buyer or Seller, by giving written notice of such termination, which shall be effective five Business Days after delivery, to the other party, if the Closing shall not have occurred on or prior to November 18, 2005 unless:

(1) the failure to consummate the Closing by such date is due to the failure to satisfy the conditions set forth in Section 6.1(g) or 6.2(e), in which event Seller may at its option extend such date for an additional period of up to one month; provided that during such one month period Buyer’s obligation to Close shall be subject to the additional condition that Buyer shall have received debt financing on substantially equivalent or better terms than the financing contemplated by the Debt Commitment Letter, which Buyer agrees to use commercially reasonable efforts to obtain;

(2) the failure to consummate the Closing by such date is due to the failure to satisfy the conditions set forth in Section 6.1(h), in which event Buyer or Seller may at its option extend such date for an additional period of up to one month; provided that during such one month period Buyer’s and Seller’s obligation to Close shall be subject to the additional condition that Buyer shall have received debt financing on substantially equivalent or better terms than the financing contemplated by the Debt Commitment Letter, which Buyer agrees to use commercially reasonable efforts to obtain;

(3) the failure to consummate the Closing by such date is due to the failure to satisfy the condition set forth in Section 6.2(f), in which event, so long as the failure to satisfy such condition is not due to any action or failure to act by Buyer, Buyer may at its option extend such date for an additional period of up to one month; provided that during such one month period Buyer’s obligation to Close shall be subject to the additional condition that Buyer shall have received debt financing on substantially equivalent or better terms than the financing contemplated by the Debt Commitment Letter which Buyer agrees to use commercially reasonable efforts to obtain;

(c) by either Seller or Buyer (provided that the right to terminate this Agreement under this clause (c) shall not be available to a party if such statute, rule, regulation, order, decree or injunction was primarily due to the failure of such party to perform any of its obligations under this Agreement), by giving written notice of such termination, which shall be effective five Business Days after delivery, if any court of competent jurisdiction or other competent Governmental Authority, in each case with competent jurisdiction over a material portion of the assets of the Business, shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable; or

(d) by the non-breaching party, by giving written notice of such termination to the other party, which shall be effective five Business Days after delivery, if there has been a breach by such other party of any representation, warranty or covenant in this Agreement, which breach is the cause of the failure of the conditions in Article VI to be satisfied and (x) with respect to termination by Buyer, such breach is incapable of being cured or if capable of being cured, shall not have been cured within ten days prior to the date specified in Section 9.1(b) (as such date may be extended) or (y) with respect to termination by Seller, such breach is incapable of being cured or if capable of being cured, shall not have been cured within ten days following Buyer’s receipt of notice of such breach (it being understood that if Seller is the breaching party, it may, at its option, elect to cure such breach by reducing the Initial Purchase Price and/or the Basket Amount by an amount up to $20 million sufficient to eliminate such breach in which case Buyer’s notice shall be deemed revoked, this Agreement shall not be terminated and the condition in Section 6.1(a), (b) or (c) as the case may be, shall be deemed satisfied).

        Section 9.2.   Effect of Termination.

(a) In the event of the termination of this Agreement in accordance with Section 9.1 hereof, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this Section 9.2 and in Sections 9.4, 9.6, 9.7 and 9.14 hereof, and except that nothing herein will relieve any party from liability for any willful breach of any covenant set forth in this Agreement prior to such termination.

(b) If Buyer terminates this Agreement pursuant to Section 9.1(b) or (d) solely because of the failure of the condition to Closing set forth in Section 6.1(a), (b) or (c) to be satisfied, Seller may, at its option, within thirty days of Buyer’s notice and prior to the date specified in Section 9.1(b), cure any inaccuracy or breach of any representation, warranty or covenant by reducing the Purchase Price and/or the Basket Amount by an amount up to $20 million sufficient to eliminate such inaccuracy or breach, in which case Buyer’s notice shall be deemed revoked, this Agreement shall not be terminated and the condition in Section 6.1(a), (b) or (c) as the case may be, shall be deemed satisfied.

        Section 9.3.   Notices of Breaches, etc. Each party to this Agreement agrees that it shall promptly notify in writing the other party hereto if such notifying party becomes aware of any breach of, or inaccuracy in, or of any facts or circumstances constituting or resulting in the breach of, or inaccuracy in, any representation, warranty or covenant of such notifying party or of such other party.

         Section 9.4.   Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Buyer shall upon request from Seller promptly return to Seller all books, records and documents (including all copies, if any, thereof) furnished by Seller, the Selling Subsidiaries, or any of their respective agents, employees, or representatives, and shall not use or disclose the information contained in such books, records or documents for any purpose or make such information available to any other entity or person.

        Section 9.5.  Collection of Receivables. Seller shall, and shall cause the Selling Subsidiaries to, by letter prepared by Buyer (the “Letter”) and reasonably acceptable to Seller, authorize, instruct and direct that the account parties of all accounts, notes and receivables (including insurance proceeds) constituting Transferred Assets (such parties, the “Seller Account Parties”) shall make and deliver all payments relating thereto on or after the Closing to such location, bank and account as Buyer shall specify. If any of the Seller Account Parties remit payments on or after the Closing to Seller or the Selling Subsidiaries, Seller agrees that it shall deliver all such payments to Buyer or pay to Buyer an amount equal to such payments and Buyer shall reimburse Seller for its reasonable expenses directly related thereto.

        Section 9.6.   Non-Solicitation. Buyer agrees that, if this Agreement is terminated, for a period of two years from the date that this Agreement is terminated, neither it, any Buyer Controlled Affiliate or PAI partners SAS shall, directly or indirectly, solicit for employment or employ any (i) officer or senior employee of the Seller or any of the Selling Subsidiaries or (ii) any employee who is employed by the Business; provided, however, that the foregoing provision will not prevent Buyer from soliciting (but not employing) any such person (i) as a result of Buyer’s placing advertisements in trade journals, newspapers or similar publications or (ii) as a result of the efforts of executive recruiters or other third parties who contact such persons without any direct or indirect solicitation by or knowing encouragement from Buyer, a Buyer Controlled Affiliate or PAI partners SAS.

        Section 9.7.   Expenses. Unless otherwise indicated in this Agreement or the Ancillary Agreements and subject to Section 5.2(a), the parties shall bear their own respective expenses (including, without limitation, all compensation and expenses of counsel (including local counsel engaged by the Transferred Companies for work performed prior to the Closing, whose fees and expenses shall be paid by Seller), financial advisors, consultants (including the fees and expense of KPMG LLP in preparing the vendor due diligence report, which shall be paid by Seller), actuaries and independent accountants) incurred in connection with the preparation and execution of this Agreement and consummation of the transactions contemplated hereby.

        Section 9.8.  Assignment. Except as provided in the following sentences, this Agreement may not be assigned, by operation of law, sale of substantially all the assets of a party, or otherwise. Seller or Buyer may assign or delegate its rights, obligations or liabilities under this Agreement in whole or in part to any Person in which Seller or Buyer, any Person controlling Buyer or any Person controlled by PAI or by funds managed or advised by PAI owns more than 50% of the share capital and voting rights (and in the case of Buyer the Equity Funding Letter and the Debt Commitment Letter shall also be assigned); provided, however, that in such event, Seller or Buyer, as the case may be, shall remain fully liable for the fulfillment of all such obligations. Buyer or Seller shall (i) assign or otherwise transfer its rights and obligations hereunder and under the Seller Participation Note and Agreement and the Ancillary Agreements in whole or in part to any Person to whom all or substantially all of the Business (in the case of Buyer) or the assets of Seller (in the case of Seller) is sold or otherwise transferred by Buyer or Seller, as the case may be, directly or indirectly (a “Permitted Assignee”) and such Permitted Assignee shall assume such obligations, and (ii) be entitled to assign, delegate, pledge or otherwise transfer all or part of its rights under this Agreement to the Financing Banks and other banks and lenders participating to the financing or refinancing of the acquisition of the Shares and/or the Transferred Assets in the case of Buyer or financing sources in the case of Seller; provided that, in the case of (ii), Buyer or Seller shall remain fully liable for the fulfillment of all such obligations. Seller hereby agrees to execute, and to cause the Selling Subsidiaries to execute, any document submitted by Buyer in order to carry out such assignment, delegation or transfer. In the event of any assignment by Buyer, Seller shall incur no additional cost or obligation as a result of any assignment or delegation, including, by way of example and not by way of limitation, an assignment or delegation which would prevent any purchase from constituting a sale or transfer of a business or going concern or other similar disposition under any relevant laws or regulations. Any attempted assignment or delegation in contravention hereof shall be null and void. Except as expressly provided herein, it is specified that the rights and obligations contained in this Agreement, in particular with respect to Article VIII, shall not be affected by the sale, transfer or other disposal of the Business or any part thereof and shall remain in full force and effect to the benefit of Buyer and its Affiliates notwithstanding such a sale, transfer or other disposal.

        Section 9.9.  Entire Agreement. Except as otherwise contemplated herein, this Agreement and the Ancillary Agreements (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof (other than the Confidentiality Agreement); and (b) are not intended to confer upon any other Persons any rights or remedies hereunder. The parties acknowledge that both Buyer and Seller participated in the drafting of this Agreement and the Ancillary Agreements and agree that any rule of law or any legal decision that may or would require interpretation of any alleged ambiguities in this Agreement or the Ancillary Agreements against the party that drafted it has no application and is expressly waived. In the event of a conflict or inconsistency between the terms of this Agreement (including the representations, warranties, covenants and indemnification provisions hereof) and the terms of any other documents delivered or required to be delivered in connection with the consummation of the transactions contemplated by this Agreement, the parties acknowledge and agree that the terms of this Agreement shall supersede such conflicting or inconsistent terms (including by way of illustration and not limitation, an instance where a warranty in a deed of transfer imposes, implicitly or explicitly, greater obligations on the grantor than are imposed by the terms of this Agreement) in such other documents and the terms of this Agreement shall define the rights and obligations of the parties and their respective officers, directors, employees, stockholders and Affiliates with respect to the subject matter of such conflict or inconsistency.

        Section 9.10.   Schedules. The inclusion of any matter on any schedule to this Agreement, should the existence of such fact or item be relevant to any other section of this Agreement, shall be deemed to be an inclusion with respect to such other section of this Agreement to the extent that such relevance is reasonably apparent from the disclosure of the matter then appearing on the Schedule (without need for investigation or inquiry by Buyer). The inclusion on any schedule shall expressly not be deemed to constitute an admission by Seller or Buyer or otherwise imply that any such matter is material, has a Material Adverse Effect or creates a measure for, or further defines the meaning of, materiality or Material Adverse Effect and their correlative terms for the purposes of this Agreement. No disclosure on a schedule relating to a possible breach or violation of any contract or law shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

        Section 9.11.   Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.

        Section 9.12.   Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

        Section 9.13.   Notices. All notices hereunder shall be deemed given if in writing and delivered personally or sent by facsimile transmission or by registered or certified mail (return receipt requested) to the parties at the following addresses (or a such other addresses as shall be specified by like notice:

(a) if to Seller, to:

Crown Holdings, Inc.
One Crown Way
Philadelphia, PA 19154
Attention: Timothy J. Donahue
Facsimile: (215) 676-6011

With a copy (which shall not constitute notice) to:

Dechert LLP
4000 Bell Atlantic Tower
1717 Arch Street
Philadelphia, PA 19103-2793
Attention: William G. Lawlor
Facsimile: (215) 994-2222

(b) if to Buyer, to:

PAI partners SAS
43, Avenue de l’Opera
75002 Paris
France
Attention: Lise Nobre, Partner
Facsimile: 011-33-1-55-77-91-04

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges
2, rue de la Baume
75008 Paris
France
Attention: David Aknin
Facsimile: 011-33-1-44-21-9797

and

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153-0119
Attention: Christopher Aidun
Facsimile: (212) 310-8926

        Any notice given by mail shall be effective when received. Any notice given by facsimile transmission shall be effective when the appropriate facsimile transmission acknowledgment is received.

        Section 9.14.   Governing Law; Arbitration.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without reference to the choice of Law principles thereof.

(b) Any controversy, dispute or claim arising under or in connection with this Agreement (including the existence, validity, interpretation or breach hereof and any claim based on contract, tort or statute) shall be resolved by a binding arbitration, to be held in New York, New York pursuant to the Federal Arbitration Act and in accordance with the then-prevailing International Arbitration Rules of the American Arbitration Association (the “AAA”); provided that, notwithstanding the International Arbitration Rules of the AAA, Buyer and Seller shall select a single arbitrator by mutual agreement and, if such selection is not agreed to within thirty days, the parties will select an arbitrator in accordance with AAA rules. Each party shall bear its own expenses incurred in connection with arbitration and the fees and expenses of the arbitrator shall be shared equally by the parties involved in the dispute and advanced by them from time to time as required. It is the mutual intention and desire of the parties that the arbitrator be appointed as expeditiously as possible following the submission of the dispute to arbitration. Once such arbitrator is appointed and except as may otherwise be agreed in writing by the parties involved in such dispute or as ordered by the arbitrator upon substantial justification shown, the hearing for the dispute will be held within sixty days of submission of the dispute to arbitration. The arbitrator shall render its final award within sixty days, subject to extension by the arbitrator upon substantial justification shown of extraordinary circumstances, following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrator. Any discovery in connection with arbitration hereunder shall be limited to information directly relevant to the controversy or claim in arbitration. The arbitrator will state the factual and legal basis for the award. The decision of the arbitrator in any such proceeding will be final and binding and not subject to judicial review and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective. Any action against any party hereto ancillary to arbitration pursuant to this Section 9.14 (as determined by the arbitrator), including any action for provisional or conservatory measures or action to enforce an arbitration award or any judgment entered by any court in respect thereof may be brought in any federal court of competent jurisdiction located within the Southern District of the State of New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal court located within the Southern District of the State of New York over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action. Each of the parties hereto agrees that a judgment in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 9.13.

        Section 9.15.   Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Seller, the Selling Subsidiaries or any of their Affiliates shall have any liability for any obligations or liabilities of Seller or any Selling Subsidiary under this Agreement or the Ancillary Agreements of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby. No past, present or future director, officer, employee (including, without limitation, employees of the Business immediately following the Closing), incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Buyer or any of its Affiliates shall have any liability for any obligations or liabilities of Buyer under this Agreement or the Ancillary Agreements of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or the operation of the Business; provided that nothing herein shall limit the liability of any Person providing a Management Certificate for fraud. “Management Certificates” shall mean certificates provided by certain employees of the Business to Seller as of the date hereof and the Closing Date in connection with the transactions contemplated hereby.

        Section 9.16.   Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

        Section 9.17.   Specific Performance. Each party acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the other party and the other party will not have an adequate remedy at Law. Therefore, the obligations of Seller under this Agreement, including Seller’s obligation to sell or cause to be sold the Shares and the Transferred Assets to Buyer and Buyer’s obligation to purchase the Shares and the Transferred Assets from Seller and the Selling Subsidiaries, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith (following the arbitration procedures set forth in Section 9.14(b)). Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

        IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto as of the date first above written.

FINANCIÈRE DAUNOU 1 S.A.

By:	_______________________________
Name:
Title:

CROWN HOLDINGS, INC.

By:	_______________________________
Name:
Title:

By:	_______________________________
Name:
Title:

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